As filed with the Securities and Exchange Commission on September 29, 2016

Registration No. 333-213370

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST BANCORP

(Exact name of issuer as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	56-1421916 (I.R.S. Employer Identification Number)

First Bancorp

300 SW Broad Street

Southern Pines, North Carolina 28387

(910) 246-2500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Richard H. Moore

Chief Executive Officer

300 SW Broad Street

Southern Pines, North Carolina 28387

(910) 246-2500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Neil E. Grayson, Esq. B.T. Atkinson, Esq. Nelson Mullins Riley & Scarborough LLP 104 S. Main Street, Suite 900 Greenville, South Carolina 29601 (864) 250-2235	Todd H. Eveson, Esq. Jonathan A. Greene, Esq. Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 882-7153

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value	3,799,998	(1)	Not Applicable	$72,106,403.00	(2)	$7,261.11	(3)

(1)	Represents the maximum number of shares of common stock of First Bancorp (“FBNC”) that may be issued to holders of shares of common stock of Carolina Bank Holdings, Inc. (“CLBH”) in the merger described herein, assuming the exercise of the outstanding options to acquire shares of Carolina Bank Holdings, Inc. common stock for which Carolina Bank Holdings, Inc. has not entered into an agreement with the option holder to cash out such options prior to the merger.

(2)	Estimated solely for the purpose of determining the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(f)(1) and 457(c) of the Securities Act, based on the market value of the shares of Carolina Bank Holdings, Inc. common stock expected to be exchanged for First Bancorp’s common stock in connection with the merger, as established by the average of the high and low sales prices of Carolina Bank Holdings, Inc. common stock on NASDAQ on August 23, 2016 of $19.26. The registration fee was recalculated as follows: 5,044,858 shares of CLBH common stock outstanding, with 11,692 options outstanding. Assuming all options are exercised, the market value of the securities to be received by FBNC equals 5,056,550*19.26= $97,389,153.00 minus the cash to be paid by FBNC to CLBH shareholders (5,056,550*$20.00*25%) = $25,282,750.00. The resulting proposed maximum aggregate offering price for purposes of the fee equals ($97,389,153.00 - $25,282,750.00) = $72,106,403.00.

(3)	Computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price. The rate of $100.70 per $1,000,000 results in a filing fee of $7,261.11, which was previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Preliminary—Subject to Completion Dated SEPTEMBER 29, 2016

PROXY STATEMENT	PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Carolina Bank Holdings, Inc.:

These materials are a proxy statement of Carolina Bank Holdings, Inc. (“CLBH”), and a prospectus of First Bancorp (the “Registrant” or “First Bancorp”). They are furnished to you in connection with the notice of special meeting of CLBH shareholders to be held on [•], 2016. At the special meeting of CLBH shareholders, you will be asked to vote on the merger of CLBH with and into First Bancorp described in more detail herein and to approve, on a non-binding advisory basis, the compensation that certain executive officers of CLBH will receive in connection with the merger pursuant to existing agreements or arrangements with CLBH.

As of [•], 2016, the record date for the CLBH shareholders meeting, there were [•] shares of common stock outstanding and entitled to vote at that meeting. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of CLBH common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. You will also be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement, which proposal will be approved if the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal.

Subject to the election procedures described in this document, in connection with the merger if approved and consummated, holders of CLBH common stock will be entitled to receive, in exchange for each share of CLBH common stock, consideration equal to either (i) 1.002 shares of First Bancorp common stock, or (ii) $20.00 in cash, without interest; provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock.

As a result, a maximum of [•] shares of First Bancorp common stock will be issued to CLBH shareholders if the merger is approved and consummated. This document is a First Bancorp prospectus with respect to the offering and issuance of such shares of First Bancorp common stock.

First Bancorp’s common stock trades on The NASDAQ Global Select Market under the ticker symbol “FBNC”. CLBH’s common stock trades on The NASDAQ Global Market under the ticker symbol “CLBH”.

The accompanying materials contain information regarding the proposed merger and the companies participating in the merger, and the Agreement and Plan of Merger and Reorganization pursuant to which the merger will be consummated if approved. We encourage you to read the entire document carefully, including “Risk Factors” section beginning on page 22 for a discussion of the risks related to the proposed merger.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), nor any state securities commission or any other bank regulatory agency has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of the disclosures in this document. Any representation to the contrary is a criminal offense. Shares of common stock of First Bancorp are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency.

The date of these materials is [•], 2016, and they are expected to be first mailed to CLBH shareholders on or about [•], 2016.

WHERE YOU CAN FIND MORE INFORMATION

Both First Bancorp and CLBH are subject to the information requirements of the Securities Exchange Act of 1934, as amended, which means that they are both required to file certain reports, proxy statements, and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that either First Bancorp or CLBH files with the SEC at the Public Reference Room of the SEC at 100 F Street N.E., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC. Such filings are also available free of charge at First Bancorp’s website at http://investor.localfirstbank.com under the “SEC Filings” link or from CLBH’s website at http://www.carolinabank.com under the “Investor Relations” heading. Except as specifically incorporated by reference into this document, information on those websites or filed with the SEC is not part of this document.

First Bancorp has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that First Bancorp and CLBH have previously filed, and that they may file through the date of the special meeting of CLBH shareholders, with the SEC. They contain important business information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” on page 77. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

First Bancorp 300 SW Broad Street Southern Pines, North Carolina 28387 Attention: Investor Relations (910) 246-2500	Carolina Bank Holdings, Inc. 101 North Spring Street Greensboro, North Carolina 27401 Attention: Investor Relations (336) 288-1898

To obtain timely delivery of these documents, you must request the information no later than [•], 2016 in order to receive them before CLBH’s special meeting of shareholders.

First Bancorp common stock is traded on The NASDAQ Global Select Market under the ticker symbol “FBNC”, and CLBH common stock is traded on The NASDAQ Global Market under the ticker symbol “CLBH.”

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

Notice of Special Meeting of Shareholders

To Be Held On [•], 2016

NOTICE is hereby given that a Special Meeting of Shareholders of Carolina Bank Holdings, Inc. will be held as follows:

Place:	Carolina Bank Corporate Headquarters
101 North Spring Street, 3rd Floor
Greensboro, North Carolina 27401

Date:	[•], 2016

Time:	[•]

The purposes of the meeting are:

1.	To consider and vote on the Agreement and Plan of Merger and Reorganization, under which Carolina Bank Holdings, Inc. (“CLBH”) will merge with and into First Bancorp, as more particularly described in the accompanying materials;

2.	To cast a non-binding advisory vote to approve the compensation that certain executive officers of CLBH will receive under existing agreements or arrangements with CLBH in connection with the merger;

3.	To consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If CLBH shareholders approve the merger agreement, CLBH will be merged with and into First Bancorp. Unless adjusted pursuant to the terms of the merger agreement, CLBH shareholders may elect to receive shares of First Bancorp common stock or cash in exchange for each of their shares of CLBH common stock in the merger on the following basis:

•	1.002 shares of First Bancorp common stock for each share of CLBH common stock; or

•	$20.00 in cash, without interest, for each share of CLBH common stock.

provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. If the aggregate cash elections are greater than the maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the maximum, all such stock elections will be subject to proration, all as more fully explained under the heading “Proposal No. 1 – The Merger-The Merger Consideration” (page 43).

Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of CLBH common stock entitled to vote at the special meeting. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

Only shareholders of record of CLBH common stock at the close of business on [•], 2016 will be entitled to vote at the special meeting or any adjournments thereof. CLBH’s Board of Directors has adopted a resolution approving the merger and the merger agreement and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal.

Business and financial information about CLBH is available without charge to you upon written or oral request made to T. Allen Liles, Chief Financial Officer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401, telephone number (336) 286-8746. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than [•], 2016.

YOUR VOTE IS VERY IMPORTANT. You can vote your shares over the internet or by telephone. If you requested or received a paper proxy card or voting instruction form by mail, you may also vote by signing, dating and returning your proxy card or voting instruction form. If you are the record holder of the shares, you may change your vote by: (1) if you voted over the internet or by telephone, voting again over the internet or by telephone by the applicable deadline described herein; (2) if you previously completed and returned a proxy card, submitting a new proxy card with a later date and returning it to CLBH prior to the vote at the special meeting; (3) submitting timely written notice of revocation to our Corporate Secretary, at Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401 at any time prior to the vote at the special meeting; or (4) attending the special meeting in person and voting your shares at the special meeting. If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank, or other similar entity giving you the right to vote your shares, you may change your vote by attending the special meeting and voting in person.

By Order of the Board of Directors,

[•], 2016
Greensboro, North Carolina	Robert T. Braswell President and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you may have about the merger and the CLBH special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all of the information that might be important to you with respect to the merger and the CLBH special meeting. Additional important information is also contained in the documents incorporated by reference into this document. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” on page 77.

Q: What am I being asked to approve?

A:  You are being asked to (1) approve the merger agreement between CLBH and First Bancorp, pursuant to which CLBH will be merged with and into First Bancorp, (2) approve, on a non-binding advisory basis, the compensation that certain executive officers of CLBH will receive in connection with the merger pursuant to existing agreements or arrangements with CLBH, and (3) approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of CLBH common stock. Approval of the merger-related compensation proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. Approval of the adjournment proposal requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The CLBH Board of Directors has unanimously approved and adopted the merger and recommends voting “FOR” approval of this merger agreement, “FOR” approval of the merger-related compensation proposal, and “FOR” approval of the adjournment proposal.

Q: When is the merger expected to be completed?

A:  We plan to complete the merger during the fourth quarter of 2016 or first quarter of 2017, subject to receipt of all required regulatory approvals.

Q: What will I receive in the merger?

A:  You will receive either 1.002 shares of First Bancorp common stock, or $20.00 in cash, without interest, for each share of CLBH common stock; provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. First Bancorp will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive trading days ending on the fifth business day immediately prior to the later of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the CLBH shareholders to the merger.

To review what you will receive in the merger in greater detail, see “Proposal No. 1 – The Merger-The Merger Consideration” beginning on page 43.

Q: What should I do now?

A:  After you have carefully read this document, vote by proxy over the internet, by telephone or through the mail. If you hold shares of CLBH common stock in more than one account, you must vote all shares over the internet, by telephone or through the mail. If you vote over the internet or by telephone, you do not need to return any documents through the mail.

If you vote using one of the methods described below, you will be designating Donald H. Allred, Abby Donnelly and James E. Hooper as your proxies to vote your shares as you instruct. If you vote without giving specific voting instructions, these individuals will vote your shares by following the recommendations of the CLBH Board of Directors. If any other business properly comes before the special meeting, these individuals will vote on those matters in their discretion.

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Registered Holder: You do not have to attend the special meeting to vote. The CLBH Board of Directors is soliciting proxies so that you can vote before the special meeting. Even if you currently plan to attend the special meeting, we recommend that you vote by proxy before the special meeting so that your vote will be counted if you later decide not to attend. However, if you attend the special meeting and vote your shares by ballot, your vote at the special meeting will revoke any vote you submitted previously by proxy. If you are the record holder of your shares, there are three ways you can vote by proxy:

•	By Internet: You may vote over the internet by going to www.proxyvote.com and following the instructions when prompted;

•	By Telephone: You may vote by telephone by calling toll free 1-800-690-6903; or

•	By Mail: You may vote by completing, signing, dating and returning the enclosed proxy card.

Street Holder: If your shares are held in street name, you may vote your shares before the special meeting by mail, by completing, signing, and returning the voting instruction form you received from your brokerage firm, bank or other similar entity. You should check your voting instruction form to see if any alternative method, such as internet or telephone voting, is available to you.

Q: Can I change my vote?

A: Yes. If you are a holder of record of CLBH common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to CLBH’s corporate secretary, (iii) attending the CLBH special meeting in person, notifying the corporate secretary and voting by ballot at the CLBH special meeting or (iv) voting by telephone or the Internet at a later time. Attendance at the CLBH special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by CLBH after the vote will not affect the vote. CLBH’s corporate secretary’s mailing address is: Corporate Secretary, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401.

If you hold your shares of CLBH common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

Q: How can I elect stock, cash or both?

A:  You may indicate a preference to receive First Bancorp common stock, cash or a combination of both in the merger by completing an election form that will be sent to you as soon as practicable after the merger is consummated. The total merger consideration will be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum. If you do not make an election by 4:00 P.M. Eastern Standard time on [•], 2016, First Bancorp shall have the authority to determine the type of consideration to be exchanged for such non-election shares. CLBH’s Board of Directors makes no recommendation as to whether you should choose First Bancorp common stock or cash or a combination of both for your shares of CLBH common stock. You should consult with your own financial advisor on that decision.

Q: What information should I consider?

A:  We encourage you to read carefully this entire document and the documents incorporated by reference herein. Among other disclosures, you should review the factors considered by CLBH’s Board of Directors discussed in “Proposal No. 1 – The Merger-Background of the Merger” beginning on page 29 and “Proposal No.1 – The Merger-CLBH’s Reasons for the Merger and Recommendation of the CLBH Board of Directors” beginning on page 31.

Q: What are the tax consequences of the merger to me?

A:  We expect that the exchange of shares of CLBH common stock for First Bancorp common stock by CLBH shareholders generally will be tax-free to you for federal income tax purposes. However, you will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances and on the cash received in exchange for your shares of CLBH common stock, including cash received in lieu of fractional shares of First Bancorp common stock. To review the tax consequences to CLBH shareholders in greater detail, see “Proposal No. 1 – The Merger-Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel” beginning on page 65. Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

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Q: Are CLBH shareholders entitled to dissenters’ rights?

A: No, CLBH shareholders are not entitled to dissenters’ rights. For further information, see “Proposal No.1 – The Merger-No Dissenters’ Rights in the Merger” beginning on page 65.

Q: Should I send in my stock certificates now?

A:  No. After the merger is completed, you will receive written instructions from First Bancorp for exchanging your CLBH common stock certificates for First Bancorp common stock and/or cash.

Q: Whom should I call with questions?

A:  You should call T. Allen Liles, Chief Financial Officer, Carolina Bank Holdings, Inc., at (336) 286-8746.

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SUMMARY

This summary highlights material information from these materials regarding the proposed merger. For a more complete description of the terms of the proposed merger, you should carefully read this entire document and the documents incorporated by reference into this document. The Agreement and Plan of Merger and Reorganization, which is the legal document that governs the proposed merger, is in Appendix A to these materials. In addition, the sections entitled “Where You Can Find More Information,” in the forepart of this document and “Incorporation of Certain Documents By Reference” on page 77, contain references to additional sources of information about First Bancorp and CLBH.

•	The Companies (see pages 71 for First Bancorp and page 74 for CLBH)

First Bancorp

300 SW Broad Street

Southern Pines, North Carolina 28387

(910) 246-2500

First Bancorp is the sixth largest bank holding company headquartered in North Carolina. At June 30, 2016, First Bancorp had total consolidated assets of $3.47 billion, total loans of $2.60 billion, total deposits of $2.87 billion and shareholders’ equity of $362 million. First Bancorp conducts substantially all of its operations through its wholly-owned North Carolina bank subsidiary, First Bank (“First Bank”), which as of June 30, 2016, operated 88 branches covering a geographical area from Florence, South Carolina to the southeast, to Wilmington, North Carolina to the east, to Kill Devil Hills, North Carolina to the northeast, to Mayodan, North Carolina to the north, and to Asheville, North Carolina to the west.

First Bancorp engages in a full range of banking activities, with the acceptance of deposits and the making of loans being its most basic activities. First Bancorp offers deposit products such as checking, savings, and money market accounts, as well as time deposits, including various types of certificates of deposits (CDs) and individual retirement accounts (IRAs). First Bancorp provides loans for a wide range of consumer and commercial purposes, including loans for business, agriculture, real estate, personal uses, home improvement and automobiles. First Bancorp also offers credit cards, debit cards, letters of credit, safe deposit box rentals and electronic funds transfer services, including wire transfers. In addition, First Bancorp offers internet banking, mobile banking, cash management and bank-by-phone capabilities to its customers, and is affiliated with ATM networks that give its customers access to 67,000 ATMs, with no surcharge fee. First Bancorp also offers a mobile check deposit feature for its mobile banking customers that allows them to securely deposit checks via their smartphone. For its business customers, First Bancorp offers remote deposit capture, which provides them with a method to electronically transmit checks received from customers into their bank account without having to visit a branch. First Bancorp is a member of the Certificate of Deposit Account Registry Service, which gives its customers the ability to obtain FDIC insurance on deposits of up to $50 million, while continuing to work directly with their local First Bank branch.

First Bank was organized in 1934 and began banking operations in 1935 as First Bank of Montgomery, named for the county in which it operated. First Bancorp was incorporated in North Carolina on December 8, 1983, as Montgomery Bancorp, for the purpose of acquiring 100% of the outstanding common stock of Bank of Montgomery through a stock-for-stock exchange. In 1985, Bank of Montgomery changed its name to First Bank, and on December 31, 1986, Montgomery Bancorp changed its name to First Bancorp to conform to the name of its banking operations, First Bank.

Until September 2013, First Bank’s main office was in Troy, North Carolina, located in the center of Montgomery County. In September 2013, First Bancorp and First Bank moved their main offices approximately 45 miles to Southern Pines, North Carolina, in Moore County. First Bancorp’s principal executive offices are located at 300 SW Broad Street, Southern Pines, North Carolina 28387, and its telephone number is (910) 246-2500. Its website is http://www.localfirstbank.com. Information on First Bancorp’s website is not incorporated into this document by reference and is not a part hereof.

For a complete description of First Bancorp’s business, financial condition, results of operations and other important information, please refer to First Bancorp’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended June 30, 2016. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

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Carolina Bank Holdings, Inc.

101 North Spring Street

Greensboro, North Carolina 27401

(336) 288-1898

CLBH was incorporated as a North Carolina corporation on August 16, 2000 and is the holding company for Carolina Bank, a full-service, North Carolina-chartered community bank operating in the Piedmont Triad region of North Carolina. CLBH is headquartered in Greensboro, the third-largest city in North Carolina, and conducts business through eight full-service banking offices located in Greensboro (three), Asheboro, Burlington, High Point and Winston-Salem (two) and loan production offices in Burlington, Chapel Hill, Pinehurst and Sanford. Carolina Bank commenced operations in November 1996 and reorganized into the holding company form of organization during the third quarter of 2000.

Carolina Bank engages in a general banking business in Guilford, Alamance, Randolph and Forsyth Counties, North Carolina. Its operations are primarily commercially oriented and directed to individuals and small- to medium-sized businesses. Its deposits and loans are derived primarily from customers in its market area. Carolina Bank offers a range of banking products, including real estate, industrial, consumer and commercial loans, as well as a full array of deposit products, including checking, savings and money market accounts and certificates of deposit.  The bank started a mortgage banking division in 2007 to originate residential loans through third-party brokers and banks and to sell these loans at a profit to institutional investors. A retail loan production office was added to the mortgage loan division in 2010 and expanded to three retail loan production offices in addition to loan officers in five of the bank’s branch offices. The mortgage banking division originated approximately $672 million and $574 million in loans held for sale during 2015 and 2014, respectively, and $249.8 million in loans held for sale for the six months ended June 30, 2016. At June 30, 2016, CLBH had consolidated total assets of $706.5 million, including net loans held for investment of $471.2 million and loans held for sale of $57.4 million. Total deposits were $599.1 million as of June 30, 2016.

For a complete description of CLBH’s business, financial condition, results of operations and other important information, please refer to CLBH’s filings with the SEC that are incorporated by reference in this proxy statement/prospectus, including its Annual Report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended June 30, 2016. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

•	The Merger Agreement (see page 44)

If CLBH shareholders approve the merger agreement, subject to receipt of the required regulatory approvals and satisfaction of the other closing conditions, CLBH will be merged with and into First Bancorp. CLBH shareholders may elect to receive shares of First Bancorp common stock or cash in exchange for each of their shares of CLBH common stock in the merger on the following basis:

o	1.002 shares of First Bancorp common stock for each share of CLBH common stock; or

o	$20.00 in cash, without interest, for each share of CLBH common stock;

provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. You may elect any combination of stock or cash for all of your CLBH shares. If the aggregate cash elections are greater than the maximum, all such cash elections will be subject to proration, and, if the aggregate stock elections are greater than the maximum, all such stock elections will be subject to proration.

You will also receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive full trading days ending on the fifth business day immediately prior to the later of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the CLBH shareholders to the merger.

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Following the merger, CLBH’s subsidiary, Carolina Bank, will be merged with and into First Bank, First Bancorp’s wholly-owned North Carolina bank subsidiary, and First Bank will be the surviving bank.

The merger agreement is attached as Appendix A and is incorporated into this proxy statement/prospectus by reference. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

CLBH’s Reasons for the Merger and Recommendation of the CLBH Board of Directors (see page 31)

The Board of Directors of CLBH unanimously supports the merger and believes that it is in the best interests of CLBH and its shareholders. The Board of Directors of CLBH believes that the merger will allow CLBH to better serve its customers and markets and that a merger with a financial institution with greater size, expanded product offerings and a more liquid stock would better maximize the long-term value for CLBH shareholders. The Board of Directors believes that the terms of the merger are fair to and in the best interest of CLBH and its shareholders.

Accounting Treatment (see page 65)

The merger will be accounted for as a purchase of a business for financial reporting and accounting purposes under generally accepted accounting principles in the United States.

Conditions, Termination, and Effective Date (see pages 46)

The merger will not occur unless certain conditions are met, and First Bancorp or CLBH can terminate the merger agreement if specified events occur or fail to occur. Following the merger, CLBH’s subsidiary, Carolina Bank, will be merged into First Bancorp’s North Carolina bank subsidiary, First Bank.

The merger and the bank merger must be approved by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. As of the date of this proxy statement/prospectus, First Bancorp has filed the applications and notifications to obtain the required regulatory approvals.

The closing of the merger will not occur until after the merger is approved by the foregoing regulators and by the CLBH shareholders, the other conditions to closing have been satisfied, and the articles of merger are filed as required under North Carolina law.

U.S. Federal Income Tax Consequences (see page 65)

CLBH’s shareholders generally will not recognize gain or loss for U.S. federal income tax purposes on the receipt of shares of First Bancorp common stock in the merger in exchange for the shares of CLBH common stock surrendered. CLBH shareholders will be taxed, however, on any cash consideration they receive in the merger, including any cash they receive in lieu of fractional shares of First Bancorp common stock. First Bancorp shareholders will have no direct tax consequences as a result of the merger. Tax matters are complicated, and the tax consequences of the merger may vary among CLBH shareholders. We urge each CLBH shareholder to contact his, her or its own tax advisor to fully understand the tax implications of the merger.

Opinion of CLBH’s Financial Advisor (see page 33 and Appendix B)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), a nationally recognized investment banking firm retained by CLBH, has rendered an opinion to the Board of Directors of CLBH to the effect that, based on and subject to the procedures followed, matters considered, and limitations set forth in its written opinion, as of the date of its opinion, the merger consideration was fair from a financial point of view to the common shareholders of CLBH. A summary of Sandler O’Neill’s opinion begins on page 28 and the full opinion is attached as Appendix B to these materials.

•	Market Price and Dividend Information (see page 21)

First Bancorp’s common stock trades on The NASDAQ Global Select Market under the ticker symbol “FBNC”. CLBH’s common stock trades on The NASDAQ Global Market under the ticker symbol “CLBH”. The following table sets forth, for the periods indicated, the high, low and closing sales prices per share of First Bancorp’s and CLBH’s common stock as quoted on NASDAQ. First Bancorp paid quarterly dividends as shown below.

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	First Bancorp Common Stock								CLBH Common Stock
	High		Low		Close		Dividend		High		Low		Close		Dividend
2016
Third Quarter (through [•], 2016)	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
Second Quarter		21.94		17.15		17.58		0.08		18.91		15.01		17.48		–
First Quarter		19.59		17.83		18.85		0.08		18.42		13.04		16.80		–

2015																–
Fourth Quarter		19.92		16.01		18.74		0.08		18.49		12.82		18.44		–
Third Quarter		17.86		16.01		17.00		0.08		13.87		12.00		12.99		–
Second Quarter		17.85		15.18		16.68		0.08		12.98		9.65		12.12		–
First Quarter		18.64		15.00		17.56		0.08		10.20		9.30		9.65		–

2014
Fourth Quarter		18.86		15.55		18.47		0.08		10.00		9.14		9.65		–
Third Quarter		18.82		15.87		16.02		0.08		10.88		9.60		9.90		–
Second Quarter		19.25		16.48		18.35		0.08		10.97		9.00		9.77		–
First Quarter		19.65		15.91		19.00		0.08		10.73		9.56		10.25		–

The closing sales price of First Bancorp common stock as of June 21, 2016, the last trading day before the merger agreement was announced, was $18.98. The closing sales price of First Bancorp common stock as of August 26, 2016, the most recent date feasible for inclusion in these materials, was $20.06. The closing sales price of CLBH common stock as of June 21, 2016, the last trading day before the merger agreement was announced, was $15.97. The closing sales price of CLBH common stock as of August 26, 2016, the most recent date feasible for inclusion in these materials, was $19.59.

Because the exchange ratio is fixed and because the market price of First Bancorp common stock is subject to fluctuation, the market value of the shares of First Bancorp common stock that CLBH shareholders may receive in the merger may increase or decrease prior to and following the merger. CLBH shareholders are urged to obtain current market quotations for First Bancorp common stock, which are available at www.nasdaq.com.

The value of one share of CLBH common stock exchanged for cash is fixed at $20.00.

As of [•], 2016, there were approximately [•] record shareholders of CLBH’s common stock.

First Bancorp intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by First Bancorp’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of First Bancorp, and will depend on cash dividends paid to it by its subsidiary bank. The ability of First Bancorp’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.

No cash dividends were declared or paid on CLBH’s common stock in 2014, 2015, or the first two quarters of 2016 and CLBH does not currently anticipate that any dividends will be declared or paid on its common stock in the near future.

•	Differences in Legal Rights between Shareholders of CLBH and First Bancorp (see page 60)

Following the merger you will no longer be a CLBH shareholder and, if you receive shares of First Bancorp common stock following the merger, your rights as a shareholder will no longer be governed by CLBH’s articles of incorporation and bylaws. You will be a First Bancorp shareholder, and your rights as a First Bancorp shareholder will be governed by First Bancorp’s articles of incorporation and bylaws. Your former rights as a CLBH shareholder and your new rights as a First Bancorp shareholder are different in certain ways, including the following:

o	The articles of incorporation of First Bancorp authorize more shares of capital stock than the articles of incorporation of CLBH.

o	The bylaws of CLBH set forth different requirements for calling special meetings of shareholders than do the bylaws of First Bancorp.

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o	The bylaws of CLBH set forth different advance notice requirements for shareholder proposals than do the bylaws of First Bancorp.

o	The bylaws of First Bancorp provide that the number of directors may range between three to 18 directors while the bylaws of CLBH provide that the number of directors may range between five to 25 directors.

o	The bylaws of CLBH provide that if there are nine directors, then a staggered Board of Directors is required so that approximately one-third of the Board of Directors of CLBH is elected each year at the annual meeting of shareholders, otherwise, if there are less than nine directors, then directors shall be elected annually to serve one-year terms. The members of the Board of Directors of First Bancorp are elected annually to serve one-year terms.

o	The bylaws of First Bancorp set forth requirements for removal of directors. The bylaws of CLBH do not set forth any requirements for removal of directors.

o	The articles of incorporation of CLBH require supermajority shareholder approval of the holders of common stock for certain business transactions and under certain circumstances, while the articles of incorporation of First Bancorp only provide a supermajority requirement as it pertains to certain voting rights of holders of preferred stock.

o	The bylaws of CLBH do not contemplate actions by shareholders by written consent. The bylaws of First Bancorp permit shareholder action to be taken by unanimous written consent.

•	Interests of Directors and Officers of CLBH and Carolina Bank in the Merger (see page 51)

The directors and officers of CLBH have interests in the merger in addition to their interests as shareholders generally, including the following:

o	All outstanding CLBH stock options granted under the CLBH stock option plans whether or not exercisable, which are not cancelled in the merger will be converted into stock options to purchase shares of First Bancorp common stock exercisable upon the same terms and conditions as under the applicable CLBH option plan and applicable stock option agreement issued thereunder.

▪	From and after the effective time of the merger, (i) each CLBH option assumed by First Bancorp may be exercised solely for shares of First Bancorp common stock, (ii) the number of shares of First Bancorp common stock subject to each option shall be equal to the product of the number of shares of CLBH common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio, 1.002, provided, that any fractional shares of First Bancorp common stock subject to the converted options shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the Final FBNC Stock Price, less the exercise price of such converted option, and (iii) the per share exercise price under each CLBH option shall be adjusted by dividing the per share exercise price under each such option by the exchange ratio and rounding up to the nearest cent. Shares of First Bancorp common stock to be issued upon the exercise of converted CLBH options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

▪	Notwithstanding the foregoing, prior to the effective time of the merger, each holder of CLBH options may cancel, immediately prior to the effective time of the merger, any options held by such person in exchange for a cash payment at the closing of the merger equal to the product obtained by multiplying (1) the number of shares of CLBH common stock underlying such CLBH options, by (2) $20.00 less the exercise price per share under such CLBH options.

o	At the closing of the merger, Robert T. Braswell, President and Chief Executive Officer of CLBH, and T. Allen Liles, Executive Vice President and Chief Financial Officer of CLBH, will continue as consultants with First Bank pursuant to a respective Consulting and Noncompete Agreement.

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o	Employment agreements between CLBH and each of Messrs. Braswell and Liles, and Mr. Daniel D. Hornfeck and Mr. J. Richard Spiker II provide for change in control compensation upon the completion of the merger.

o	First Bancorp will indemnify and provide liability insurance to the present directors and officers of CLBH and Carolina Bank for a period of six years following the closing of the merger with respect to acts or omissions occurring prior to merger.

•	No Dissenters’ Rights in the Merger (see page 65)

CLBH shareholders are not entitled to appraisal or dissenters’ rights under North Carolina law in connection with the merger because CLBH common stock was listed on The NASDAQ Global Market on the record date for the special meeting.

•	Special Shareholders’ Meeting (see page 26)

Date, Time, and Place

The special meeting of shareholders of CLBH will be held on [•], 2016 at [•], at the main office of Carolina Bank, 101 North Spring Street, Greensboro, North Carolina 27401. At the special meeting, CLBH shareholders will be asked to:

•	approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	approve, on a non-binding advisory basis, the compensation that certain executive officers of CLBH will receive under existing agreements or arrangements with CLBH in connection with the merger; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the merger.

Record Date and Shares Entitled to Vote

You are entitled to vote at the CLBH shareholders’ meeting if you owned shares of CLBH common stock on [•], 2016. As of this date, [•] shares of CLBH common stock were outstanding and entitled to vote at the special meeting.

Support Agreements

As of the record date, directors and executive officers of CLBH and their affiliates beneficially owned and were entitled to vote approximately [•] shares of CLBH common stock, representing approximately [•]% of the shares of CLBH common stock outstanding on that date. All of the directors of CLBH have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the merger agreement is terminated in accordance with its terms or the CLBH Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.

Director Non-Compete Agreements

Simultaneously with the execution of the merger agreement, each of CLBH’s directors entered into a Director Non-Compete Agreement with First Bancorp. The Director Non-Compete Agreements contain provisions related to non-disclosure of confidential information, non-recruitment of employees, non-solicitation of customers, and non-competition.

Solicitation of Proxies

CLBH is soliciting your proxy in conjunction with the merger. CLBH will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, CLBH will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CLBH common stock and secure their voting instructions. CLBH will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, CLBH may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the CLBH shareholders, either personally or by telephone, facsimile, letter or electronic means.

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 Vote Required

As of the record date, [•] shares of CLBH common stock were issued and outstanding, each of which is entitled to one vote per share. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

Approval by holders of a majority of the shares of CLBH common stock outstanding on the record date is required to approve the merger agreement. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote against the merger agreement. The CLBH Board of Directors has unanimously adopted and approved the merger agreement and unanimously recommends that CLBH shareholders vote “FOR” the approval of the merger agreement.

As referenced above, all of the directors of CLBH have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the CLBH Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. As of the record date, CLBH’s directors owned [•] shares, or [•]%, of outstanding CLBH common stock (excluding shares underlying options).

The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of CLBH will receive under existing agreements or arrangements with CLBH in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The CLBH Board of Directors unanimously recommends that CLBH shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from CLBH in connection with the merger.

Approval of the merger agreement and approval of the compensation payable under existing agreements that certain CLBH officers will receive in connection with the merger are subject to separate votes of the CLBH shareholders, and approval of the compensation is not a condition to completion of the merger.

The approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The CLBH Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FIRST BANCORP

We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of First Bancorp at and for the periods indicated. You should read this data in conjunction with First Bancorp’s consolidated financial statements and notes thereto incorporated herein by reference from First Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015 and First Bancorp’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. Financial amounts as of and for the six months ended June 30, 2016 and 2015 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of First Bancorp believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2016 and 2015 indicate results for any future period.

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
STATEMENTS OF INCOME
Interest income	$65,442	$62,718	$126,655	$139,832	$147,511	$152,520	$155,768
Interest expense	3,709	3,410	6,908	8,223	10,985	17,320	23,565
Net interest income	61,733	59,308	119,747	131,609	136,526	135,200	132,203
Provision (reversal) for loan losses	(23)	677	(780)	10,195	30,616	79,672	41,301
Net interest income after provision for loan losses	61,756	58,631	120,527	121,414	105,910	55,528	90,902
Noninterest income	10,921	9,533	18,764	14,368	23,489	1,389	26,216
Noninterest expense	50,920	48,014	98,131	97,251	96,619	97,275	96,106
Net income before income taxes	21,757	20,150	41,160	38,531	32,780	(40,358)	21,012
Income tax expense (benefit)	7,281	6,918	14,126	13,535	12,081	(16,952)	7,370
Net income	14,476	13,232	27,034	24,996	20,699	(23,406)	13,642
Preferred stock dividends and discount accretion	117	429	603	868	895	2,809	6,166
Net income available to common shareholders	$14,359	$12,803	$26,431	$24,128	$19,804	$(26,215)	$7,476

COMMON AND PER SHARE DATA
Net income (loss) per common share:
Basic	$0.72	$0.65	$1.34	$1.22	$1.01	$(1.54)	$0.44
Diluted	0.70	0.63	1.30	1.19	0.98	(1.54)	0.44
Cash dividends declared per common share	0.16	0.16	0.32	0.32	0.32	0.32	0.32
Stated book value - common	17.64	16.51	16.96	16.08	15.30	14.51	16.66
Tangible book value - common	$13.80	$13.10	$13.56	$12.63	$11.81	$11.00	$12.53
Outstanding common shares	20,087,942	19,780,017	19,747,509	19,709,881	19,679,659	19,669,302	16,909,820
Weighted average basic common shares	19,852,580	19,750,316	19,767,470	19,699,801	19,675,597	17,049,513	16,856,072
Weighted average diluted common shares	20,627,012	20,481,466	20,499,727	20,434,007	20,404,303	17,049,513	16,883,244
Dividend payout ratio - basic	22.22%	24.62%	23.88%	26.23%	31.68%	-20.78%	72.73%

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	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
PERIOD-END BALANCES
Total assets	$3,466,546	$3,211,519	$3,362,065	$3,218,383	$3,185,070	$3,244,910	$3,290,474
Investment securities - carrying value	361,835	379,695	320,224	336,705	223,142	223,416	240,614
Total loans	2,598,134	2,412,779	2,518,926	2,396,174	2,463,194	2,376,457	2,430,386
Deposits	2,872,020	2,653,127	2,811,285	2,695,906	2,751,019	2,821,360	2,755,037
Borrowings	206,394	176,394	186,394	116,394	46,394	46,394	133,925
Shareholders’ equity	361,614	365,389	342,190	387,699	371,922	356,117	345,150

AVERAGE BALANCES
Total assets	$3,352,984	$3,196,920	$3,230,302	$3,219,915	$3,208,458	$3,311,289	$3,315,045
Interest-earning assets	3,046,867	2,906,251	2,936,624	2,907,098	2,805,112	2,857,541	2,834,938
Investment securities - carrying value	359,213	349,190	348,630	221,732	229,969	217,689	233,144
Total loans	2,547,054	2,390,403	2,434,602	2,434,331	2,419,679	2,436,997	2,461,995
Deposits	2,790,648	2,668,311	2,687,381	2,723,758	2,779,032	2,809,357	2,758,022
Borrowings	186,504	118,715	149,792	99,380	46,394	119,541	122,743
Shareholders’ equity	354,035	393,436	376,287	383,055	362,770	345,981	353,588

SELECT PERFORMANCE RATIOS
Return on average assets (1)	0.86%	0.81%	0.82%	0.75%	0.62%	-0.79%	0.23%
Return on average common equity (2)	8.33%	7.98%	8.04%	7.73%	6.78%	-9.29%	2.59%
Net interest margin - tax-equivalent (3)	4.14%	4.17%	4.13%	4.58%	4.92%	4.78%	4.72%

CAPITAL RATIOS
Shareholders’ equity as a percentage of assets	10.43%	11.38%	10.18%	12.05%	11.68%	10.97%	10.49%
Tangible common equity to tangible assets	8.18%	8.24%	8.13%	7.90%	7.46%	6.81%	6.58%
Common equity Tier 1 to Tier 1 risk weighted assets	11.09%	11.44%	11.22%	11.17%	10.34%	10.04%	10.36%
Tier 1 risk-based capital	13.08%	14.97%	13.30%	16.35%	15.53%	15.39%	15.46%
Total risk-based capital	14.10%	16.23%	14.45%	17.60%	16.79%	16.65%	16.72%
Tier 1 leverage	10.38%	11.29%	10.38%	11.61%	11.18%	10.24%	10.21%

ASSET QUALITY INFORMATION
Nonperforming assets - Total	$77,852	$99,369	$89,293	$114,011	$152,588	$202,351	$263,271
Nonperforming assets - Non-covered	69,828	86,136	77,193	95,330	81,965	106,105	122,309
Nonperforming assets to total assets	2.25%	3.09%	2.66%	3.54%	4.79%	6.24%	8.00%
Nonperforming assets to total assets - non-covered	2.06%	2.78%	2.37%	3.09%	2.78%	3.64%	4.30%
Net loan charge-offs to average total loans	0.20%	0.78%	0.46%	0.74%	1.18%	3.06%	2.00%
Net loan charge-offs to average total loans - non-covered	0.35%	0.83%	0.58%	0.65%	0.72%	3.02%	1.52%
Allowance for loan losses to total loans	1.00%	1.33%	1.13%	1.70%	1.97%	1.95%	1.70%
Allowance for loan losses to total loans - non-covered	0.99%	1.31%	1.11%	1.69%	1.96%	1.99%	1.72%

OTHER DATA
Number of full-service branches	88	87	88	87	96	97	97
Number of full-time equivalent employees	844	806	812	798	855	831	830

(1) Calculated by dividing net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing net income (loss) available to common shareholders by average common equity.

(3) Calculated by dividing tax equivalent net interest income by average interest-earning assets. The tax equivalent adjustment was $1.0 million and $0.8 million for the six months ended June 30, 2016 and June 30, 2015, respectively, and 1.6 million, $1.5 million, $1.5 million, $1.6 million, and $1.3 million for the years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

13

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF CLBH

We are providing the following information to help you analyze the financial aspects of the merger. The following tables set forth summary historical operations and financial condition data and summary performance, asset quality and other information of CLBH at and for the periods indicated. You should read this data in conjunction with CLBH’s Consolidated Financial Statements and notes thereto incorporated herein by reference from CLBH’s Annual Report on Form 10-K for the year ended December 31, 2015 and CLBH’s quarterly report on Form 10-Q for the quarter ended June 30, 2016. Financial amounts as of and for the six months ended June 30, 2016 and 2015 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of CLBH believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2016 and 2015 indicate results for any future period.

	At and for the Six Months Ended June 30,		At and for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(in thousands, except per share data)
STATEMENTS OF INCOME
Interest income	$13,227	$13,053	$26,370	$26,448	$26,071	$29,393	$30,790
Interest expense	1,427	1,378	2,725	3,191	3,756	5,206	6,695
Net interest income	11,800	11,675	23,645	23,257	22,315	24,187	24,095
Provision for loan losses	-	835	1,085	1,436	3,450	2,360	6,850
Net interest income after provision for loan losses	11,800	10,840	22,560	21,821	18,865	21,827	17,245
Noninterest income	5,558	7,411	13,643	9,413	14,334	19,650	11,182
Noninterest expense	14,084	13,643	27,934	27,004	27,620	30,243	25,473
Net income before income taxes	3,274	4,608	8,269	4,230	5,579	11,234	2,594
Income tax expense	930	1,313	2,502	884	1,569	3,732	557
Net income	2,344	3,295	5,767	3,346	4,010	7,502	2,397
Preferred stock dividends and discount accretion	-	341	341	933	1,082	1,226	1,174
Net income available to common shareholders	$2,344	$2,954	$5,426	$2,413	$2,928	$6,276	$1,223

COMMON AND PER SHARE DATA
Net income per common share:
Basic	$0.47	$0.78	$1.24	$0.70	$0.86	$1.85	$0.36
Diluted	0.46	0.70	1.17	0.70	0.85	1.85	0.36
Cash dividends declared per common share	-	-	-	-	-	-	-
Book value per common share	12.71	11.72	12.18	12.13	11.26	11.30	9.27
Outstanding common shares	5,043,108	4,986,380	5,021,330	3,434,680	3,428,776	3,387,045	3,387,045
Weighted average basic common shares	5,037,437	3,768,827	4,389,086	3,431,385	3,410,974	3,387,045	3,387,045
Weighted average diluted common shares	5,041,832	4,224,666	4,260,411	3,433,603	3,426,764	3,395,383	3,387,045
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

PERIOD-END BALANCES
Total assets	$706,495	$683,685	$700,798	$679,263	$661,807	$691,868	$673,325
Investment securities available for sale, at fair value	45,610	48,198	47,360	51,200	62,016	42,036	42,208
Total loans, including loans held for sale	534,215	531,897	505,387	511,969	472,469	593,490	578,986
Deposits	599,148	592,719	607,307	594,898	579,097	590,925	596,639
Federal Home Loan Bank advances	12,627	2,733	2,681	2,785	2,885	15,982	3,075
Shareholders’ equity	64,120	58,460	61,139	52,655	49,604	53,862	46,558

AVERAGE BALANCES
Total assets	$704,553	$690,984	$689,842	$664,812	$671,529	$671,376	$668,753
Interest-earning assets	660,500	646,386	643,032	620,996	627,492	626,735	621,888
Investment securities at amortized cost	61,951	64,660	63,650	75,588	57,695	43,635	48,354
Total loans, including loans held for sale	506,673	521,815	517,535	501,695	482,876	545,747	541,644
Deposits	599,609	602,444	599,496	582,991	585,112	588,392	593,698
Federal Home Loan Bank advances	11,881	2,755	2,729	3,170	3,428	3,736	3,204
Other borrowings	19,657	19,800	19,739	20,902	23,207	22,672	22,209
Shareholders’ equity	62,664	58,593	59,279	50,898	52,887	50,095	45,333

SELECT PERFORMANCE RATIOS
Return on average assets	0.67%	0.96%	0.84%	0.50%	0.60%	1.12%	0.36%
Return on average shareholders’ equity	7.52	11.34	9.73	6.57	7.58	14.98	5.29
Net interest margin	3.67	3.70	3.73	3.80	3.59	3.89	3.92

CAPITAL RATIOS
Average shareholders’ equity as a percentage of average assets	8.89%	8.48%	8.59%	7.66%	7.88%	7.46%	6.78%
Shareholders’ equity as a percentage of assets	9.08	8.55	8.72	7.75	7.50	7.79	6.91
Tier 1 risk-based capital	12.68	11.74	12.66	11.43	11.21	11.11	9.63
Total risk-based capital	14.30	13.72	14.39	13.68	13.88	14.02	12.53
Tier 1 leverage	10.33	9.65	10.16	9.11	8.88	9.09	8.04

ASSET QUALITY INFORMATION
Allowance for loan losses	$5,618	$5,795	$5,872	$6,520	$7,663	$9,944	$11,793
Nonaccrual loans	5,101	11,716	3,110	6,458	16,731	13,067	22,915
Nonperforming assets	9,313	17,068	7,702	12,068	19,060	19,007	29,643
Loans 90 days past due and still accruing interest	-	-	-	-	-	33	-
Net loans charged-off	254	1,560	1,733	2,579	5,731	4,209	7,416
Allowance for loan losses as a percentage of gross loans	1.05%	1.09%	1.16%	1.27%	1.62%	1.68%	2.04%
Nonaccrual loans and loans 90 days past due and still accruing interest as a percentage of gross loans	1.01	2.25	.60	1.29	3.46	2.39	4.23
Nonperforming assets and loans 90 days past due and still accruing interest as a percentage of total assets	1.32	2.50	1.10	1.78	2.88	2.75	4.40
Net loans charged-off as a percentage of average gross loans	0.10	0.60	0.33	0.51	1.19	0.77	1.37

OTHER DATA
Number of full-service branches	8	8	8	8	8	8	8
Number of full-time equivalent teammates	189	192	192	189	202	208	174

14

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of First Bancorp and CLBH and have been prepared to illustrate the effects of the merger involving First Bancorp and CLBH under the acquisition method of accounting with First Bancorp treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of CLBH, as of the effective date of the merger, will be recorded by First Bancorp at their respective fair values and the excess of the merger consideration over the fair value of CLBH's net assets will be allocated to goodwill. The unaudited pro forma condensed combined income statements for the fiscal year ended December 31, 2015 and the six months ended June 30, 2016 are presented as if the merger had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates.

15

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2016

	First		Pro Forma		Pro Forma
($ in thousands)	Bancorp	CLBH	Adjustments	Notes	Combined

ASSETS
Cash & due from banks, noninterest-bearing	$58,956	6,869	-		65,825
Due from banks, interest-bearing	189,404	64,199	(34,492)	1	219,111
Federal funds sold	143	-	-		143
Total cash and cash equivalents	248,503	71,068	(34,492)		285,079

Securities available for sale	219,762	45,610	-		265,372

Securities held to maturity	142,073	14,370	307	2	156,750

Loans and leases held for sale	4,104	57,432	-		61,536

Loans - noncovered	2,519,747	476,783	(10,119)	3	2,986,411
Loans - covered by FDIC loss share agreement	78,387	-	-		78,387
Total Loans	2,598,134	476,783	(10,119)		3,064,798
Allowance for loan losses - noncovered	(24,949)	(5,618)	5,618	4	(24,949)
Allowance for loan losses - covered	(1,074)	-	-		(1,074)
Total allowance for loan losses	(26,023)	(5,618)	5,618		(26,023)
Net loans	2,572,111	471,165	(4,501)		3,038,775

Premises and equipment	76,991	18,618	(2,000)	5	93,609
Other real estate	10,606	4,212	(1,376)	6	13,442
Goodwill	73,541	-	30,234	7	103,775
Other intangible assets	3,612	-	7,138	8	10,750
FDIC indemnification asset	5,157	-	-		5,157
Other	110,086	24,020	(1,099)	9	133,007
Total assets	$3,466,546	706,495	(5,789)		4,167,252

LIABILITIES
Deposits: Demand - noninterest-bearing	$709,887	140,717	-		850,604
Interest-bearing	2,162,133	458,431	(315)	10	2,620,249
Total deposits	2,872,020	599,148	(315)		3,470,853
Securities sold under agreement to repurchase	-	47	-		47
Borrowings	160,000	12,627	-		172,627
Subordinated notes and debentures	46,394	19,610	(3,399)	11	62,605
Other liabilities	26,518	10,943	-		37,461
Total liabilities	3,104,932	642,375	(3,714)		3,743,593

SHAREHOLDERS’ EQUITY
Preferred stock	7,287	-	-		7,287
Common stock	139,832	5,043	61,582	12	206,457
Additional paid-in-capital	-	29,448	(29,448)	13	-
Retained earnings	216,223	28,518	(33,098)	14	211,643
Stock in directors' rabbi trust	-	(2,015)	-		(2,015)
Directors' deferred fee obligation	-	2,015	-		2,015
Accumulated other comprehensive income	(1,728)	1,111	(1,111)	15	(1,728)
Total shareholders’ equity	361,614	64,120	(2,075)		423,659
Total liabilities and shareholders’ equity	$3,466,546	706,495	(5,789)		4,167,252

16

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Months Ended June 30, 2016

					First Bancorp
	First		Pro Forma		and CLBH - Pro
	Bancorp	CLBH	Adjustments	Notes	Forma Combined
	($ in thousands, except per share data)
Interest income
Interest and fees on loans	$60,382	$11,983	$-		$72,365
Interest on investment securities
Taxable interest income	3,784	717	(31)	16	4,470
Tax exempt interest income	877	233	-		1,110
Other, principally overnight investments	399	294	(345)	17	348
Total interest income	65,442	13,227	(376)		78,293

Interest expense
Savings, checking and money market accounts	803	466	-		1,269
Time deposits	1,803	508	32	18	2,343
Borrowings	1,103	453	94	19	1,650
Total interst expense	3,709	1,427	126		5,262
Net interest income	61,733	11,800	(502)		73,031
Provision for loan losses - noncovered	2,109	-	-		2,109
Provision (reversal) for loan losses - covered	(2,132)	-	-		(2,132)
Total provision (reversal) for loan losses	(23)	-	-		(23)
Net interest income after provision (reversal) for loan losses	61,756	11,800	(502)		73,054

Noninterest income
Service charges on deposit accounts	5,250	239	-		5,489
Other charges, commissions and fees	5,873	359	-		6,232
Mortgage banking income	781	4,582	-		5,363
Commissions from sales of insurance and financial products	1,875	25	-		1,900
SBA consulting fees	720	-	-		720
Bank-owned life insurance income	1,012	182	-		1,194
Securities gains (losses)	3	-	-		3
Foreclosed property gains (losses) - noncovered	(793)	(75)	-		(868)
Foreclosed property gains (losses) - covered	870	-	-		870
Indemnification asset income	(4,544)	-	-		(4,544)
Other gain (losses)	(126)	171	-		45
Total noninterest income	10,921	5,483	-		16,404

Noninterest expenses
Salaries and employee benefits	29,319	8,680	-		37,999
Occupancy and equipment expense	5,575	1,448	-		7,023
Merger and acquisition expenses	686	585	-		1,271
Intangibles amortization	447	-	377	20	824
Other	14,893	3,296	-		18,189
Total noninterest expenses	50,920	14,009	377		65,306
Income before income taxes	21,757	3,274	(879)		24,152
Income taxes	7,281	930	(325)		7,886
Net income	14,476	2,344	(554)		16,266
Preferred stock dividends	(117)	-	-		(117)
Net income available to common shareholders	$14,359	$2,344	$(554)		$16,149
Basic earnings per share	$0.72	$0.47			$0.68
Diluted earnings per share	$0.70	$0.46			$0.67
Weighted average common shares - basic	19,852,580	5,037,000	(1,247,105)	21	23,642,475
Weighted average common shares - diluted	20,627,012	5,042,000	(1,252,105)	21	24,416,907

17

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2015

					First Bancorp
	First		Pro Forma		and CLBH - Pro
	Bancorp	CLBH	Adjustments	Notes	Forma Combined
	($ in thousands, except per share data)
Interest income
Interest and fees on loans	$117,872	$24,314	$-		$142,186
Interest on investment securities
Taxable interest income	6,296	1,310	(61)	16	7,545
Tax exempt interest income	1,829	479	-		2,308
Other, principally overnight investments	658	267	(690)	17	235
Total interest income	126,655	26,370	(751)		152,274

Interest expense
Savings, checking and money market accounts	1,192	953	-		2,145
Time deposits	4,127	1,142	63	18	5,332
Borrowings	1,589	630	189	19	2,408
Total interst expense	6,908	2,725	252		9,885
Net interest income	119,747	23,645	(1,003)		142,389
Provision for loan losses - noncovered	2,008	1,085	-		3,093
Provision (reversal) for loan losses - covered	(2,788)	-	-		(2,788)
Total provision (reversal) for loan losses	(780)	1,085	-		305
Net interest income after provision (reversal) for loan losses	120,527	22,560	(1,003)		142,084

Noninterest income
Service charges on deposit accounts	11,648	558	-		12,206
Other charges, commissions and fees	10,906	674	-		11,580
Mortgage banking income	2,532	12,054	-		14,586
Commissions from sales of insurance and financial products	2,580	41	-		2,621
Bank-owned life insurance income	1,665	360	-		2,025
Securities gains (losses)	(1)	27	-		26
Foreclosed property gains (losses) - noncovered	(2,504)	(107)	-		(2,611)
Foreclosed property gains (losses) - covered	1,018	-	-		1,018
Indemnification asset income	(8,615)	-	-		(8,615)
Other gain (losses)	(465)	71	-		(536)
Total noninterest income	18,764	13,536	-		32,300

Noninterest expenses
Salaries and employee benefits	56,794	17,784	-		74,578
Occupancy and equipment expense	11,107	3,105	-		14,212
Intangibles amortization	722	-	754	20	1,476
Other	29,508	6,938	-		36,446
Total noninterest expenses	98,131	27,827	754		126,712
Income before income taxes	41,160	8,269	(1,757)		47,672
Income taxes	14,126	2,502	(650)		15,978
Net income	27,034	5,767	(1,107)		31,694
Preferred stock dividends	(603)	(341)	-		(944)
Net income available to common shareholders	$26,431	$5,426	$(1,107)		$30,750
Basic earnings per share	$1.34	$1.24			$1.31
Diluted earnings per share	$1.30	$1.17			$1.28
Weighted average common shares - basic	19,767,470	4,389,086	(599,191)	21	23,557,365
Weighted average common shares - diluted	20,499,727	4,620,411	(830,516)	21	24,289,622

18

Notes to Unaudited Pro Forma Consolidated Information

($ in thousands except per share data)

Note I – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

1.	This represents the cash portion of the merger consideration of $25,215, the cash out of the employee stock options of $122 and merger-related charges that are expected to be incurred amounting to $9,155.

2.	This is the estimated fair market value adjustment to the held to maturity securities portfolio.

3.	This is the estimated fair value adjustment of the acquired loan portfolio, based on First Bancorp’s evaluation.

4.	The existing CLBH allowance for loan losses is not carried over under applicable accounting rules.

5.	This is the estimated fair market value adjustment to CLBH’s land and buildings, based on First Bancorp’s evaluation.

6.	This is the estimated fair market value adjustment to CLBH’s foreclosed real estate holdings, based on First Bancorp’s evaluation.

7.	This is the estimated goodwill that will be created in this transaction as a result of the consideration paid being greater than the net assets acquired.

8.	This is the estimated core deposit intangible related to acquired core deposit accounts.

9.	This is the estimated deferred tax liability associated with the fair market value adjustments at a 34% blended effective tax rate.

10.	This is the estimated fair market value adjustment associated with the interest rate being paid on time deposits based on similar market products.

11.	This is the estimated fair market value adjustment associated with CLBH borrowings.

12.	This is the adjustment necessary to reflect the expected issuance of 3,789,896 shares of First Bancorp common stock based at a value of $17.58 per share (the closing price of First Bancorp stock on June 30, 2016), resulting in stock merger consideration of approximately $66,625.

13.	The additional paid-in-capital of CLBH is eliminated as part of the accounting entries to reflect the transaction.

14.	This reflects the elimination of CLBH’s retained earnings as part of the accounting entries to reflect the transaction as well as the estimated merger-related expense that will be incurred by First Bancorp and will reduce First Bancorp’s retained earnings, which was estimated at one-half of the total expected merger-related charges.

15.	The accumulated comprehensive income of CLBH is eliminated as part of the accounting entries to reflect the transaction.

16.	This reflects the expected amortization expense associated with the fair market value adjustment related to securities.

17.	This is the estimate of foregone interest income that is expected as a result of the cash outlay described in note 1.

18.	This is the estimate of amortization expense associated with the fair market value adjustment related to time deposits.

19

19.	This is the estimate of amortization expense associated with the fair market value adjustment related to borrowings.

20.	This is the estimated amortization expense of the core deposit intangible.

21.	This is the adjustment necessary to reflect the expected number of First Bancorp shares to be issued as merger consideration of 3,789,896.

Note II – Merger Related Charges

The estimated transaction costs related to the merger are approximately $9.1 million, net of tax. This cost is included in the Pro Forma Combined Consolidated Balance Sheet. These estimated transaction costs are still being developed and will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. These costs will be recorded as non-interest expense as incurred. The pro forma presentation of transaction costs is in the following table.

Merger Transaction Costs Schedule
Salaries and employee benefits	$6,300
Professional fees	2,500
Other noninterest expense	4,300
Total merger related costs	13,100
Applicable tax benefit	4,000
Net expense after tax benefit	$9,100

Note III – Preliminary Purchase Accounting Allocation

The unaudited pro forma combined consolidated financial information reflects the issuance of 3,789,896 shares of First Bancorp common stock with an aggregate value of $66.6 million, as well as cash consideration of approximately $25.3 million. The merger will be accounted for using the acquisition method of accounting; accordingly, First Bancorp’s cost to acquire CBLH will be allocated to the assets (including identifiable intangible assets) and liabilities of CLBH at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values, as summarized in the following table.

$ 66,625	Stock consideration (5,043 X 75% X 1.002 Exchange Ratio X $17.58 FBNC Stock Price on 6/30/16)
25,332	Cash consideration
91,957	Total merger consideration
64,120	Equity of CLBH
27,837	Preliminary goodwill amount
4,580	Deal charges – assumed that 50% are incurred by CLBH
Fair Value Adjustments
(307)	Held to maturity securities
4,501	Loan mark, net of allowance
2,000	Premises
1,376	Foreclose real estate
(7,138)	Core deposit intangible
(315)	Time deposits interest rate mark
(3,399)	Trust preferred security interest rate mark
1,099	Deferred tax liability associated with fair value adjustments
$ 30,234	Total goodwill

20

COMPARATIVE PER COMMON SHARE DATA

The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (i) First Bancorp and CLBH on a historical basis, (ii) First Bancorp and CLBH on a pro forma combined basis, and (iii) CLBH on a pro forma equivalent basis. The pro forma information has been derived from and should be read in conjunction with First Bancorp’s and CLBH’s audited consolidated financial statements for the year ended December 31, 2015 and quarter ended June 30, 2016 incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Unaudited Comparative Per Common Share Data
	First Bancorp	CLBH	First Bancorp Pro Forma Combined (1)	CLBH Pro Forma Equivalent Per Share (2)
Basic Earnings
Year ended December 31, 2015	$1.34	$1.24	$1.31	$1.31
Six months ended June 30, 2016	$0.72	$0.47	$0.68	$0.68

Diluted Earnings
Year ended December 31, 2015	$1.30	$1.17	$1.28	$1.28
Six months ended June 30, 2016	$0.70	$0.46	$0.67	$0.67

Cash Dividends Declared (3)
Year ended December 31, 2015	$0.32	$0.00	$0.32	$0.32
Six months ended June 30, 2015	$0.16	$0.00	$0.16	$0.16

Tangible Book Value
December 31, 2015	$13.56	$12.18	$12.42	$12.44
June 30, 2016	$13.80	$12.71	$12.64	$12.67

(1)	First Bancorp Pro Forma Combined amounts are calculated by adding the First Bancorp historical amounts together with the CLBH historical amounts, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the CLBH merger and an estimated 3.8 million shares of First Bancorp common stock to be issued pursuant to the terms of the merger agreement.
(2)	Computed by multiplying the First Bancorp pro forma combined amounts by the exchange ratio of 1.002.
(3)	First Bancorp pro forma combined cash dividends paid are based only upon First Bancorp’s historical amounts.

21

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this document. In addition, you should read and consider the risks associated with First Bancorp’s business because these risks will relate to the combined company. A description of some of these risks can be found in the Annual Report on Form 10-K filed by First Bancorp for the year ended December 31, 2015, as updated by other reports filed with the SEC, which are incorporated by reference into this document. You should also consider the other information in this document and the other documents incorporated by reference herein. See "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" on page 77.

Because the market price of First Bancorp common stock will fluctuate, CLBH shareholders electing to receive stock cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of CLBH common stock will be converted into the merger consideration consisting of shares of First Bancorp common stock or cash. If a CLBH shareholder receives only cash as merger consideration, the value of the merger consideration that such CLBH shareholder receives will be independent of any fluctuations in the market price of First Bancorp common stock. The market value of the merger consideration received by CLBH shareholders who receive all or part of the merger consideration in the form of First Bancorp shares will vary with the price of First Bancorp’s common stock. First Bancorp’s stock price changes daily as a result of a variety of other factors in addition to the business and relative prospects of First Bancorp, including general market and economic conditions, industry trends, and the regulatory environment. These factors are beyond First Bancorp’s control. You should obtain current market quotations for shares of First Bancorp common stock.

The market price of First Bancorp common stock after the merger may be affected by factors different from those affecting the shares of CLBH or First Bancorp currently.

Upon completion of the merger, certain holders of CLBH common stock will become holders of First Bancorp common stock. First Bancorp’s business differs from that of CLBH, and, accordingly, the results of operations of the combined company and the market price of First Bancorp common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Bancorp and CLBH.

CLBH shareholders may receive a form of consideration different from what they elect.

Although each CLBH shareholder may elect to receive all cash or all stock, the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. Accordingly, if the aggregate cash elections are greater than the maximum, each cash election will be reduced pro rata based on the amount that the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the maximum, each stock election will be reduced pro rata based on the amount that the aggregate stock elections exceed the stock election maximum.

At the time you vote with respect to the merger agreement, you will not know how much cash or the number of First Bancorp shares you will receive as a result of the merger.

CLBH’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a CLBH shareholder.

The CLBH Board of Directors approved the merger agreement and is recommending that CLBH shareholders vote for the merger agreement. In considering these facts and the other information contained in these materials, you should be aware that certain of CLBH’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a CLBH shareholder. These interests include, upon the completion of the merger, the payment of certain amounts to Messrs. Braswell, Liles, Hornfeck, and Spiker under existing employment agreements. See “Proposal No. 1 – The Merger-Interests of the Directors and Officers of CLBH in the Merger” on page 51.

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First Bancorp may be unable to successfully integrate CLBH’s operations and retain its key employees.

The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies’ operations include integrating personnel, departments, systems, operating procedures and information technologies and retaining key employees. Failures in integrating operations or the loss of key personnel could have a material adverse effect on the business and results of operations of the combined company.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on First Bancorp following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

If the merger is not completed, First Bancorp common stock and CLBH common stock could be materially adversely affected.

The merger is subject to customary conditions to closing, including the approval of the CLBH shareholders. In addition, First Bancorp and CLBH may terminate the merger agreement under certain circumstances. If First Bancorp and CLBH do not complete the merger, the market price of First Bancorp common stock or CLBH common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Further, whether or not the merger is completed, First Bancorp and CLBH will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection with the merger, which could negatively impact results of operations when incurred. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, First Bancorp and CLBH cannot assure their respective shareholders that additional risks will not materialize or not materially adversely affect the business, results of operations and stock prices of First Bancorp and CLBH.

The termination fee contained in the merger agreement may discourage other companies from trying to acquire CLBH.

CLBH has agreed to pay a termination fee of $3.5 million to First Bancorp if, under certain circumstances, the merger agreement is terminated and, at the time of termination, a competing offer is outstanding or such offer has been accepted by CLBH. This fee could discourage other companies from trying to acquire CLBH.

CLBH shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CLBH shareholders currently have the right to vote in the election of the CLBH Board of Directors and on other matters affecting CLBH. Upon the completion of the merger, each CLBH shareholder receiving shares of First Bancorp common stock in accordance with the merger agreement will be a shareholder of First Bancorp with a percentage ownership of First Bancorp that is smaller than such shareholder’s current percentage ownership of CLBH. It is currently expected that the former shareholders of CLBH as a group will receive shares in the merger constituting approximately 3,799,998 of the outstanding shares of First Bancorp’s common stock immediately after the merger. Because of this, CLBH shareholders will have less influence on the management and policies of First Bancorp than they now have on the management and policies of CLBH.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in a CLBH shareholder’s recognition of taxable gain or loss in respect of all of his or her shares of CLBH common stock.

First Bancorp and CLBH intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). We will not ask the Internal Revenue Service (“IRS”) to provide a ruling on the matter. First Bancorp and CLBH will, as a condition to closing, obtain an opinion from First Bancorp’s counsel that the merger will constitute a reorganization for federal income tax purposes. However, this opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, CLBH shareholders generally would recognize gain or loss on all shares of CLBH common stock surrendered in the merger, regardless of whether surrendered for cash consideration or stock consideration. For each share, the gain or loss recognized would be an amount equal to the difference between the shareholder’s adjusted tax basis in that share and the amount of cash or the fair market value of the First Bancorp common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, CLBH shareholders may still recognize taxable gain with respect to the amount of cash received upon completion of the merger in exchange for their shares of CLBH common stock.

There are certain risks relating to First Bancorp’s business.

You should read and consider risk factors specific to First Bancorp’s business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in First Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in other documents incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference into this document.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

 This document and the documents that are incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about First Bancorp, CLBH and their subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of First Bancorp and its subsidiaries after the proposed merger. Forward-looking statements involve risks, uncertainties, assumptions, and certain other factors that could cause actual results to differ from results expressed or implied by the forward-looking statements, including, but not limited to the factors set forth under the “Risk Factors” section above or in First Bancorp’s or CLBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the following factors:

•	competition from other companies that provide financial services similar to those offered by First Bancorp and CLBH;

•	combining the businesses of First Bancorp and CLBH may cost more or take longer than expected;

•	retaining key personnel of First Bancorp and CLBH may be more difficult than expected;

•	revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

•	expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between First Bancorp and CLBH;

•	the inability to complete the transactions contemplated by the merger agreement due to the failure to satisfy each party’s respective conditions to completion, including the receipt of regulatory approval or CLBH shareholder approval;

•	interest rate risk involving the effect of a change in interest rates on both First Bancorp’s and CLBH’s earnings and the market value of the equity securities portfolios;

•	liquidity risk affecting First Bancorp’s and CLBH’s ability to meet their obligations when they come due;

•	general economic conditions (both generally and in First Bancorp’s markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values;

•	a general decline in the real estate and lending markets, particularly in First Bancorp’s market areas, could negatively affect its financial results;

•	risk associated with income taxes including the potential for adverse adjustments and the inability of First Bancorp to fully realize deferred tax benefits;

•	increased cybersecurity risk, including potential network breaches, business disruptions or financial losses;

•	current or future restrictions or conditions imposed by First Bancorp’s regulators on its operations may make it more difficult for First Bancorp to achieve its goals;

•	legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect First Bancorp;

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•	competitive pressures among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce the volumes or values of the loans First Bancorp makes or has acquired;

•	other financial institutions with greater financial resources than First Bancorp may be able to develop or acquire products that enable them to compete more successfully than First Bancorp can;

•	First Bancorp’s ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•	adverse changes may occur in the bond and equity markets;

•	war or terrorist activities may cause deterioration in the economy or cause instability in credit markets;

•	macroeconomic, geopolitical or other factors may prevent the growth that First Bancorp expects in the markets in which it operates;

•	the risks of fluctuations in market prices for First Bancorp stock that may or may not reflect the economic condition or performance of First Bancorp; and

•	First Bancorp will or may continue to face the risk factors discussed from time to time in the periodic reports it files with the SEC.

We believe the forward-looking statements contained in or incorporated by reference into this document are reasonable, but we caution that the foregoing list of factors that could cause actual results to differ materially from those anticipated in such forward-looking statements is not exclusive and that you should not place undue reliance on such forward-looking statements, because the future results and shareholder values of First Bancorp following completion of the merger may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update any forward-looking statement, whether written or oral, relating to the matters discussed in these materials.

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THE CLBH SPECIAL SHAREHOLDERS’ MEETING

This document constitutes a proxy statement of CLBH in connection with its solicitation of proxies from its shareholders for the vote on the merger agreement and on the authorization to adjourn the special shareholders’ meeting, as well as a prospectus of First Bancorp in connection with its issuance of shares of First Bancorp common stock as part of the merger consideration. This document is being mailed by CLBH and First Bancorp to CLBH shareholders of record on or about [•], 2016, together with the notice of the special shareholders’ meeting and a proxy solicited by CLBH’s Board of Directors for use at the special shareholders’ meeting and at any adjournments or postponements of the special shareholders’ meeting.

Date, Time, and Place and Matters to be Considered

The special meeting of shareholders of CLBH will be held on [•], 2016 at [•], at the main office of Carolina Bank, 101 North Spring Street, Greensboro, North Carolina 27401. At the special meeting, CLBH shareholders will be asked to:

•	approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	approve, on a non-binding advisory basis, the compensation that certain executive officers of CLBH will receive under existing agreements or arrangements with CLBH in connection with the merger; and

•	approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement and the merger.

Record Date and Shares Entitled to Vote

You are entitled to vote at the CLBH shareholders’ meeting if you owned shares of CLBH common stock on [•], 2016. As of that date, [•] shares of CLBH common stock were outstanding and entitled to vote at the special meeting.

Shares Held by Officers and Directors; Support Agreements; Director Non-Compete Agreements

As of the record date, directors and executive officers of CLBH and their affiliates beneficially owned and were entitled to vote approximately [•] shares of CLBH common stock, representing approximately [•]% of the shares of CLBH common stock outstanding on that date. All of the directors of CLBH have signed voting support agreements in which they agree to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the CLBH Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party.

Director Non-Compete Agreements

Simultaneously with the execution of the merger agreement, each of CLBH’s directors entered into a Director Non-Compete Agreement with First Bancorp. The Director Non-Compete Agreements contain provisions related to non-disclosure of confidential information, non-recruitment of employees, non-solicitation of customers, and non-competition.

Vote Required; Treatment of Abstentions and Failure to Vote

As of the record date, [•] shares of CLBH common stock were issued and outstanding. Each issued and outstanding share of CLBH common stock is entitled to one vote per share.

Approval by holders of a majority of the shares of CLBH common stock outstanding on the record date is required to approve the merger agreement. Your failure to vote your shares (including your failure to instruct your broker to vote your shares) or your abstaining from voting will have the same effect as a vote against the merger agreement. The CLBH Board of Directors has unanimously adopted and approved the merger agreement and unanimously recommends that CLBH shareholders vote “FOR” the approval of the merger agreement.

As referenced above, all of the directors of CLBH have agreed to vote their shares in favor of the merger agreement; provided that such voting support agreements terminate in the event that the CLBH Board of Directors withdraws its recommendation in favor of the merger or approves or recommends an acquisition proposal from another party. As of the record date, CLBH’s directors owned [•] shares, or [•]%, of outstanding CLBH common stock (excluding shares underlying options).

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The approval, on a non-binding advisory basis, of the proposal regarding compensation that certain executive officers of CLBH will receive under existing agreements or arrangements with CLBH in connection with the merger requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The CLBH Board of Directors unanimously recommends that CLBH shareholders vote “FOR” the approval of the compensation payable under existing agreements that certain of its officers will receive from CLBH in connection with the merger.

Approval of the merger agreement and approval of the compensation payable under existing agreements that certain CLBH officers will receive in connection with the merger are subject to separate votes of the CLBH shareholders, and approval of the compensation is not a condition to completion of the merger.

The approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The CLBH Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

Solicitation of Proxies

CLBH is soliciting your proxy in conjunction with the merger. CLBH will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, CLBH will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CLBH common stock and secure their voting instructions. CLBH will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, CLBH may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the CLBH shareholders, either personally or by telephone, facsimile, letter or electronic means.

Voting of Proxies; Incomplete Proxies

Shares of common stock represented by properly executed proxies received at or prior to the CLBH special shareholders’ meeting will be voted at the special shareholders’ meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the merger agreement, “FOR” approval of the non-binding advisory vote to approve the compensation that certain executive officers of CLBH will receive in connection with the merger and “FOR” the proposal to authorize adjournment.

Any record shareholder present in person or by proxy at the special shareholders’ meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger agreement requires the affirmative vote of a majority of all shares of CLBH common stock entitled to vote at the CLBH special shareholders meeting, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Accordingly, CLBH’s Board of Directors urges its shareholders to complete, date, and sign the accompanying proxy form and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies and Change to CLBH Shareholder’s Vote

If you are a holder of record of CLBH common stock, you may change your vote or revoke any proxy at any time before it is voted by (i) signing and returning a proxy card with a later date, (ii) delivering a written revocation letter to CLBH’s corporate secretary, (iii) attending the CLBH special meeting in person, notifying the corporate secretary and voting by ballot at the CLBH special meeting or (iv) voting by telephone or the Internet at a later time. Attendance at the CLBH special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by CLBH after the vote will not affect the vote. CLBH’s corporate secretary’s mailing address is: Corporate Secretary, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401.

If you hold your shares of CLBH common stock in “street name” through a bank or broker, you should contact your bank or broker to change your vote or revoke your proxy.

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Attending the Meeting

All holders of CLBH common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor by your broker, bank or other nominee in order to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. CLBH reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without CLBH’s express written consent.

Assistance

If you have any questions concerning the merger or this document, would like additional copies of this document or need help voting your shares of CLBH common stock, please contact T. Allen Liles, Chief Financial Officer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401, telephone number (336) 286-8746.

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PROPOSAL NO. 1 – THE MERGER

Background of the Merger

CLBH’s management and its Board of Directors have conducted strategic planning sessions from time to time, which included the engagement of outside advisors. These sessions reviewed the competitive landscape of the community banking participants in the CLBH market area and in surrounding markets. The Board of Directors of CLBH reviewed and assessed various alternatives for maximizing the value of CLBH to its shareholders, whether by acquiring another institution, merging with an institution approximately the same size as CLBH, or merging with a larger institution. In February 2016, CLBH engaged Smith Capital, Charlotte, North Carolina, to facilitate a strategic planning session and discussion by the Board of Directors, including a discussion of possible merger partners, acquisition targets and strategic alternatives. Smith Capital led similar strategic planning sessions for the CLBH board in 2014 and 2015.

In the first quarter of 2016, the CLBH board discussed and evaluated a transaction to acquire a smaller financial institution. CLBH’s Board of Directors elected not to pursue a transaction with the other party, but continued to assess whether shareholder value would be enhanced by the sale or affiliation with a larger financial institution. After considering all viable options, the CLBH Board of Directors ultimately concluded that a merger with a larger institution was the best strategic option to enhance shareholder value.

On March 16, 2016, the CLBH board interviewed three independent investment banking firms, each with significant experience advising community banks in connection with mergers and acquisitions. The purpose of the interviews was to evaluate each firm’s experience and capabilities and also to gather information on merger pricing, potential strategic partners and the process for contacting potential strategic partners. On March 21, 2016, CLBH’s chairman and its president and CEO had a conference call with Smith Capital to discuss the investment banking firm presentations. Smith Capital’s analysis was then relayed to CLBH’s full Board of Directors at a board meeting on March 29, 2016, where the Board of Directors considered whether one of the investment banking firms should be engaged. CLBH’s Board of Directors made the decision to formally engage Sandler O’Neill & Partners, L.P., New York, New York, to assist CLBH in identifying possible strategic partners and requested an engagement letter from the firm to assist CLBH in its evaluation of strategic alternatives to enhance shareholder value. An engagement letter was subsequently approved by CLBH’s Board of Directors and executed on April 5, 2016.

Representatives of Sandler O’Neill initially identified 12 financial institutions that would be contacted to ascertain their level of interest in acquiring CLBH and those institutions were contacted confidentially by representatives of Sandler O’Neill during the second week of April 2016. Of the 12 institutions contacted, 10 initially expressed interest in a possible transaction. Mutual non-disclosure agreements were executed with seven of those institutions, and those seven institutions were each provided with a confidential information memorandum and access to an online data room that contained certain non-public information regarding CLBH. First Bancorp was one of the 12 financial institutions initially contacted and among the seven that expressed interest and willingness to sign a mutual non-disclosure agreement. First Bancorp executed a mutual non-disclosure agreement on April 27, 2016.

During the ensuing five weeks, institutions that had executed non-disclosure agreements with CLBH conducted preliminary due diligence on CLBH to determine whether to pursue further negotiations regarding a potential acquisition of CLBH. Representatives of Sandler O’Neill requested that each of the institutions confirm its non-binding indication of interest during the week of May 16, 2016.

First Bancorp submitted a non-binding indication of interest to acquire CLBH on May 18, 2016. A non-binding indication of interest was also received from another interested institution, Institution B. Both proposals were presented to and initially discussed by the CLBH Board of Directors on May 23, 2016. The 10 institutions that did not indicate continued interest in a strategic combination with CLBH cited a variety of reasons for their decisions, including a lack of overlapping or contiguous markets, the size of CLBH (either too small or too large), regulatory risk in executing an acquisition, volatility in the mortgage lending sector (including with respect to CLBH’s mortgage division), a focus on other strategic priorities, and concern over pricing expectations.

CLBH’s Board of Directors concluded that Institution B’s proposal for an all-cash acquisition at a price of $16.31 per share did not sufficiently enhance the long-term shareholder value of CLBH, especially in light of the fact that an all-cash transaction would not qualify as a tax-free reorganization and would not provide any potential for future capital appreciation or future dividend yield for CLBH shareholders.

The non-binding indication of interest submitted by First Bancorp proposed a purchase price to be paid in 80% First Bancorp stock and 20% cash at a price of $18.00 to $20.00 per share, in a merger transaction that would qualify as a tax-free reorganization under the Code.  Sandler O’Neill prepared a summary and analysis of First Bancorp’s non-binding indication of interest for the CLBH Board of Directors.   In addition, Sandler O’Neill prepared an analysis of First Bancorp’s common stock, including price, trading volume, analyst estimates and current dividend.

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On May 20, 2016, the CLBH Executive Committee determined that the transaction value per share range of $18.00 to $20.00 created uncertainty and instructed representatives of Sandler O’Neill to communicate this to First Bancorp and to request that First Bancorp provide a more specific indication. A representative of Sandler O’Neill contacted Mr. Richard Moore, First Bancorp’s Chief Executive Officer, on May 20, 2016 to discuss the requested specificity to First Bancorp’s non-binding indication of interest. In response, First Bancorp submitted a revised non-binding letter of intent that indicated a proposed deal value per share of $20.00 and a willingness to allocate resources to perform additional due diligence procedures in return for CLBH granting First Bancorp an exclusivity period through June 17, 2016, during which time CLBH would agree not to participate in negotiations or solicit proposals from any other potential buyer.

At its meeting on May 23, 2016, the CLBH board reviewed the analysis prepared by representatives of Sandler O’Neill and discussed which aspects of an acquiring institution should be given higher priorities than others. Among the priorities discussed were:

•	potential acquisition price for CLBH stock and acquirer’s ability to meet that price;
•	ability to successfully execute an acquisition transaction;
•	stock valuation and future prospects of acquirer’s stock;
•	liquidity and dividend of acquirer’s stock;
•	management strength of acquirer;
•	role of CLBH management and board in the combined company, including impact on employees;
•	growth prospects of acquirer and attractiveness of combined franchise; and
•	cultural and strategic fit with CLBH employees and customers.

The CLBH board reached a consensus that future prospects of the acquirer’s stock, ability to successfully execute a strategic transaction and obtain all required approvals, and future prospects for dividends were very important considerations, but that the other items were also significant considerations. The CLBH board reviewed the indications of interest received and after considering First Bancorp’s revised indication of $20.00 per share, CLBH agreed to permit First Bancorp to continue its due diligence and agreed to the exclusivity provision.

During the period from May 23, 2016 into June 2016, CLBH management met with executive officers of First Bancorp to discuss a possible merger between the two institutions and to conduct due diligence.

At the regularly scheduled meeting of the First Bancorp Board of Directors on May 31, 2016, the investment banking firm of Keefe, Bruyette & Woods, Inc. (“KBW”), whom First Bancorp engaged to provide financial advice for this potential transaction, made a presentation to the First Bancorp board that contained analysis of CLBH and a possible combination. After review and discussion with KBW and First Bancorp management, the First Bancorp board encouraged First Bancorp management to continue to pursue the potential CLBH transaction.

On June 2, 2016, First Bancorp management met in Greensboro, North Carolina with CLBH management and reviewed corporate minutes and reports, as well as audit, legal and regulatory information. From June 6, 2016 through June 9, 2016, First Bancorp representatives worked with CLBH’s external loan review firm, Credit Risk Management, to review a sample of CLBH’s commercial loan portfolio on site at CLBH offices in Greensboro.

On June 8, 2016, First Bancorp’s legal counsel, Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), distributed a draft Agreement and Plan of Merger and Reorganization to CLBH and its legal counsel, Wyrick Robbins Yates & Ponton LLP (“Wyrick Robbins”).

On June 13, 2016, First Bancorp management met with CLBH management to discuss the results of First Bancorp’s due diligence investigation. The information gathered through First Bancorp’s due diligence led to further negotiations concerning the final merger consideration.

Negotiation of the proposed merger agreement and due diligence continued during the following week, with executive management of CLBH conducting reverse due diligence of First Bancorp, including an on-site due diligence review of First Bancorp with representatives from Sandler O’Neill and Wyrick Robbins in Southern Pines, North Carolina on June 16, 2016. CLBH’s executive officers and representatives of Sandler O’Neill and Wyrick Robbins also reviewed recent publicly available information on First Bancorp during June 2016.

On June 18, 2016, the CLBH Board of Directors received a copy of the proposed merger agreement, together with an executive summary of the merger agreement and a due diligence memorandum prepared by Wyrick Robbins. The CLBH Board of Directors also received a draft presentation prepared by representatives of Sandler O’Neill as to certain financial aspects of the proposed transaction.

First Bancorp completed its due diligence of CLBH on or about June 20, 2016. On June 20, 2016, at a special meeting of the Board of Directors, the First Bancorp Board of Directors unanimously approved execution of the merger agreement.

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The Board of Directors of CLBH met on the afternoon of June 20, 2016 to consider the proposed merger and review the materials prepared by representatives of Sandler O’Neill and Wyrick Robbins. CLBH executive officers, as well as representatives of Wyrick Robbins and Sandler O’Neill, were present at the CLBH Board of Directors meeting held on June 20, 2016. Wyrick Robbins updated the CLBH board on the final negotiations and changes to the merger agreement. At the June 20, 2016 meeting, representatives of Sandler O’Neill reviewed its financial analyses with respect to the merger and delivered its oral opinion to the CLBH Board of Directors, which was subsequently confirmed in writing on June 21, 2016, to the effect that, as of such date and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view to holders of CLBH common stock. As set forth in the merger agreement, the overall merger consideration would consist, in the aggregate, of 75% of the outstanding shares of CLBH common stock being exchanged for shares of First Bancorp common stock at an exchange ratio of 1.002 shares of First Bancorp common stock for each share of CLBH common stock and 25% of the outstanding shares of CLBH common stock being exchanged for cash at a price of $20.00 per share. The CLBH board recognized the fact that the nominal value of the total proposed consideration as derived from the stock and cash mix was approximately $19.26 per share on that date. The CLBH board discussed the decrease in the value from the $20.00 per share with the reasons for the decline explained by First Bancorp as being a combination of due diligence considerations and a decrease in the trading price of First Bancorp common stock. It was noted that bank indices in general had declined by approximately the same amount as First Bancorp’s stock price during that period and that the nominal value of $19.26 per share continued to be significantly higher than the other all-cash proposal of $16.31 per share. The CLBH board adjourned for the evening in order to allow CLBH directors ample time to consider the proposed transaction and the information and analysis that had been presented at the board meeting.

The CLBH board reconvened via teleconference at 5:00 pm on June 21, 2016. Representatives of Sandler O’Neill delivered its written fairness opinion that, as of such date and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view to holders of CLBH common stock. Representatives of Wyrick Robbins presented detailed resolutions for the board’s consideration in order to adopt and approve the merger agreement. After discussing the proposed transaction and the advantages to CLBH shareholders, the resolutions as presented were unanimously adopted and approved by the CLBH Board of Directors.

The merger agreement was executed by CLBH and First Bancorp by the evening of June 21, 2016 and announced to the public on the morning of June 22, 2016.

CLBH’s Reasons for the Merger and Recommendation of the CLBH Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend its approval to CLBH shareholders, the CLBH Board of Directors consulted with executive management and its outside financial and legal advisors and evaluated CLBH’s prospects for maximizing value for its shareholders over the long-term in the current and prospective economic and regulatory environment affecting the banking industry as a whole. After considering CLBH’s strategic options, CLBH’s Board of Directors concluded that partnering with a financial institution with greater size, expanded product offerings and an attractive common stock currency would better maximize the long-term value of the shareholders’ investment than if CLBH remained independent, acquired another smaller institution or merged with an institution of similar size to CLBH. The CLBH Board of Directors believes the merger is in the best interests of CLBH’s shareholders.

In its deliberations described above and in making its determination, the CLBH Board of Directors considered many factors including, without limitation, the following:

•	The form and amount of the merger consideration, including the ability of CLBH shareholders to participate in the future performance of the combined company;
•	The current and prospective business and economic environments of the markets served by CLBH including the competitive environment for North Carolina financial institutions and the intensifying competition from in-state and out-of-state financial institutions;
•	The continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;
•	The regular quarterly cash dividend declared and historically paid by First Bancorp on outstanding shares of its common stock;
•	The value to CLBH shareholders from diversifying CLBH’s geographic concentration and expanding its sources of revenues from First Bank’s array of products;
•	The financial analyses prepared by Sandler O’Neill and its oral opinion (which was subsequently confirmed in writing), to the effect that, as of June 21, 2016, and based on and subject to the assumptions made, matters considered and qualifications and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of CLBH common stock, as more fully described under “Opinion of CLBH’s Financial Advisor” beginning on page 33;
•	The likelihood that the necessary regulatory approvals to complete the transaction would be obtained in a timely manner without unacceptable conditions;

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•	The fact that Carolina Bank’s core data processing agreement would be required to be renegotiated and renewed in the immediate future for a term of five to seven years;
•	The effect of the merger on Carolina Bank’s customers and the communities in which it does business including enhanced products and services which could be provided by First Bank; and
•	The effect of the merger on Carolina Bank’s officers and employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by First Bank to employees of Carolina Bank.

The CLBH Board of Directors also considered the following potential risks and negative factors relating to the merger:

•	If the market price of First Bancorp common stock decreases prior to completion of the merger, the aggregate value of consideration to be received by CLBH’s shareholders receiving stock in the merger will decrease as well;
•	The merger agreement obligates CLBH to pay a substantial termination fee if it later chooses to pursue a more attractive merger proposal or if the merger agreement is terminated under certain circumstances;
•	CLBH will lose the autonomy and local strategic decision-making capability associated with being an independent financial institution;
•	While the merger is pending, CLBH’s officers and employees will have to focus extensively on actions required to complete the merger, which could divert their attention from CLBH’s business, and CLBH will incur substantial costs even if the merger is not consummated;
•	While the merger is pending, CLBH will be subject to certain restrictions on the conduct of its business as described under “Conduct of Businesses Prior to the Completion of the Merger” which may delay or prevent it from pursuing business opportunities that may arise or preclude it from taking actions that would be advisable if it was to remain independent; and
•	The merger could result in employee attrition and have a negative effect on business and customer relationships.

The foregoing discussion of the factors considered by CLBH’s Board of Directors is not intended to be exhaustive, but is intended to include the material factors considered by CLBH’s Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CLBH Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement and recommend that shareholders vote “FOR” approval and adoption of the merger agreement. In addition, individual members of CLBH’s Board of Directors may have given differing weights to different factors. The CLBH Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, CLBH’s executive officers and its outside financial and legal advisors. The CLBH Board of Directors considered all of the foregoing factors as a whole and unanimously supported a determination to approve the merger and recommend that CLBH shareholders approve and adopt the merger agreement.

THE CLBH BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF CLBH AND ITS SHAREHOLDERS AND UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT. THE CLBH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CLBH SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER CONTAINED THEREIN.

In considering the recommendation of the CLBH Board of Directors with respect to the proposal to approve the merger agreement, shareholders should be aware that CLBH’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other CLBH shareholders. The CLBH Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger and merger agreement, and in making its recommendation, but still determined that the terms of the proposed merger were fair and in the best interests of all CLBH shareholders. See “Interests of CLBH’s Directors and Executive Officers in the Merger.” beginning on page 51.

The above explanation of the reasoning of CLBH’s Board of Directors and the other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The CLBH Board of Directors unanimously adopted the merger agreement and recommends that you vote “FOR” approval of the merger agreement.

Each of the CLBH directors have entered into a voting support agreement with First Bancorp, pursuant to which they have agreed to vote in favor of the merger agreement at the special meeting. For more information regarding the support agreements, please see the section entitled “Shares Held by Officers and Directors; Support Agreements; Director Non-Compete Agreements ” beginning on page 53.

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Opinion of CLBH’s Financial Advisor

By letter dated April 5, 2016, CLBH retained Sandler O’Neill to act as financial advisor to CLBH’s Board of Directors in connection with CLBH’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill is acting as CLBH’s financial advisor in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the June 20, 2016 meeting at which CLBH’s Board of Directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O’Neill delivered to the Board its oral opinion, which was subsequently confirmed in writing on June 21, 2016, that, as of such date, the Merger Consideration was fair to the holders of CLBH common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of CLBH common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to CLBH’s Board of Directors in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of CLBH common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of CLBH common stock as to how such holder of CLBH common stock should vote with respect to the Merger or any other matter. It does not address the underlying business decision of CLBH to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CLBH or the effect of any other transaction in which CLBH might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by CLBH’s officers, directors, or employees, or a class of such persons, if any, relative to the Merger Consideration to be received by CLBH’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:

•	a draft of the Merger Agreement, dated June 20, 2016;

•	certain publicly available financial statements and other historical financial information of CLBH that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Bancorp that Sandler O’Neill deemed relevant;

•	internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH;

•	publicly available mean analyst earnings per share estimates for First Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of First Bancorp and its representatives;

•	the pro forma financial impact of the Merger on First Bancorp based on certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of First Bancorp and its representatives;

•	the publicly reported historical price and trading activity for CLBH and First Bancorp common stock, including a comparison of certain stock market information for CLBH and First Bancorp common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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•	a comparison of certain financial information for CLBH and First Bancorp with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of CLBH the business, financial condition, results of operations and prospects of CLBH and held similar discussions with the senior management of First Bancorp and its representatives regarding the business, financial condition, results of operations and prospects of First Bancorp.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by CLBH or First Bancorp, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective managements of CLBH and First Bancorp that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CLBH or First Bancorp or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of CLBH or First Bancorp. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of CLBH or First Bancorp, or the combined entity after the Merger and Sandler O’Neill did not review any individual credit files relating to CLBH or First Bancorp. Sandler O’Neill assumed, with CLBH’s consent, that the respective allowances for loan losses for both CLBH and First Bancorp were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for First Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of First Bancorp and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of First Bancorp and its representatives. With respect to those projections, estimates and judgments, the respective managements of CLBH and First Bancorp confirmed to Sandler O'Neill that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of CLBH and First Bancorp, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in CLBH’s or First Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that CLBH and First Bancorp would remain as going concerns for all periods relevant to its analyses.

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Sandler O’Neill also assumed, with CLBH’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on CLBH, First Bancorp or the Merger or any related transaction, (iii) the Merger and any related transaction would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with CLBH’s consent, Sandler O’Neill relied upon the advice that CLBH received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of CLBH Common Stock or First Bancorp Common Stock at any time or what the value of First Bancorp Common Stock would be once it is actually received by the holders of CLBH Common Stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to CLBH’s Board of Directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CLBH or First Bancorp and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CLBH and First Bancorp and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CLBH, First Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to CLBH’s Board of Directors at its June 20, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of CLBH common stock or the prices at which CLBH or First Bancorp common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by CLBH’s Board of Directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of CLBH’s Board of Directors or management with respect to the fairness of the Merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed Merger. As described in the Merger Agreement, each share of CLBH common stock outstanding immediately prior to the effective time of the Merger, other than certain shares described in the Merger Agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, either (i) cash in the amount of $20.00 (the “Cash Consideration”), (ii) 1.002 shares of First Bancorp Common Stock (the “Stock Consideration”), or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”). The Merger Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 25% of CLBH Common Stock being converted into the right to receive the Cash Consideration and 75% of CLBH Common Stock being converted into the right to receive the Stock Consideration. The Stock Consideration, Cash Consideration and Mixed Consideration are collectively referred to as the “Merger Consideration.” Using the 20 day volume weighted average price (VWAP) of First Bancorp common stock as of June 17, 2016, or $19.35, Sandler O’Neill calculated an aggregate implied transaction value of approximately $98.7 million, or an implied transaction price per share of approximately $19.54. Based upon financial information for CLBH as of or for the twelve months ended March 31, 2016 (unless otherwise indicated), Sandler O’Neill calculated the following implied transaction metrics:

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Transaction Price / Last Twelve Months Earnings Per Share	18.8	x
Transaction Price / 2016 Management Estimated Earnings per Share [1]	16.7	x
Transaction Price / 2017 Management Estimated Earnings per Share [1]	15.1	x
Transaction Price / Book Value	157%
Transaction Price / Tangible Book Value	157%
Tangible Book Premium / Core Deposits [2]	6.9%
Market Premium as of June 17, 2016	23.3%
Premium to 3/31/15 Capital Raise Price	100.4%

(1)	Based on CLBH management projections.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); Core Deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Stock Trading History

Sandler O’Neill reviewed the historical publicly reported trading prices of CLBH and First Bancorp common stock for the three-year period ended June 17, 2016. Sandler O’Neill then compared the relationship between the movements in the price of CLBH and First Bancorp common stock, respectively, to movements in their respective peer groups (as described on pages 37 and 38) as well as certain stock indices.

CLBH’s Three-Year Stock Performance

	Beginning Value June 17, 2013	Ending Value June 17, 2016
CLBH	100%	131.1%
CLBH Peer Group	100%	146.6%
NASDAQ Bank Index	100%	127.6%
S&P 500 Index	100%	126.4%

First Bancorp’s Three-Year Stock Performance

	Beginning Value June 17, 2013	Ending Value June 17, 2016
First Bancorp	100%	136.4%
First Bancorp Peer Group	100%	147.2%
NASDAQ Bank Index	100%	127.6%
S&P 500 Index	100%	126.4%

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Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for CLBH with a group of financial institutions selected by Sandler O’Neill. The CLBH peer group included banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges and headquartered in North Carolina, South Carolina, or Virginia with assets between $500 million and $1.1 billion, excluding announced merger targets (the “CLBH Peer Group”). The CLBH Peer Group consisted of the following companies:

Southern National Bancorp of Virginia, Inc.	Peoples Bancorp of North Carolina, Inc.

Entegra Financial Corp.	First South Bancorp, Inc.

First Community Corporation	Old Point Financial Corporation

Select Bancorp, Inc.	ASB Bancorp, Inc.

Fauquier Bankshares, Inc.	Bank of the James Financial Group, Inc.

The analysis compared publicly available financial information for CLBH with the corresponding data for the CLBH Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise indicated), with pricing data as of June 17, 2016. The table below sets forth the data for CLBH and the median, mean, high and low data for the CLBH Peer Group.

CLBH Comparable Company Analysis

CLBH [1]	CLBH Peer Group Median	CLBH Peer Group Mean	CLBH Peer Group High	CLBH Peer Group Low
Total Assets ($mm)	$706	$864	$862	$1,084	$525
Tangible Common Equity / Tangible Assets	8.88%	10.14%	10.20%	12.62%	8.37%
Leverage Ratio	10.21%	11.03%	10.95%	13.38%	8.74%
Total Risk Based Capital Ratio	15.00%	14.92%	15.35%	21.77%	11.99%
Last Twelve Months Return on Average Assets	0.75%	0.73%	0.78%	2.30%	(0.13)%
Last Twelve Months Return on Average Equity	8.54%	7.23%	7.18%	17.88%	(1.36)%
Last Twelve Months Net Interest Margin	3.71%	3.61%	3.62%	4.27%	2.99%
Last Twelve Months Efficiency Ratio	75.1%	74.0%	73.4%	85.9%	59.0%
Loan Loss Reserve / Gross Loans	1.22%	1.16%	1.17%	1.49%	0.94%
Non-Performing Assets 2 / Total Assets	2.86%	1.23%	1.39%	2.37%	0.99%
Net Charge-Offs / Average Loans	(0.08)%	0.03%	0.04%	0.18%	(0.10)%
Price / Tangible Book Value	127%	106%	108%	133%	76%
Price / Last Twelve Months Earnings per Share	15.2	x	14.9	x	14.0	x	16.3	x	10.8	x
Current Dividend Yield	0.0%	2.0%	1.6%	3.2%	0.0%
Last Twelve Months Dividend Ratio	0.0%	18.8%	23.1%	65.0%	0.0%
Market Value ($mm)	$80	$95	$94	$146	$52

(1)	Capital ratios provided by CLBH management.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: For First South Bancorp, Inc. and Fauquier Bankshares, Inc. first quarter 2016 bank level leverage and total risk based capital ratios used.

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Sandler O’Neill used publicly available information to perform a similar analysis for First Bancorp and a group of financial institutions as selected by Sandler O’Neill. The First Bancorp peer group included banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ exchanges and headquartered in North Carolina, South Carolina, or Virginia with assets between $2.0 billion and $8.0 billion, excluding announced merger targets (the “First Bancorp Peer Group”). The First Bancorp Peer Group consisted of the following companies:

Union Bankshares Corporation	Capital Bank Financial Corp.

Yadkin Financial Corporation	TowneBank

BNC Bancorp	Park Sterling Corporation

HomeTrust Bancshares, Inc.	First Community Bancshares, Inc.

Hampton Roads Bankshares, Inc.

The analysis compared publicly available financial information for First Bancorp with the corresponding data for the First Bancorp Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise indicated), with pricing data as of June 17, 2016. The table below sets forth the data for First Bancorp and the median, mean, high and low data for the First Bancorp Peer Group.

First Bancorp Comparable Company Analysis

First Bancorp	First Bancorp Peer Group Median	First Bancorp Peer Group Mean	First Bancorp Peer Group High	First Bancorp Peer Group Low
Total Assets ($mm)	$3,383	$5,700	$5,025	$7,833	$2,040
Tangible Common Equity / Tangible Assets	8.24%	9.82%	10.34%	14.36%	8.14%
Leverage Ratio	10.40%	10.70%	11.02%	13.05%	8.91%
Total Risk Based Capital Ratio	14.45%	13.46%	13.73%	16.35%	11.41%
Last Twelve Months Return on Average Assets	0.82%	0.91%	1.26%	4.71%	0.39%
Last Twelve Months Return on Average Equity	7.35%	7.08%	10.24%	39.62%	2.91%
Last Twelve Months Net Interest Margin	4.11%	3.78%	3.75%	4.21%	3.33%
Last Twelve Months Efficiency Ratio	69.2%	63.0%	66.0%	90.4%	54.4%
Loan Loss Reserve / Gross Loans	1.05%	0.80%	0.81%	1.35%	0.19%
Non-Performing Assets 1 / Total Assets	2.12%	0.98%	1.27%	3.51%	0.40%
Net Charge-Offs / Average Loans	0.52%	0.08%	0.13%	0.50%	(0.04)%
Price / Tangible Book Value	138%	162%	156%	212%	100%
Price / Last Twelve Months Earnings per Share	14.6	x	17.4	x	18.8	x	25.5	x	15.8	x
Current Dividend Yield	1.7%	1.6%	1.5%	2.9%	0.0%
Last Twelve Months Dividend Ratio	24.6%	34.3%	30.5%	70.9%	0.0%
Market Value ($mm)	$377	$941	$791	$1,302	$296

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

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Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of nine regional bank and thrift transactions announced between January 1, 2014 and June 17, 2016, with deal values between $50 million and $150 million and targets headquartered in North Carolina, South Carolina, or Virginia (the “Regional Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Buyer	Target

Hampton Roads Bankshares, Inc.	Xenith Bankshares Inc.

BNC Bancorp	High Point Bank Corp.

Southern BancShares (N.C.), Inc.	Heritage Bankshares Inc.

Park Sterling Corporation	First Capital Bancorp Inc.

BNC Bancorp	Southcoast Financial Corp.
Bank of the Ozarks, Inc.	Bank of the Carolinas Corp.

BNC Bancorp	Valley Financial Corp.

First Horizon National Corporation	TrustAtlantic Financial Corp.
BNC Bancorp	Harbor Bank Group Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value, tangible book premium to core deposits, and the one day market premium. Sandler O’Neill compared the indicated transaction metrics for the Merger to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	CLBH/ First Bancorp[1]		Median Regional Precedent Transactions		Mean Regional Precedent Transactions		High Regional Precedent Transactions		Low Regional Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	18.8	x	18.2	x	19.6	x	32.6	x	2.8	x
Transaction Price / Tangible Book Value	157%		151%		154%		189%		120%
Core Deposit Premium [2]	6.9%		8.6%		8.6%		14.8%		3.2%
One Day Market Premium	23.3%		27.6%		33.1%		72.6%		0.0%

(1)	Based on cash price of $20.00 per share, exchange ratio of 1.002x and a 20 day volume weighted average price (VWAP) of $19.35 for First Bancorp as of June 17, 2016.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

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The second group consisted of fourteen nationwide bank and thrift transactions announced between January 1, 2016 and June 17, 2016, with deal values between $50 million and $150 million and targets with assets between $50 million and $150 million (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Buyer	Target

Byline Bancorp, Inc.	Ridgestone Financial Services Inc.

QCR Holdings, Inc.	Community State Bank

Simmons First National Corporation	Citizens National Bank

Bar Harbor Bankshares	Lake Sunapee Bank Group

Revere Bank	Monument Bank

First Mid-Illinois Bancshares, Inc.	First Clover Leaf Fin Corp.

Pacific Continental Corporation	Foundation Bancorp Inc.

State Bank Financial Corporation	NBG Bancorp Inc.

Westfield Financial, Inc.	Chicopee Bancorp Inc.

Guaranty Bancorp	Home State Bancorp

Horizon Bancorp	La Porte Bancorp Inc.

Midland Financial Co.	1st Century Bancshares Inc.

Triumph Bancorp, Inc.	ColoEast Bankshares Inc.

Hampton Roads Bankshares, Inc.	Xenith Bankshares Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value, tangible book premium to core deposits, and the one day market premium. Sandler O’Neill compared the indicated transaction metrics for the Merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	CLBH/ First Bancorp[1]		Median Nationwide Precedent Transactions		Mean Nationwide Precedent Transactions		High Nationwide Precedent Transactions		Low Nationwide Precedent Transactions
Transaction Price / Last Twelve Months Earnings per Share	18.8	x	18.6	x	22.2	x	43.2	x	8.3	x
Transaction Price / Tangible Book Value	157%		137%		145%		181%		116%
Core Deposit Premium [2]	6.9%		5.5%		7.2%		21.0%		3.1%
One Day Market Premium	23.3%		21.0%		23.3%		40.3%		9.8%

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(1)	Based on cash price of $20.00 per share, exchange ratio of 1.002x and a 20 day volume weighted average price (VWAP) of $19.35 for First Bancorp as of June 17, 2016.
(2)	Tangible book premium to core deposits calculated as (deal value – tangible common equity) / (core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

Net Present Value Analyses

Sandler O'Neill performed an analysis that estimated the net present value per share of CLBH common stock assuming CLBH performed in accordance with internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH. To approximate the terminal value of CLBH common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 17.0x and multiples of tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CLBH’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CLBH common stock of $11.31 to $18.48 when applying earnings multiples and $9.40 to $16.87 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$13.05	$14.13	$15.22	$16.31	$17.40	$18.48
11.0%	$12.58	$13.63	$14.68	$15.73	$16.78	$17.83
12.0%	$12.14	$13.15	$14.16	$15.18	$16.19	$17.20
13.0%	$11.72	$12.69	$13.67	$14.65	$15.62	$16.60
14.0%	$11.31	$12.25	$13.20	$14.14	$15.08	$16.02

Tangible Book Value Multiples

Discount Rate	90%	100%	110%	120%	130%	140%
10.0%	$10.84	$12.05	$13.25	$14.46	$15.66	$16.87
11.0%	$10.46	$11.62	$12.78	$13.95	$15.11	$16.27
12.0%	$10.09	$11.21	$12.33	$13.45	$14.58	$15.70
13.0%	$9.74	$10.82	$11.90	$12.98	$14.07	$15.15
14.0%	$9.40	$10.45	$11.49	$12.53	$13.58	$14.62

Sandler O’Neill also considered and discussed with the CLBH Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming CLBH’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for CLBH common stock, applying the price to 2019 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 12.0%.

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Earnings Per Share Multiples

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0)%	$9.71	$10.52	$11.33	$12.14	$12.95	$13.76
(10.0)%	$10.93	$11.84	$12.75	$13.66	$14.57	$15.48
(5.0)%	$11.53	$12.49	$13.46	$14.42	$15.38	$16.34
0.0%	$12.14	$13.15	$14.16	$15.18	$16.19	$17.20
5.0%	$12.75	$13.81	$14.87	$15.93	$17.00	$18.06
10.0%	$13.35	$14.47	$15.58	$16.69	$17.81	$18.92
20.0%	$14.57	$15.78	$17.00	$18.21	$19.42	$20.64

Sandler O’Neill also performed an analysis that estimated the net present value per share of First Bancorp common stock, assuming that First Bancorp performed in accordance with publicly available mean analyst earnings per share estimates for First Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of First Bancorp and its representatives. To approximate the terminal value of First Bancorp common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 15.0x to 20.0x and multiples of December 31, 2019 tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Bancorp common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Bancorp common stock of $15.86 to $24.87 when applying earnings multiples and $16.17 to $25.78 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.0%	$18.91	$20.10	$21.29	$22.49	$23.68	$24.87
10.0%	$18.24	$19.39	$20.54	$21.69	$22.85	$24.00
11.0%	$17.61	$18.72	$19.83	$20.94	$22.05	$23.16
12.0%	$17.00	$18.07	$19.14	$20.21	$21.28	$22.35
13.0%	$16.42	$17.45	$18.49	$19.52	$20.55	$21.59
14.0%	$15.86	$16.86	$17.86	$18.86	$19.85	$20.85

Tangible Book Value Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
9.0%	$19.27	$20.57	$21.88	$23.18	$24.48	$25.78
10.0%	$18.60	$19.85	$21.11	$22.36	$23.62	$24.87
11.0%	$17.95	$19.16	$20.37	$21.58	$22.79	$24.00
12.0%	$17.33	$18.50	$19.67	$20.84	$22.00	$23.17
13.0%	$16.74	$17.87	$18.99	$20.12	$21.25	$22.38
14.0%	$16.17	$17.26	$18.35	$19.44	$20.53	$21.62

Sandler O’Neill also considered and discussed with the CLBH Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Bancorp’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for First Bancorp common stock, applying the price to 2019 earnings multiples range of 15.0x to 20.0x referred to above and a discount rate of 12.0%.

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Earnings Per Share Multiples

Annual Estimate Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(20.0)%	$13.79	$14.64	$15.50	$16.36	$17.21	$18.07
(10.0)%	$15.39	$16.36	$17.32	$18.29	$19.25	$20.21
(5.0)%	$16.20	$17.21	$18.23	$19.25	$20.27	$21.28
0.0%	$17.00	$18.07	$19.14	$20.21	$21.28	$22.35
5.0%	$17.80	$18.93	$20.05	$21.18	$22.30	$23.43
10.0%	$18.61	$19.78	$20.96	$22.14	$23.32	$24.50
20.0%	$20.21	$21.50	$22.78	$24.07	$25.35	$26.64

In connection with its analyses, Sandler O’Neill considered and discussed with the CLBH Board of Directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Merger, based on the following assumptions: (i) the Merger closes in the fourth calendar quarter of 2016; (ii) 75% of the outstanding CLBH common stock is converted into First Bancorp’s common stock at the fixed exchange ratio of 1.002x and 25% of the outstanding CLBH common stock is converted into cash at $20.00 per share; and (iii) First Bancorp’s 20 day volume weighted average price (VWAP) of $19.35 on June 17, 2016. Sandler O’Neill also utilized the following (a) publicly available mean analyst earnings per share estimates for First Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of First Bancorp and its representatives, (b) internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH, and (c) transaction expenses, purchase accounting adjustments, cost savings, and a core deposit intangible asset, as provided by the senior management of First Bancorp and its representatives. The analysis indicated that the Merger could be accretive to First Bancorp’s estimated earnings per share (excluding one-time transaction costs and expenses) in 2017 and dilutive to estimated tangible book value per share at close.

In connection with this analysis, Sandler O’Neill considered and discussed with the CLBH Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as the financial advisor to the CLBH Board of Directors in connection with the merger and will receive a transaction fee in connection with the Merger in an amount equal to approximately $1 million, a substantial portion of which is subject to and due upon the closing of the Merger. Sandler O’Neill also received a fee in an amount equal to $200,000 upon rendering its fairness opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon the closing of the Merger. CLBH has also agreed to indemnify Sandler O’Neill against certain expenses and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill did not provide any other investment banking services to, or receive any other investment banking fees from, either CLBH or First Bancorp.

In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CLBH, First Bancorp and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of CLBH, First Bancorp or their respective affiliates for its own account and for the accounts of its customers.

The Merger Consideration

Unless adjusted pursuant to the terms of the merger agreement, CLBH shareholders may elect to receive shares of First Bancorp common stock or cash in exchange for each of their shares of CLBH common stock in the merger on the following basis:

•	1.002 shares of First Bancorp common stock for each share of CLBH common stock; or

•	$20.00 in cash, without interest, for each share of CLBH common stock.

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provided, that the total merger consideration shall be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. Although each CLBH shareholder may elect to receive cash, stock or a mix of cash and stock, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum.

At the time you vote with respect to the merger agreement, you will not know how much cash or the number of First Bancorp shares you will receive as a result of the merger.

First Bancorp will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First Bancorp common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First Bancorp common stock on The NASDAQ Global Select Market during the 20 consecutive full trading days ending on the fifth business day immediately prior to the later of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the merger and (ii) the date of the receipt of the approval of the CLBH shareholders to the merger.

Because a portion of the merger consideration includes First Bancorp common stock payable at a fixed exchange ratio for CLBH common stock and the market value of the First Bancorp common stock changes daily, the total value of the merger consideration will fluctuate. Neither First Bancorp nor CLBH can give you any assurance as to the price of First Bancorp common stock or the value of the merger consideration when the merger becomes effective or when First Bancorp’s shares are delivered to you. As an illustration, assuming the merger had been completed on June 21, 2016, the date the merger agreement was executed, the aggregate merger consideration payable pursuant to stock and cash elections (which does not include payments to holders of CLBH options) would have been $97,147,759.66, based on First Bancorp’s closing sales price on that date. However, assuming the merger had been completed on August 26, 2016, the most recent date available before these materials were mailed, the aggregate merger consideration payable pursuant to stock and cash elections would have been $101,275,978.39, based on First Bancorp’s closing sales price on that date.

This summary highlights selected information regarding the merger consideration adjustment and termination provisions in the merger agreement. For a more complete description of these terms, you should carefully read the Agreement and Plan of Merger and Reorganization included in Appendix A to these materials. In addition, we urge you to obtain current information on the market value of First Bancorp common stock. See “Summary - Market Price and Dividend Information” on page 7.

The Merger Agreement

The material features of the merger agreement are summarized below:

Effective Time

The merger agreement provides that the merger will be effective upon the filing of Articles of Merger reflecting the mergers with the Secretary of State of the State of North Carolina.

The merger and bank merger must be approved by the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. Management of First Bancorp and CLBH anticipate that the merger will become effective during the fourth quarter of 2016 or first quarter of 2017.

Terms of the Merger

If CLBH shareholders approve the merger agreement and subject to the receipt of required regulatory approvals and the satisfaction of the other closing conditions set forth in the merger agreement, CLBH will be merged with and into First Bancorp. In connection with the merger, CLBH shareholders will receive First Bancorp common stock or cash or a combination of both in exchange for their CLBH common stock, subject to adjustment and proration as previously described. First Bancorp shareholders will continue to hold their existing First Bancorp common stock.

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If, prior to the merger closing, the outstanding shares of CLBH common stock or First Bancorp common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the number of shares of First Bancorp common stock and/or cash to be delivered pursuant to the merger in exchange for a share of CLBH common stock.

If the merger is completed, CLBH will be merged with and into First Bancorp. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of First Bancorp will not be changed, and CLBH will cease to exist as a separate entity. Following the merger, CLBH’s subsidiary, Carolina Bank, will be merged with and into First Bank a wholly-owned North Carolina bank subsidiary of First Bancorp. First Bank will be the surviving bank.

Registration of First Bancorp Common Stock

As a condition to the merger, First Bancorp has agreed to register with the SEC the shares of First Bancorp common stock to be exchanged for shares of CLBH common stock and to maintain the effectiveness of such registration through the issuance of such shares in connection with the closing of the merger. However, such registration will not cover resales of First Bancorp common stock by any former holders of CLBH common stock, and First Bancorp is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the issuance of such shares in connection with the closing of the merger.

Treatment of CLBH Stock Options

All outstanding CLBH stock options granted under the CLBH 2007 Incentive Stock Option Plan, which are not cancelled in the merger, whether or not exercisable, will be converted into a stock option to purchase shares of First Bancorp common stock exercisable upon the same terms and conditions as under the applicable CLBH option plan and applicable stock option agreement issued thereunder.

From and after the effective time of the merger, (i) each CLBH option assumed by First Bancorp may be exercised solely for shares of First Bancorp common stock, (ii) the number of shares of First Bancorp common stock subject to each option shall be equal to the product of the number of shares of CLBH common stock subject to such option immediately prior to the effective time of the merger multiplied by the exchange ratio, 1.002, provided, that any fractional shares of First Bancorp common stock subject to the converted options shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of First Bancorp common stock multiplied by the Final FBNC Stock Price (a defined term in the merger agreement), less the exercise price of such converted option, and (iii) the per share exercise price under each CLBH option shall be adjusted by dividing the per share exercise price under each such option by the exchange ratio and rounding up to the nearest cent. Shares of First Bancorp common stock to be issued upon the exercise of converted CLBH options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

Notwithstanding the foregoing, prior to the effective time of the merger, each holder of CLBH options may cancel, immediately prior to the effective time of the merger, any options held by such person in exchange for a cash payment at the closing of the merger equal to the product obtained by multiplying (1) the number of shares of CLBH common stock underlying such CLBH options, by (2) $20.00 less the exercise price per share under such CLBH options.

Representations and Warranties Made by First Bancorp and CLBH in the Merger Agreement

First Bancorp and CLBH have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The representations, warranties and covenants included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between First Bancorp and CLBH rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors.

Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by First Bancorp or CLBH. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document.

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Certain representations and warranties of First Bancorp and CLBH are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either CLBH or First Bancorp, an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of such company and its subsidiaries, taken as a whole, or (ii) the ability of such company to perform its material obligations under the merger agreement or to consummate the merger or the other transactions contemplated by the merger agreement; provided, that a “material adverse effect” shall not be deemed to include the effects of:

•	changes in banking and other laws or regulations of general applicability or interpretations thereof by governmental authorities;
•	changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies;
•	actions and omissions of such company or any of its subsidiaries) taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;
•	the direct effects of compliance with the merger agreement on the operating performance of such company;
•	only for CLBH, changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that CLBH is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry; or
•	only for CLBH, changes resulting from the announcement or pendency of the transactions contemplated by the merger agreement,

and, furthermore, a CLBH “material adverse effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, the trading price of CLBH’s common stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a CLBH “material adverse effect”).

Termination and Conditions of Closing

The merger agreement may be terminated at any time either before or after approval of the merger agreement by the shareholders of CLBH, but not later than the effective date of the merger:

(1)	by mutual written agreement of First Bancorp and CLBH;

(2)	by either party, in the event of a breach by the other party of any representation or warranty contained in the merger agreement which breach cannot be or has not been cured within 30 days after the giving of written notice of the breach and which breach is reasonably likely, in the opinion of the non-breaching party, to permit such party to refuse to consummate the transactions contemplated by the merger agreement due to the breaching party’s representations and warranties being inaccurate as of the effective date or due to the breaching party’s failure to perform or comply in all material respects with all agreements and covenants required by the merger agreement;

(3)	by either party, if any required regulatory approval has been denied by final, non-appealable action of such authority, any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall have become final and non-appealable, or the approval of the CLBH shareholders to the merger agreement is not obtained at the special shareholders meeting where such matters were presented to such shareholders for approval and voted upon;

(4)	by either party, if the merger has not occurred on or before March 31, 2017;

(5)	by First Bancorp, if (i) the CLBH Board of Directors fails to recommend to CLBH’s shareholders that they approve the merger agreement; (ii) the CLBH Board of Directors has approved, recommended, or proposed publicly to approve or recommend, an acquisition proposal by an entity other than First Bancorp; (iii) the CLBH Board of Directors fails to reaffirm its recommendation that CLBH’s shareholders approve the merger agreement following receipt of an acquisition proposal by an entity other than First Bancorp and within ten business days of First Bancorp’s request that it reaffirm such recommendation; or (iv) CLBH fails to comply in all material respects with its non-solicitation and shareholder meeting obligations under the merger agreement.

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(6)	by CLBH, prior to obtaining the required approval to the merger agreement by the CLBH shareholders, in order to enter into a proposal by a person other than First Bancorp involving the acquisition of CLBH with respect to which the CLBH Board of Directors has determined in good faith that such proposal, if accepted, is reasonably likely to be consummated on a timely basis, and that such proposal is more favorable to CLBH’s shareholders than the merger with First Bancorp; or

(7)	by either party without penalty when certain events occur related to a decrease in First Bancorp’s common stock price.

CLBH must pay to First Bancorp a termination fee of $3.5 million, if:

•	CLBH terminates the merger agreement pursuant to (6) listed above; or

•	(i) a proposal by a person other than First Bancorp involving the acquisition of CLBH has been communicated to or otherwise made known to the CLBH shareholders, CLBH senior management or CLBH Board of Directors, or any person other than First Bancorp has publicly announced an intention to make a proposal to acquire CLBH, (ii) (A) by either party pursuant to (4) listed above only if before that time approval of the CLBH shareholders to the merger agreement is not obtained, (B) by First Bancorp pursuant to (2) above, or (C) by either party pursuant to (3) above only if approval of the CLBH shareholders to the merger agreement is not obtained, and (iii) within 12 months of such termination CLBH is acquired by a person, or enters into an acquisition agreement with a person, other than First Bancorp.

 The following summarizes the required conditions of closing:

•	approval of the merger agreement by at least a majority of the outstanding shares of CLBH common stock held by CLBH shareholders;

•	approval of the merger by The Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks;

•	effectiveness of the registration statement of First Bancorp relating to the shares of First Bancorp common stock to be issued to CLBH shareholders in the merger, of which this proxy statement/prospectus forms a part;

•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the merger;

•	First Bancorp must have filed with The NASDAQ Stock Market a notification form for the listing of the shares of First Bancorp common stock to be delivered to the shareholders of CLBH as merger consideration, and The NASDAQ Stock Market shall not have objected to the listing of such shares of First Bancorp common stock;

•	receipt by each of First Bancorp and CLBH of an opinion of First Bancorp’s legal counsel as to certain tax matters;

•	the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and the day on which the merger is completed, subject to the materiality standards provided in the merger agreement,

•	the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement;

•	the delivery of officers’ certificates and secretary’s certificates to CLBH and First Bancorp by the other;

•	the execution and delivery of (i) option cash-out agreements by each holder of CLBH options who is an executive officer or director of CLBH , (ii) director non-compete agreements executed by the members of CLBH’s and Carolina Bank’s Boards of Directors, and (iii) claims letters executed by the members of CLBH’s and Carolina Bank’s Boards of Directors and the senior officers of CLBH;

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•	no directors or executive officers of CLBH shall have exercised any stock options for the purchase of CLBH common stock following the execution of the merger agreement;

•	there shall not have occurred a material adverse effect with respect to CLBH or First Bancorp from March 31, 2016 until the effective date;

•	the payment by First Bancorp of the merger consideration as provided in the merger agreement; and

•	all parties must stand ready to consummate the bank merger immediately following the merger.

Surrender of Certificates and Election of Consideration

After the effective date of the merger, each holder of CLBH common stock (as of that date) will be required to deliver the certificates representing such holder’s shares of CLBH common stock to First Bancorp’s exchange agent, Computershare Limited, in order to receive payment of the consideration from First Bancorp in connection with the merger. Each holder of CLBH common stock must complete and return the enclosed election form by 4:00 P.M. Eastern Standard time on [•], 2016 indicating his, her or its preference as to the proportion of First Bancorp common stock and/or cash he, she or it wishes to receive upon delivery of his, her or its shares of CLBH common stock.

Although each CLBH shareholder may elect to receive all cash, all stock or a mixture of cash and stock. The total merger consideration will be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH common stock will be exchanged for shares of First Bancorp common stock. Accordingly, if the aggregate cash elections are greater than the cash election maximum, each cash election will be reduced pro rata based on the amount by which the aggregate cash elections exceed the cash election maximum. Alternatively, if the aggregate stock elections are greater than the stock election maximum, each stock election will be reduced pro rata based on the amount by which the aggregate stock elections exceed the stock election maximum. If a holder does not make an election by 4:00 P.M. Eastern Standard time on [•], 2016, First Bancorp shall have the authority to determine the type of consideration to be exchanged for such non-election shares.

After delivering shares of CLBH common stock, the holder will receive either 1.002 shares of First Bancorp common stock, or a cash payment of $20.00, without interest, per share of CLBH common stock that such holder owned on the effective date of the merger. In lieu of a fractional share, a cash payment, without interest, will be paid for any fractional interest in First Bancorp common stock.

Until a holder delivers CLBH common stock, as applicable, to First Bancorp, the holder may not receive payment of any dividends or other distributions on shares of First Bancorp common stock into which his, her, or its shares of CLBH common stock have been converted, if any, and may not receive any notices sent by First Bancorp to its shareholders with respect to those shares.

Required Shareholder Approval and Consent

The holders of a majority of the outstanding shares of CLBH common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of [•], 2016, the record date for determining the shareholders entitled to notice of and to vote at the special meeting, the outstanding voting securities of CLBH consisted of [•] shares of common stock, with each registered holder of CLBH common stock being entitled to one vote per share. All of the directors of CLBH and Carolina Bank have agreed to vote their shares in favor of the merger. As of the record date, CLBH’s directors owned [•] shares, or [•]%, of the outstanding CLBH common stock (excluding options).

Expenses

All expenses incurred by First Bancorp in connection with the merger, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing these materials and all regulatory applications with state and federal authorities will be paid by First Bancorp. All expenses incurred by CLBH in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants will be paid by CLBH.

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Conduct of Business of CLBH Pending Closing

The merger agreement provides that, pending consummation of the merger, CLBH will, and will cause each of its subsidiaries to, except with the prior written consent of First Bancorp:

•	operate its business only in the usual, regular, and ordinary course consistent with past practice;

•	use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct at all times;

•	consult with First Bancorp prior to entering into or making any loans that exceed regulatory loan to value guidelines or entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which CLBH has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of the merger agreement; and

•	take no action which would be reasonably likely to affect the ability of any party to obtain any consents required for the transaction contemplated by the merger agreement or materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

The merger agreement also provides that, pending consummation of the merger, CLBH will not, and will not permit any of its subsidiaries to, except with the prior written consent of First Bancorp:

•	amend such entities’ articles of incorporation, bylaws or other governing instruments;

•	incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of such entity consistent with past practices and that are prepayable without penalty, charge, or other payment, or grant any lien on any material asset of such entity;

•	repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of such entity, or declare or pay any dividend or make any other distribution in respect of CLBH’s capital stock;

•	except for the merger agreement and except pursuant to the valid exercise of CLBH options outstanding as of the date of the merger agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CLBH common stock, any other capital stock of any such entity, or any right

•	adjust, split, combine or reclassify any capital stock of any such entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CLBH common stock or issue any CLBH options, or sell, lease, mortgage or otherwise dispose of or otherwise (i) any shares of capital stock of any CLBH subsidiary or (ii) any asset other than in the ordinary course of business for reasonable and adequate consideration;

•	except for purchases of U.S. government securities or U.S. government agency securities, which in either case have maturities of 12 months or less, purchase any securities or make any material investment (either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets) in any person other than a wholly owned CLBH subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures of loans in the ordinary course of business;

•	(i) except as contemplated by the merger agreement or as disclosed on CLBH’s disclosure memorandum, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any such entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any CLBH director, officer or employee (except for payments according to the officer agreements attached as exhibits to the merger agreement attached as Appendix A) , (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of such entity, (iv) change any fees or other compensation or other benefits to directors of such entity, or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any rights or restricted stock, or re-price rights granted under the CLBH benefit plans or authorize cash payments in exchange for any rights, except as otherwise contemplated in the merger agreement; or accelerate or vest or commit or agree to accelerate or vest any CLBH options or any amounts, benefits or rights payable by such entity;

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•	enter into or amend any employment contract between such entity and any person (unless such amendment is required by law) that such entity does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the effective time;

•	adopt any new employee benefit plan of such entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of CLBH benefit plans of such entity other than any such change that is required by law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by law or as contemplated by the agreement, the terms of such plans or consistent with past practice;

•	make any change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in tax laws, regulatory accounting requirements, or GAAP;

•	commence any litigation other than in accordance with past practice, or settle any litigation involving any liability of such entity for money damages or restrictions upon the operations of such entity;

•	enter into, modify, amend, or terminate any material contract; other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less and other than contracts described in the immediately following bullet point;

•	except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

•	Except, with respect to any extension of credit for which commitments have already been made and also any extension of credit with an unpaid balance of less than $1,000,000 if secured and $750,000 if unsecured, in conformity with existing lending policies and practices, waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms or maturities of CLBH’s deposits and other liabilities;

•	except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of five years or greater;
•	notwithstanding anything herein to the contrary, enter into, modify or amend any loan participation agreements;

•	except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of CLBH or Carolina Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

•	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	make any capital expenditures in excess of an aggregate of $50,000 other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

•	establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

•	knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger set forth in the merger agreement not being satisfied or in a violation of any provision of the merger agreement;

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•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

•	knowingly take any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

•	agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions set forth above; or

•	maintain Carolina Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods inconsistent with past practices of Carolina Bank;

•

(i) other than in the ordinary course of business consistent with past practice, make any material changes in Carolina Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) Carolina Bank’s hedging practices and policies, in each case except as required by law or requested by a regulatory authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices: or

•	take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

In addition, the merger agreement provides that each of First Bancorp and CLBH will give written notice promptly to the other, upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect, as applicable (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement, or (iii) would reasonably be likely to prevent or materially interfere with the consummation of the merger, and use its reasonable efforts to prevent or promptly to remedy the same.

Interests of the Directors and Officers of CLBH in the Merger

In considering the recommendation of the CLBH Board of Directors with respect to the merger, you should be aware that the executive officers and members of the CLBH board have agreements or arrangements that provide them with interests in the merger, including financial interests, which may be different from, or in addition to, the interests of the other shareholders of CLBH. The CLBH board was aware of these interests during its deliberations regarding the merits of the merger and in determining to recommend to CLBH shareholders that they vote in favor of the merger proposal. The amounts set forth in the discussions below regarding director and executive officer compensation are based on compensation levels as of the date of this proxy statement/prospectus unless otherwise specified.

Indemnification and Insurance

For a period of six years after the effective time of the merger, First Bancorp has agreed to indemnify, defend, and hold harmless the present and former directors and executive officers of CLBH against all liabilities arising out of actions or omissions arising out of their service as a director, officer, employee, or agent of CLBH or, at CLBH’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the effective time (including the merger and the other transactions contemplated by the merger agreement) to the fullest extent permitted by applicable law and by CLBH’s articles of incorporation and bylaws in effect on the date of the merger agreement, including provisions related to advances of expenses incurred in the defense of any litigation and regardless of whether First Bancorp is insured against any such matter.

Prior to the effective time of the merger, First Bancorp has agreed to purchase, or will direct CLBH to purchase, an extended reporting period endorsement under CLBH’s existing directors’ and officers’ liability insurance coverage for acts or omissions occurring prior to the effective time of the merger by the directors and officers currently covered under CLBH’s existing coverage. This endorsement will provide such CLBH directors and officers with coverage for a period of six years following the effective time of the merger.

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Existing Executive Officer Agreements

Existing Employment Agreements. The CLBH Board of Directors approved employment agreements with Messrs. Robert T. Braswell, T. Allen Liles, and Daniel D. Hornfeck in 2008 and J. Richard Spiker, II in 2014. The discussion that follows summarizes the terms of these agreements.

The employment agreements have three-year terms, with automatic one-year extensions on the anniversary of each agreement, unless the CLBH Board of Directors acts to terminate an agreement earlier. The agreements establish the terms and conditions of the employment relationship and the executives’ initial base salary, and also grant miscellaneous fringe benefits such as use of an automobile (in the case of Mr. Braswell), payment of club dues (for Messrs. Braswell, Spiker, and Liles), and reimbursement of reasonable business expenses. The 2016 base salaries currently in effect under the agreements are $364,140 for Mr. Braswell, $186,217 for Mr. Spiker, $207,156 for Mr. Liles, and $181,821 for Mr. Hornfeck.

The employment agreements may be terminated by CLBH or Carolina Bank with or without cause and terminate automatically when the executive attains age 65. The agreements provide for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable after a change-in-control. Severance benefits are not payable in the event of involuntary termination with cause or voluntary termination without good reason. For termination because of death, CLBH and Carolina Bank would provide, at their expense, continued health care coverage to the executive’s family for one year. For termination because of disability, the executive would be entitled to (x) base salary through the date on which termination becomes effective, any unpaid bonus or incentive compensation for the year before the year in which termination becomes effective, any payments the executive is entitled to under any disability insurance program in which the executive participates, and such other benefits to which he may be entitled under any other benefit arrangements of CLBH or Carolina Bank, and (y) continued medical and dental insurance coverage for up to three years during the remaining term of each agreement. If the executive’s employment terminates involuntarily but without cause or voluntarily but with good reason, he will receive a single lump sum cash payment equal to two times his base salary, plus, for Mr. Braswell, any bonus earned or accrued on his behalf through the date employment termination becomes effective (including any amounts awarded but that have not vested when termination becomes effective) and a pro rata share of any bonus for the year in which termination becomes effective. Good reason for voluntary termination will exist if adverse changes specified in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits or responsibilities or a material change in the geographic location at which the executive must perform services for CLBH. Whether termination is involuntary but without cause or voluntary but with good reason, the executive also will continue to receive medical and dental insurance benefits for a period that may be as long as the remaining term of the employment agreement.

Under the terms of his specific employment agreement, each of Messrs. Braswell and Liles is entitled to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by a factor of three upon the occurrence of a change in control, with such benefit payable regardless of whether the executive’s employment terminated after the change-in-control. In contrast, each of Messrs. Spiker and Hornfeck is entitled, under his specific employment agreement, to an undiscounted lump-sum cash payment equal to his annual compensation multiplied by three if and only if his employment is terminated involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control occurs. Mr. Hornfeck’s lump sum cash payment is equal to three times his annual compensation. Mr. Spiker’s lump sum cash payment is equal to 2.99 times his “base amount,” as such term is defined in Section 280G(b)(3)(A) of the Code. As of December 31, 2015, the value of the lump sum payment that would have been payable to Messrs. Braswell, Liles, Spiker and Hornfeck upon the occurrence of a “change in control” followed by a termination event would have been approximately $1,705,860; $845,232; $512,951; and $698,857, respectively.

Each of Messrs. Braswell, Liles and Hornfeck are expected to enter into a Severance Agreement and Release of Claims, which we refer to as the severance agreements, with First Bancorp. The severance agreements will satisfy all obligations to Messrs. Braswell, Liles and Hornfeck under their respective employment agreements. For a description of the severance agreements, see page 55.

Existing Salary Continuation Agreements. Carolina Bank entered into a salary continuation agreement with Mr. Spiker in October 2014 and amended or entered into new salary continuation agreements with Messrs. Braswell, Hornfeck and Liles in May 2008. These salary continuation agreements are summarized below.

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The salary continuation agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age of 65 or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability. An executive forfeits his salary continuation agreement benefits if his employment terminates involuntarily for cause. Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by Carolina Bank. Carolina Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the then-present value of the specified normal retirement benefit. If an executive’s employment terminates before the normal retirement age of 65, he will receive a reduced annual benefit that is based on the amount of Carolina Bank’s liability accrual balance when employment termination occurs. The reduced benefit would not be payable until the executive attains age 65. Salary continuation agreement benefits are payable for 15 years. The annual normal retirement age benefits payable under the SERPs are $200,000 for Mr. Braswell and $125,000 for Messrs. Liles, Spiker, and Hornfeck.

The salary continuation agreements also provide for a lump-sum cash benefit payable after a change-in-control. In the case of each of Messrs. Braswell and Liles, the salary continuation agreement lump-sum change-in-control benefit is payable regardless of whether the officer’s employment also terminates (but is payable on no more than one change-in-control occasion) and the benefit consists of the liability accrual balance projected to exist at normal retirement age. In the case of Messrs. Hornfeck and Spiker, the lump-sum change-in-control benefit is equal to the salary continuation agreement liability accrual balance existing if and when employment termination occurs within 24 months after the change-in-control, however that benefit is only payable if employment termination occurs involuntarily but without cause or voluntarily but with good reason within 24 months after a change-in-control. For this purpose, the term “good reason” is defined in the same manner as the term is defined in the employment agreements. The salary continuation agreements also provide that if a change-in-control occurred while the executive is receiving or is entitled at age 65 to receive retirement benefits under the salary continuation agreement, the executive will instead receive an immediate lump-sum payment consisting of the liability accrual balance.

Each of Messrs. Braswell, Liles and Hornfeck are expected to enter into severance agreements with First Bancorp. The severance agreements will satisfy all obligations to Messrs. Braswell, Liles and Hornfeck under their respective salary continuation agreements. For a description of the severance agreements, see page 55.

Endorsement Split Dollar Agreements. Messrs. Braswell and Liles are also parties to split dollar agreements with Carolina Bank that were entered into in 2003, granting to these executives the right to designate the beneficiary of a portion of the death benefits payable under certain bank-owned insurance policies on their lives. The designated beneficiaries of Messrs. Braswell and Liles will be entitled to 80% of the net death benefit payable under the insurance policies, which is payable directly by the insurer to the designated beneficiary. The term “net death benefit” means the total life insurance policy death benefit proceeds minus the policy cash surrender value. The policy cash surrender value and the portion of the net death benefit not payable to the executive’s beneficiary are payable in their entirety to Carolina Bank. The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer. Because these split dollar arrangements provide for post-retirement death benefits payable to the designated beneficiaries of Messrs. Braswell and Liles, Carolina Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

If the executive’s employment is terminated following a change of control and such termination is not for cause, then the executive will be 100% vested in the benefits under the agreement and, therefore, upon the executive’s death his beneficiaries will receive the death benefit provided by the agreement as if the executive had died while employed by Carolina Bank.

Compensation Arrangements for CLBH Executive Officers in Connection with the Merger

Consulting and Noncompete Agreements. Each of Messrs. Braswell and Liles have entered into a Consulting and Noncompete Agreement, which we refer to as the consulting agreements, with First Bancorp and First Bank. For purposes of the following discussion concerning the consulting agreements, references to First Bancorp include First Bank. The consulting agreements will take effect on the latter of (1) the effective time of the merger and (2) the effectiveness of the severance agreements described below.

Upon consummation of the merger, First Bancorp will engage Messrs. Braswell and Liles to render consulting services to First Bancorp in connection with First Bancorp’s business. Such services are not to exceed forty hours per month and include supporting First Bancorp (1) by advising First Bancorp management as to matters of their institutional knowledge such as prior philosophy, the competitive factors of Carolina Bank’s market, Carolina Bank personnel qualifications and utilization as well as historical effectiveness of Carolina Bank product and services offerings; (2) by assisting First Bancorp with identifying, evaluating and bringing in new loan and deposit business; (3) by assisting with unresolved issues from CLBH or Carolina Bank’s past operations; and (4) providing such other consulting services as may be reasonably requested by the executive officers of First Bancorp from time to time.

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Once Mr. Braswell’s consulting agreement takes effect as described above, it will continue until the earliest of (1) the close of business on the last business day immediately preceding the second anniversary of the effective date of the agreement; (2) Mr. Braswell’s death; (3) upon the disability (as defined in the agreement) of Mr. Braswell for a period of ninety consecutive days; (4) First Bancorp’s termination of the agreement at any time upon Mr. Braswell’s material breach of the agreement by failing to adequately provide the services set forth therein which remains uncured by Mr. Braswell for fifteen business days after First Bancorp provides written notice of such material breach; and (5) Mr. Braswell’s termination of the agreement at any time following the first anniversary of the effective date of the agreement by providing two weeks’ prior written notice. Mr. Liles’s consulting agreement will continue until the earliest of (1) the close of business on the last business day immediately preceding the first anniversary of the effective date of the agreement; (2) Mr. Liles’s death; (3) upon the disability (as defined in the agreement) of Mr. Liles for a period of ninety consecutive days; and (4) First Bancorp’s termination of the agreement at any time upon Mr. Liles’s material breach of the agreement by failing to adequately provide the services set forth therein which remains uncured by Mr. Liles for fifteen business days after First Bancorp provides written notice of such material breach.

As compensation for their consulting services, First Bancorp will pay Mr. Braswell $4,166 per month and will pay Mr. Liles $7,500 per month. First Bancorp will also reimburse Messrs. Braswell and Liles for all reasonable business expenses they incur in connection with the performance of their duties under the consulting agreements. Messrs. Braswell and Liles will be considered independent contractors of First Bancorp.

In addition to the consulting agreements with Messrs. Braswell and Liles, it is expected that Mr. Hornfeck will enter into a Noncompete Agreement, which we refer to as the noncompete agreement, with First Bancorp. The consulting agreements and the noncompete agreement each contain several restrictive covenants. These covenants will be in effect for twenty-four months from the effective date of the consulting agreements with Messrs. Braswell and Liles and would be in effect for twelve months from the effective date of the noncompete agreement with Mr. Hornfeck. The restrictive covenants include agreements not to solicit customers, recruit personnel, or compete with First Bancorp. We refer to the twenty-four and twelve month periods noted above as the restricted time. To the extent applicable, the restrictive covenants cover a geographic territory consisting of (1) Alamance, Chatham, Forsyth, Guilford, and Randolph Counties, North Carolina, and any other county in which Carolina Bank had an office upon the effective date of the officer’s separation from employment from Carolina Bank; (2) a radius of thirty miles from the main office of Carolina Bank; or (3) a radius of thirty miles from any branch or loan production office of Carolina Bank. We refer to this geographic territory as the restricted territory.

Under the non-solicitation covenant, during the restricted time and in the restricted territory, the officers agree (1) not to directly or indirectly solicit or attempt to solicit any customer (as defined below) to accept or purchase financial products or services (as defined in the agreement) of the same nature, kind or variety as provided to the customer by Carolina Bank during the two years immediately preceding the effective date of the officer’s separation of employment with CLBH and Carolina Bank; (2) not to directly or indirectly influence, or attempt to influence any customer of CLBH, Carolina Bank, or First Bancorp to alter that person’s or entity’s business relationship with either CLBH, Carolina Bank, or First Bancorp in any respect; and (3) not to accept the business of any customer related to the financial products or services or provide financial products or services to any customer on behalf of anyone other than First Bancorp.

Under the non-recruitment covenant, during the restricted time, the officers agree not to solicit or attempt to solicit, encourage or induce in any way any employee, joint venturer or independent contractor of First Bancorp to terminate an employment or contractual relationship with First Bancorp. During the restricted time, the officers agree that they will not hire any person employed by CLBH or Carolina Bank during the two-year period prior to the effective date of their separation of employment with CLBH and Carolina Bank or any person employed by First Bancorp.

Under the non-competition covenant, during the restricted time and in the restricted territory, the officers agree not to, without the prior written consent of First Bancorp, engage, undertake or participate in the business of providing, selling, marketing or distributing financial products or services of a similar nature, kind or variety (1) as offered by CLBH or Carolina Bank to customers during the two years immediately preceding the effective date of the officer’s separation of employment with CLBH and Carolina Bank, or (2) as offered by First Bancorp to any of its customers during the restricted time. The officers also agree that during the restricted time they will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 5% or more of the outstanding stock of any entity providing the financial products or services described above which is located in or conducts business in the restricted territory.

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For purposes of the agreement, a “customer” is defined as any individual, joint venturer, entity of any sort, or other business partner of CLBH or Carolina Bank, with, for or to whom CLBH or Carolina Bank has provided financial products or services during the last two years of the officer’s employment with CLBH and Carolina Bank; or any individual, joint venturer, entity of any sort, or business partner whom CLBH or Carolina Bank has identified as a prospective customer of financial products or services within the last two years of the officer’s employment with CLBH and Carolina Bank.

In consideration of the restrictive covenants described above, First Bancorp will pay Mr. Braswell $33,333.33 per month for the first twelve months of the restricted period and $25,000 per month for the last twelve months of the restricted period. First Bancorp will pay Mr. Liles $20,833.33 per month for the first twelve months of the restricted period and $12,500 per month for the last twelve months of the restricted period. First Bancorp will pay Mr. Hornfeck $19,166 each month during the twelve-month restricted period.

Severance Agreements and Releases of Claims. Each of Messrs. Braswell, Liles and Hornfeck are also expected to enter into a severance agreement with First Bancorp. The purpose of these agreements is to provide severance pay to Messrs. Braswell, Liles and Hornfeck in full and complete satisfaction of the obligations to Messrs. Braswell and Liles under their existing employment agreements, salary continuation agreements and endorsement split dollar agreements, which are summarized above.

Mr. Braswell will receive the following severance payments under his severance agreement:

1.	A lump sum cash amount of $901,554, less applicable deductions and withholdings, pursuant to section 5.1(a) of his employment agreement (change in control benefits). This amount has been reduced to avoid excise tax liability, and Mr. Braswell has agreed to this reduction.

2.	A lump sum cash amount of $2,121,537, less applicable deductions and withholdings, which represents the payment owed to Mr. Braswell under his salary continuation agreement.

3.	A lump sum cash amount of $11,793, less applicable deductions and withholdings, which represents the present value of the projected cost to maintain Mr. Braswell’s medical and dental insurance coverage pursuant to section 4.2(b) of his employment agreement.

4.	A lump sum cash amount of $3,135, less applicable deductions and withholdings, which represents the amount for one year of membership in Mr. Braswell’s country club.

In addition to the cash payments above, title to the automobile owned by Carolina Bank and used by Mr. Braswell will be transferred to Mr. Braswell. The estimated value of the automobile is $50,000.

Mr. Liles will receive the following severance payments under his severance agreement:

1.	A lump sum cash amount of $359,286, less applicable deductions and withholdings, pursuant to section 5.1(a) of his employment agreement (change in control benefits). This amount has been reduced to avoid excise tax liability, and Mr. Liles has agreed to this reduction.

2.	A lump sum cash amount of $1,325,961, less applicable deductions and withholdings, which represents the payment owed to Mr. Liles under his salary continuation agreement.

3.	A lump sum cash amount of $15,232, less applicable deductions and withholdings, which represents the present value of the projected cost to maintain Mr. Liles’s medical and dental insurance coverage pursuant to section 4.2(b) of his employment agreement.

Mr. Hornfeck will receive the following severance payments under his severance agreement:

1.	A lump sum cash amount of $471,653, less applicable deductions and withholdings, pursuant to section 5.1(a) of his employment agreement (change in control benefits). This amount has been reduced to avoid excise tax liability, and Mr. Hornfeck has agreed to this reduction.

2.	A lump sum cash amount of $188,459, less applicable deductions and withholdings, which represents the payment owed to Mr. Hornfeck under his salary continuation agreement.

3.	A lump sum cash amount of $28,848, less applicable deductions and withholdings, which represents the present value of the projected cost to maintain Mr. Hornfeck’s medical and dental insurance coverage pursuant to section 4.2(b) of his employment agreement.

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In exchange for these payments, Messrs. Braswell, Liles and Hornfeck release and discharge First Bancorp from any and all claims, demands, and liabilities that Messrs. Braswell, Liles and Hornfeck have ever had or may have against First Bancorp or First Bancorp’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on employment or the termination of the employment relationship. Messrs. Braswell, Liles and Hornfeck also agree not to file or consent to the filing of any lawsuit, complaint, or action against First Bancorp, or First Bancorp’s officers, directors, or employees arising out of or in any way related to his employment or the termination of his employment.

The severance agreements also contain a non-disparagement provision whereby Messrs. Braswell, Liles and Hornfeck agree not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of First Bancorp, including a lowered opinion of any services provided by First Bancorp, unless such communication is required by law. Except as required by law, First Bancorp will instruct its named executive officers and Board of Directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Messrs. Braswell, Liles or Hornfeck.

Director Retirement Agreements

In 2008 and 2012, Carolina Bank entered into director retirement agreements with certain of its then-current non-employee directors, including Messrs. Barrett, Bright, Brown, and Hooper. The director retirement agreements were intended to encourage directors to remain directors of Carolina Bank, assuring Carolina Bank that it would continue to have the benefit of the directors’ experience and guidance. The director retirement agreements provide for an annual benefit of approximately $10,000. The benefit is payable for ten years beginning with the month immediately after the month in which the director reaches age 70. If a director’s service terminates before age 70 for reasons other than death, disability, or termination for cause, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a 10-year period, a payment based upon the retirement-liability balance accrued by Carolina Bank at the end of the month before the month in which the director’s service terminates. Likewise, if a director’s service terminates because of disability before age 70, beginning with the month immediately after the month in which the director reaches age 70, he or she will receive, over a 10-year period, a payment based upon the retirement-liability balance accrued by Carolina Bank at the end of the month before the month in which the director’s service terminates. If a change-in-control occurs both before the director reaches age 70 and before the director’s service terminates, then the director will receive a lump-sum payment equal to the retirement-liability balance accrued by Carolina Bank on the date of the change-in-control. For this purpose, the term “change-in-control” means a change-in-control as defined in Code Section 409A and Internal Revenue Service regulations implementing Section 409A. After a director’s death, an amount equal to the retirement-liability balance on the date of the director’s death will be paid to his or her beneficiary in a single lump sum. A director will forfeit all benefits under the director retirement agreement if he is not nominated for re-election because of the director’s gross negligence or gross neglect of duties, commission of a felony or misdemeanor involving moral turpitude, acts of fraud, disloyalty, or willful violation of any law or significant bank policy, a breach of the director’s fiduciary duties for personal profit, or if the director is removed by order of the FDIC. Carolina Bank has also agreed to pay legal fees incurred by the director if his director retirement agreement is challenged following a change-in-control, up to a maximum of $125,000 for each director. Based on the retirement-liability balances projected as of December 31, 2016, the value of the lump-sum payment that would have been payable to Messrs. Barrett, Bright, Brown, and Hooper upon the occurrence of a change-in-control would have been approximately $20,455; $55,875; $72,956; and $21,153, respectively.

Support Agreements

As an inducement to and a condition to First Bancorp’s willingness to enter into the merger agreement, each of the directors and executive officers of CLBH and Carolina Bank entered into a support agreement with First Bancorp. Pursuant to the support agreements, each of the directors and executive officers of CLBH and Carolina Bank agreed, among other things, to vote all of the shares of CLBH common stock for which he or she has sole voting authority, and to use his or her reasonable efforts to cause to be voted all of the shares of CLBH common stock for which he or she has shared voting authority, in either case whether such shares were beneficially owned on the date of the support agreement or are subsequently acquired: (1) for the approval of the merger agreement and the merger at the CLBH shareholders’ meeting; and (2) against any acquisition proposal (as defined in the merger agreement) other than the merger. In addition, the directors and executive officers of CLBH agreed not to directly or indirectly, except with the prior approval of First Bancorp, (1) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of CLBH’s shareholders’ meeting any or all of his or her shares of CLBH common stock or (2) deposit any shares of CLBH common stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of CLBH common stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the merger agreement and the merger and matters related thereto. As of the record date, the directors and executive officers of CLBH and Carolina Bank were entitled to vote [•] shares, or approximately [•]% of the outstanding shares of CLBH common stock.

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Appointment of CLBH Directors

Prior to the effective time of the merger, First Bancorp will take all action necessary to appoint two representatives of CLBH’s Board of Directors, as identified by First Bancorp, to the Board of Directors of First Bancorp and First Bank, to be effective following the effective time of the merger. Members of the First Bancorp board are expected to receive compensation consistent with the compensation paid to current non-employee directors of First Bancorp, as described in the definitive proxy statement for First Bancorp’s 2016 annual meeting of shareholders, which was filed with the SEC on April 4, 2016, and is incorporated by reference into this proxy statement/prospectus. For 2016, the First Bancorp board has set a baseline retainer for all non-employee directors of $21,000. Audit committee members receive an additional $1,000 retainer. Each of the chairman of the Board of Directors of First Bancorp, the chairman of the Board of Directors of First Bank, and the chairman of the audit committee receives an additional $6,000 retainer. As of the date of this proxy statement/prospectus, First Bancorp has not identified which of the current CLBH directors will join the boards of First Bancorp and First Bank following the effective time of the merger.

Non-Compete Agreements with CLBH Directors

As an inducement to and a condition of First Bancorp’s willingness to enter into the merger agreement, each of the directors of CLBH entered into a non-compete agreement with First Bancorp. These agreements contain provisions regarding non-recruitment of employees, non-solicitation of customers, and non-competition.

Under the non-recruitment provisions, each CLBH director agrees that for a period of two years following the effective time of the merger, the director will not, without the prior written consent of First Bancorp, directly or indirectly, on behalf of himself or any other person, solicit or recruit for employment or encourage to leave employment with First Bancorp or any of First Bancorp’s affiliated companies, any employee of First Bancorp or of any of First Bancorp’s affiliated companies with whom the director worked during the director’s service as a director of CLBH or any CLBH affiliated company and who performed services for CLBH, First Bancorp, or any of their affiliated companies’ customers and who has not thereafter ceased to be employed by CLBH, First Bancorp or any of their affiliated companies for a period of not less than one year.

Under the non-solicitation provisions, each CLBH director agrees that for a period of two years following the effective time of the merger, the director will not, without the prior written consent of First Bancorp, directly or indirectly, on behalf of himself or any other person, solicit or attempt to solicit for the purpose of providing any business activities (as defined in the support agreement) any customer of the CLBH, First Bancorp or any of their affiliated companies with whom the director had material contact on behalf of CLBH or Carolina Bank in the course of the director’s service as a director of CLBH or Carolina Bank.

Under the non-competition provisions, each CLBH director agrees that for a period of two years following the effective time of the merger, the director will not, without the prior written consent of First Bancorp, engage or participate in, or prepare or apply to commence, any business activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other person that competes in the restricted area with First Bancorp or any affiliated company with respect to business activities. For purposes of the non-compete agreement, “business activities” means any of the business activities conducted by First Bancorp, CLBH or any of their affiliated companies as of the effective time of the merger. The director agrees that the market in which First Bank would conduct its business activities as of the effective time of the merger includes the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County. For purposes of the non-compete agreement, the restricted area is defined as the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County.

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Merger Consideration to be Received by CLBH Directors and Executive Officers in Exchange for Their Shares of CLBH Common Stock

The following table sets forth the consideration CLBH directors and executive officers may receive if the directors and executive officers elect to receive 100% in cash, 100% in common stock of First Bancorp, or a mix of common stock and cash in exchange for their shares of CLBH common stock in connection with the merger. The directors and executive officers, as shareholders, may choose either form of consideration, a mix of the two types of consideration, or they may choose no preference, in which case the merger consideration to be received by the directors and executive officers will be determined by the exchange agent depending on the amount of cash and shares elected by the CLBH shareholders who make an express election. The total merger consideration will be prorated as necessary to ensure that 25% of the total outstanding shares of CLBH’s common stock will be exchanged for cash and 75% of the total outstanding shares of CLBH’s common stock will be exchanged for shares of First Bancorp common stock in the merger.

Name of Director/Executive Officer	Shares of CLBH Common Stock Beneficially Owned as of July 31, 2016(1)	Consideration for 100% Cash Election(2)	Consideration for 100% Stock Election(3)	Consideration for 75% Stock Election and 25% Cash Election(4)

Donald H. Allred	13,399	$267,980	$251,331	$255,493
Susan Alt	15,943	$318,860	$299,050	$304,002
Kevin J. Baker	14,549	$290,980	$272,902	$277,421
J. Alexander S. Barrett	37,414	$748,280	$701,791	$713,413
Robert T. Braswell	94,495	$1,889,900	$1,772,484	$1,801,838
Stephen K. Bright	37,746	$754,920	$708,018	$719,744
Michael F. Bumpass	8,805	$176,100	$165,159	$167,894
Abby Donnelly	5,858	$117,160	$109,881	$111,701
James E. Hooper	106,871	$2,137,420	$2,004,626	$2,037,825
Daniel D. Hornfeck	14,014	$280,280	$262,867	$267,220
J. Edward Kitchen	16,680	$333,600	$312,874	$318,056
T. Allen Liles	49,533	$990,660	$929,112	$944,499
J. Richard Spiker, II	2,520	$50,400	$47,269	$48,052
Kim A. Thompson	2,525	$50,500	$47,363	$48,147

All directors and executive officers as a group (14 persons)	420,352	$8,407,040	$7,884,727	$8,015,306

(1)	See “Beneficial Ownership of CLBH Common Stock” on page 74 of this proxy statement/prospectus for additional information on the beneficial ownership of the CLBH directors and executive officers. Since all CLBH stock options will be cancelled in exchange for cash as of the effective time of the merger, they have been excluded from the beneficial ownership tabulations in this table.

(2)	Calculated based on a price per CLBH share equal to $20.00, the per-share cash consideration in the merger.

(3)	Calculated based on the exchange ratio of 1.002 and the closing price of $18.72 per share of First Bancorp common stock, as reported on The NASDAQ on July 29, 2016. No fractional shares of First Bancorp common stock will be issued in connection with the merger. As a result, each resulting fractional share has been multiplied by $18.72.

(4)	Calculated by assuming (1) 75% of each share of CLBH common stock is converted into First Bancorp common stock (with the value of a full CLBH share for this purpose calculated based on the exchange ratio of 1.002 and the closing price of $18.72 per share of First Bancorp common stock, as reported on NASDAQ on July 29, 2016, and (2) the remaining 25% of each such share is converted into cash (based on a price per CLBH share equal to $20.00).

CLBH Stock Options

Directors and executive officers hold outstanding stock options that were granted under CLBH’s equity plans. Under the merger agreement, each director and executive officer is required to execute and deliver an option cash-out agreement pursuant to which he or she agrees to cancel his or her outstanding CLBH stock options as of the effective time of the merger in exchange for a one-time cash payment. The amount of the cash payment will be equal to the number of shares of CLBH common stock underlying such person’s stock options multiplied by $20.00 (the cash consideration in the merger), less the exercise price per share under the stock options.

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Merger-Related Compensation for CLBH’s Named Executive Officers

This section sets forth the information required by Item 402(t) of SEC Regulation S-K for each named executive officer of CLBH that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. This compensation is subject to a non-binding advisory vote of CLBH shareholders, as described in “PROPOSAL NO. 2 – ADVISORY VOTE ON MERGER-RELATED COMPENSATION.”

The merger-related compensation described below does not include compensation that may be paid or become payable to Messrs. Braswell and Liles pursuant to the consulting agreements between Messrs. Braswell and Liles and First Bancorp, which will become effective following the effective time of the merger. For additional details regarding the terms of the payments that Messrs. Braswell and Liles may be entitled to receive under the consulting agreements with First Bancorp, see the discussion under the heading “Interests of CLBH’s Directors and Executive Officers in the Merger—Compensation Arrangements for CLBH Executive Officers in Connection with the Merger—Consulting and Noncompete Agreements” above.

The following table sets forth the proposed amount of payments and benefits that each named executive officer of CLBH would receive in connection with the merger, assuming the effective time of the merger occurs on December 31, 2016. The payments and benefits below are subject to an advisory (nonbinding) vote of CLBH’s shareholders, as described under Proposal 2.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)		Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Robert T. Braswell	$901,554	(1)	—	$2,121,567	(2)	$64,928	(3)	—	—	$3,088,049
T. Allen Liles	359,286	(4)	—	1,325,961	(5)	15,232	(6)	—	—	1,700,479
Daniel D. Hornfeck	471,653	(7)	—	188,459	(8)	22,848	(9)	—	—	682,960
J. Richard Spiker, II	507,052	(10)	—	73,449	(11)	7,616	(12)	—	—	588,117
Phillip B. Carmac(13)	—		—	—		—		—	—	—

____________________

(1)	Amount expected to be paid to Mr. Braswell pursuant to section 5.1(a) of his employment agreement (change in control benefits), as reduced to avoid excise tax liability.

(2)	Amount expected to be paid to Mr. Braswell under his salary continuation agreement.

(3)	Includes the following amounts expected to be paid to Mr. Braswell: (i) $11,793 for maintenance of medical and dental insurance coverage pursuant to section 4.2(b) of Mr. Braswell’s employment agreement; (ii) $3,135 for one year of membership in Mr. Braswell’s country club; and (iii) $50,000, which represents the estimated value of an automobile owned by Carolina Bank, title to which is to be transferred to Mr. Braswell.

(4)	Amount expected to be paid to Mr. Liles pursuant to section 5.1(a) of his employment agreement (change in control benefits), as reduced to avoid excise tax liability.

(5)	Amount expected to be paid to Mr. Liles under his salary continuation agreement.

(6)	Amount expected to be paid to Mr. Liles for maintenance of medical and dental insurance coverage pursuant to section 4.2(b) of Mr. Liles’s employment agreement.

(7)	Represents amount that would be payable to Mr. Hornfeck under section 5.1(a) of his employment agreement if his employment is terminated involuntarily but without cause or voluntarily but with good reason within twenty-four months of the merger, as reduced to avoid excise tax liability.

(8)	Represents amount that would be payable to Mr. Hornfeck under his salary continuation agreement if his employment is termination involuntarily but without cause or voluntarily but with good reason within twenty-four months of the merger.

(9)	Represents amount that would be payable to Mr. Hornfeck under section 4.2(b) of his employment agreement for maintenance of medical and dental insurance coverage.

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(10)	Represents amount that would be payable to Mr. Spiker under section 5(d) of his employment agreement if his employment is terminated involuntarily but without cause or voluntarily but with good reason within twenty-four months of the merger, as reduced to avoid excise tax liability.

(11)	Represents amount that would be payable to Mr. Spiker under his salary continuation agreement if his employment is terminated involuntarily but without cause or voluntarily but with good reason within twenty-four months of the merger.

(12)	Represents amount that would be payable to Mr. Spiker under section 5(d) of his employment agreement for maintenance of medical and dental insurance coverage.

(13)	Mr. Carmac resigned from his position with Carolina Bank effective April 18, 2016 and will not receive any compensation in connection with the merger.

Differences in Legal Rights between Shareholders of CLBH and First Bancorp

Following the merger you will no longer be a CLBH shareholder and, if you receive shares of First Bancorp following the merger, your rights as a shareholder will no longer be governed by CLBH’s articles of incorporation and bylaws. You will be a First Bancorp shareholder and your rights as a First Bancorp shareholder will be governed by First Bancorp’s articles of incorporation and bylaws. Your former rights as a CLBH shareholder and your new rights as a First Bancorp shareholder are different in certain ways, including the following:

	CLBH Shareholder Rights	First Bancorp Shareholder Rights
Authorized, Issued and Outstanding Capital Stock	The authorized capital stock of CLBH currently consists of 20,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of preferred stock, no par value per share, including 16,000 shares of preferred stock designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) and 15,500 shares of preferred stock designated as Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Stock”). As of the record date, [•] shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.	The authorized capital stock of First Bancorp currently consists of 40,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. As of the record date, [•] shares of common stock were issued and outstanding, 63,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A”) are authorized, with no shares issued and outstanding, 63,500 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B”) are authorized, with no shares issued and outstanding, and 728,706 shares of Series C Convertible Perpetual Preferred Stock (“Series C”) are authorized, with 728,706 shares issued and outstanding.

Shareholder Ability to Call Special Meetings	The bylaws of CLBH provide that special meetings of the shareholders may be called by the President or the Board of Directors.	The bylaws of First Bancorp provide that special meetings may be called by the Chief Executive Officer, the President, or by the Board of Directors.

Advance Notice Requirements for Shareholder Proposals

Shareholder proposals must be received at CLBH’s principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to shareholders in connection with the previous year's annual meeting.

The bylaws provide that all nominations for election to the Board of Directors, other than those made by the board or its committees, must be in writing and delivered to CLBH’s secretary not less than 120 days prior to the shareholder meeting.

The bylaws of First Bancorp provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of First Bancorp not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. A shareholder’s notice must set forth (a) a brief description of the business desired to be brought before the annual meeting and the reasons for bringing such business before the annual meeting and (b) as to the shareholder giving the notice, the name and address, as they appear on First Bancorp’s books, of such shareholder, (c) the classes and number of shares of First Bancorp which are owned of record or beneficially by such shareholder, and (d) any material interest of such shareholder in such business other than his interest as a shareholder of First Bancorp.

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Number of Directors	The bylaws of CLBH provide that the number of directors on CLBH’s Board of Directors may range from five to twenty-five. The number of directors may be fixed from time to time by a majority of the Board of Directors. CLBH’s Board of Directors currently has eleven directors.	The bylaws of First Bancorp provide that the number of directors on First Bancorp’s Board of Directors may range from three to eighteen. The number of directors may be fixed from time to time by the Board of Directors by resolution. First Bancorp’s Board of Directors currently has nine directors.

Structure of Board	The bylaws of CLBH provide that, if there are less than nine directors, the directors will serve terms of one year. If there are nine or more directors, however, the directors will be divided into three classes, as nearly equal in number as possible, to serve staggered, three-year terms.	The bylaws of First Bancorp provide that the terms of office for directors continue until the next annual meeting and until their successors are elected and qualified. Accordingly, First Bancorp directors serve one-year terms rather than three-year terms.

Removal of Directors

CLBH’s articles of incorporation provide that a director may only be removed for cause by the shareholders representing a majority of all shares entitled to vote at an annual or special meeting of CLBH.

For this purpose, “cause” is defined as (i) the criminal prosecution and conviction during the course of the director’s service as a director of an act of fraud, embezzlement, theft or personal dishonesty (excepting minor traffic and similar violations in the nature of a misdemeanor under North Carolina law); (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust; or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors, under any of CLBH’s fidelity bonds or insurance policies covering its directors, officers or employees.

The bylaws of First Bancorp provide that directors may be removed, with or without cause, by an affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the election of directors.

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Approval of Business Transactions

Neither the articles of incorporation nor the bylaws of CLBH require any supermajority vote of common stock holders for the approval of business transactions, so long as such transaction (including a merger, consolidation, exchange of shares, or sale, lease, or exchange of all or substantially all of the assets) is approved by a majority of the members of the Board unaffiliated with any other party to such transaction.

However, if such board approval is not obtained, CLBH’s articles of incorporation provide that such transaction requires the prior approval of the holders of at least a supermajority (66 2/3%) of the outstanding shares of all classes of stock, voting together as a single class (unless class voting rights are specifically permitted for a class).

So long as any shares of Series A Preferred Stock are outstanding, in addition to the above approvals required, the vote of a supermajority (66 2/3%) of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be required for such business transactions. There are no shares of Series A Preferred Stock outstanding.

The holders of Series B Preferred Stock do not having voting rights with respect to business transactions, unless the Series B Preferred Stock is not converted to common stock or otherwise treated as common stock, on an as-converted basis, in such transaction. There are no shares of Series B Preferred Stock currently outstanding.

Neither the articles of incorporation nor the bylaws of First Bancorp require any supermajority vote of common stock holders for the approval of business transactions.

So long as any shares of the Series A preferred stock are outstanding, the articles of incorporation of First Bancorp require approval of a supermajority (66 2/3%) of the Series A preferred stock to effect or validate certain business transactions. As of this filing, no shares of the Series A preferred stock are outstanding.

So long as any shares of the Series C preferred stock are outstanding, the articles of incorporation of First Bancorp require approval of a majority of the Series C preferred stock to enter into any agreement, merger or business consolidation if the rights of the Series C holders are adversely affected. As of this filing, 728,706 shares of the Series C preferred stock are outstanding, all of which are held by one shareholder.

Shareholder Action Without Meeting

The North Carolina Business Corporation Act (the “NCBCA”) provides that action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice (except as provided below), if the action is taken by all the shareholders entitled to vote on the action.

Unless the articles of incorporation otherwise provide, if shareholder approval is required for (i) an amendment to the articles of incorporation, (ii) a plan of merger or share exchange, (iii) a plan of conversion, (iv) the sale, lease, exchange, or other disposition of all, or substantially all, of CLBH’s property, or (v) a proposal for dissolution, and the approval is to be obtained through action without meeting, CLBH must give its shareholders, other than shareholders who consent to the action, written notice of the proposed action at least 10 days before the action is taken.

CLBH’s articles of incorporation and bylaws do not change this default provision.

The bylaws of First Bancorp provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if one or more written consents have been signed by all of the shareholders who would be entitled to vote upon such action at a meeting and delivered to First Bancorp for the inclusion in the minutes or filing with the corporate records.

If First Bancorp is required by law to give notice to non-voting shareholders of action to be taken by unanimous written consent of the voting shareholders, then First Bancorp shall give the non-voting shareholders, if any, written notice of the proposed action at least ten (10) days before the action is taken.

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Amendments to Articles of Incorporation and Bylaws

The NCBCA provides that, unless the articles of incorporation provide otherwise, a North Carolina corporation’s articles of incorporation may be amended, by resolution of the Board of Directors or by unanimous written consent, without shareholder action to make any one of more of the following changes:

1.    delete the names and addresses of the initial directors;

2.    delete the name and addresses of the initial registered agent or registered office, if a statement of change is on file with the North Carolina Secretary of State;

3.    if the corporation has only one class of shares outstanding:

a.    to change each issued and unissued authorized share of the class into a greater number of whole shares of the class; or

b.    to increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend.

4.    to change the corporate name by substituting the word “corporation”, “incorporated”, “company”, “limited”, or the abbreviation “corp.”, “inc.”, “co.”, or “ltd.”, for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name;

5.    to reflect a reduction in authorized shares when the corporation has acquired its own shares and the articles of incorporation prohibit the reissue of the acquired shares;

6.    to delete a class of shares from the articles of incorporation, when there are no remaining authorized shares of the class because the corporation has acquired all authorized shares of the class and the articles of incorporation prohibit the reissue of the acquired shares; or

7.    to make any other change expressly permitted by the NCBCA to be made without shareholder approval.

The NCBCA provides that, unless the articles of incorporation provide otherwise, a North Carolina corporation’s articles of incorporation may be amended, by resolution of the Board of Directors or by unanimous written consent, without shareholder action to make any one of more of the following changes:

1.    delete the names and addresses of the initial directors;

2.    delete the name and addresses of the initial registered agent or registered office, if a statement of change is on file with the North Carolina Secretary of State;

3.    if the corporation has only one class of shares outstanding:

a.    to change each issued and unissued authorized share of the class into a greater number of whole shares of the class; or

b.    to increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend.

4.    to change the corporate name by substituting the word “corporation”, “incorporated”, “company”, “limited”, or the abbreviation “corp.”, “inc.”, “co.”, or “ltd.”, for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name;

5.    to reflect a reduction in authorized shares when the corporation has acquired its own shares and the articles of incorporation prohibit the reissue of the acquired shares;

6.    to delete a class of shares from the articles of incorporation, when there are no remaining authorized shares of the class because the corporation has acquired all authorized shares of the class and the articles of incorporation prohibit the reissue of the acquired shares; or

7.    to make any other change expressly permitted by the North Carolina Business Corporation Act to be made without shareholder approval.

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All other amendments to the articles of incorporation must be approved by the Board of Directors and the shareholders. The NCBCA provides that, unless the articles of incorporation require a different vote, a North Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create appraisal rights, or (ii) the votes required by the North Carolina General Statutes 55-7-25 and 55-7-26 by every other voting group entitled to vote on the amendment.

The articles of incorporation of CLBH do not alter this default voting standard.

CLBH’s bylaws provide that the Board may amend or repeal bylaws, except to the extent otherwise provided by law, the articles of incorporation or a bylaw adopted by the shareholders. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repeal by the Board unless the articles of incorporation or a bylaw adopted by the shareholders authorizes the Board to adopt, amend or repeal that particular bylaw or the bylaws generally.

All other amendments to the articles of incorporation must be approved by the Board of Directors and the shareholders. The North Carolina Business Corporation Act provides that, unless the articles of incorporation require a different vote, a North Carolina corporation’s articles of incorporation generally may be amended only upon approval by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create appraisal rights, or (ii) the votes required by the North Carolina General Statutes 55-7-25 and 55-7-26 by every other voting group entitled to vote on the amendment.

The articles of incorporation of First Bancorp do not alter this default voting standard.

First Bancorp’s bylaws provide that except as otherwise provided in a bylaw adopted by the shareholders, the articles of incorporation, or the statute, the First Bancorp Board of Directors may amend or repeal the bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the First Bancorp Board of Directors if neither the articles of incorporation nor a bylaw adopted by the shareholders authorizes the First Bancorp Board of Directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

Dividends

No cash dividends were declared or paid on CLBH’s common stock in the first or second quarter of 2016, or in 2015, 2014, 2013 or 2012.

First Bancorp declared cash dividends of $0.08 per share of common stock in the first and second quarter of 2016, and $0.08 per share in each quarter of 2015, 2014, 2013, and 2012. First Bancorp intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by First Bancorp’s Board of Directors after consideration of certain non-financial and financial factors including earnings, capital requirements, and the financial condition of First Bancorp, and will depend on cash dividends paid to it by its subsidiary bank. The ability of First Bancorp’s subsidiary bank to pay dividends to it is restricted by certain regulatory requirements.

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Accounting Treatment

The merger will be accounted for as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of CLBH will be included in the consolidated financial statements of First Bancorp. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of CLBH acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

Regulatory Approvals

The Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks must approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The review of the merger application by the Federal Reserve and the North Carolina Commissioner of Banks will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of CLBH. Further, no shareholder should construe an approval of the merger application by the Federal Reserve or the North Carolina Commissioner of Banks to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

No Dissenters’ Rights in the Merger

Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters’ rights in connection with the proposed transaction depending on the circumstances. These rights generally confer on shareholders who oppose a merger or the consideration to be received in a merger the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

Under the NCBCA, which is the law under which CLBH is incorporated, CLBH shareholders will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger if, on the CLBH record date, the CLBH common stock and the First Bancorp common stock are each listed on a national securities exchange. CLBH common stock is currently listed on The NASDAQ Global Market, a national securities exchange, and was so listed on the CLBH record date. First Bancorp common stock is currently listed on The NASDAQ Global Select Market, a national securities exchange, and was so listed on the CLBH record date. Accordingly, CLBH shareholders are not expected to be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel

Subject to the limitations, assumptions and qualifications described herein, in the opinion of Nelson Mullins Riley & Scarborough, LLP, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to “U.S. holders” (as defined below) of CLBH common stock that exchange their shares in the merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. The opinion of tax counsel for First Bancorp is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this document is a part.

This summary is limited to U.S. holders (as defined below) that hold their shares of CLBH common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular CLBH shareholder or to CLBH shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of CLBH; persons who hold CLBH common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of CLBH common stock through the exercise of an employee stock option or otherwise as compensation.

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For purposes of this section, the term “U.S. holder” means a beneficial owner of CLBH common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds CLBH common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of CLBH common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

The Merger

The merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon First Bancorp and CLBH receiving a written tax opinion, dated the closing date of the merger, from First Bancorp’s outside legal counsel to the effect that, based upon facts, representations and assumptions set forth in such opinions, (i) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) First Bancorp and CLBH will each be a party to that reorganization within the meaning of Section 368(b) of the Code. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion. In addition, if any of the representations or assumptions upon which these opinions is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each CLBH shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Consequences to First Bancorp and CLBH

Each of First Bancorp and CLBH will be a party to the merger within the meaning of Section 368(b) of the Code, and neither First Bancorp nor CLBH will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

The federal income tax consequences of the merger to a CLBH shareholder generally will depend on whether the CLBH shareholder exchanges its CLBH common stock for cash, First Bancorp common stock or a combination of cash and First Bancorp common stock.

Exchange Solely for Cash. In general, if pursuant to the merger a U.S. holder exchanges all of its shares of CLBH common stock solely for cash, that shareholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of CLBH common stock surrendered. Such gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange and any gain or loss generally will be long-term capital gain or loss if the U.S. holder has held such stock for more than one year as of the merger date. If, however, the U.S. holder constructively owns shares of CLBH common stock that are exchanged for shares of First Bancorp common stock in the merger or owns shares of First Bancorp common stock actually or constructively after the merger, the consequences to that shareholder may be similar to the consequences described below under the heading “Exchange for First Bancorp Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that shareholder’s gain.

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Exchange Solely for First Bancorp Common Stock. If pursuant to the merger a U.S. holder exchanges all of its shares of CLBH common stock solely for shares of First Bancorp common stock, that shareholder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of First Bancorp common stock (as discussed below).

Exchange for First Bancorp Common Stock and Cash. If pursuant to the merger a U.S. holder exchanges all of its shares of CLBH common stock for a combination of First Bancorp common stock and cash, the U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash received in exchange for the CLBH common stock in the merger (excluding any cash received in lieu of fractional shares of First Bancorp common stock) and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for CLBH common stock in the merger (excluding any cash received in lieu of fractional shares of First Bancorp common stock) plus the fair market value of First Bancorp common stock (including the fair market value of any fractional share) received in the merger (determined when the merger occurs), over (b) the U.S. holder’s tax basis in the CLBH common stock exchanged. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the U.S. holder has held its CLBH common stock for more than one year as of the merger date. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the CLBH shareholder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend.”

Possible Treatment of Cash as a Dividend. There are certain circumstances in which all or part of the gain recognized by a U.S. holder will be treated as a dividend rather than as capital gain. In general, such determination depends on whether, and to what extent, the merger reduces a U.S. holder’s percentage share ownership interest in First Bancorp that the U.S. holder actually and constructively owns in comparison to the percentage interest the U.S. holder actually and constructively would have owned in First Bancorp had such U.S. holder received only First Bancorp common stock (and no cash) in the merger. Because the possibility of dividend treatment depends primarily upon a U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, a U.S. holder should consult its own tax advisor regarding the potential income tax treatment by the U.S. holder of any gain recognized in connection with the merger.

Cash Received in Lieu of a Fractional Share. If a U.S. holder receives cash in the merger instead of a fractional share interest in First Bancorp common stock, the U.S. holder will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and the CLBH shareholder’s adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Possible Treatment of Cash as a Dividend”, this gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder held its shares of CLBH common stock for more than one year.

Tax Basis in, and Holding Period for, First Bancorp Common Stock. The aggregate tax basis of the First Bancorp common stock received by a U.S. holder as a result of the merger (including any fractional share deemed received and redeemed as described below) will be the same as such shareholder’s aggregate tax basis in its CLBH common stock surrendered in the merger, decreased by the amount of cash received in exchange for such CLBH common stock (excluding any cash received in lieu of a fractional share of First Bancorp common stock) and increased by the amount of gain, if any, recognized in the exchange (excluding any gain recognized with respect to fractional share of First Bancorp common stock deemed sold in the merger). The holding period of the First Bancorp common stock (including any fractional share deemed received and redeemed as described below) a U.S. holder receives as a result of the exchange will include the holding period of CLBH common stock surrendered in the merger. If a U.S. holder has differing bases or holding periods in respect of its shares of CLBH common stock, it should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of First Bancorp common stock received in the exchange.

Backup Withholding and Information Reporting. A non-corporate U.S. holder may be subject under certain circumstances to information reporting and backup withholding (currently at a rate of 28%) on any cash payments received. A U.S. holder generally will not be subject to backup withholding, however, if such U.S. holder (1) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that it is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided such U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

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A CLBH shareholder who receives First Bancorp common stock as a result of the merger will be required to retain records pertaining to the merger. Each CLBH shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives First Bancorp common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such CLBH shareholder’s basis in the CLBH common stock surrendered and the fair market value of the First Bancorp common stock and cash received in the merger. A “significant holder” is a holder of CLBH common stock who, immediately before the merger, owned at least 5% of the outstanding stock of CLBH or securities of CLBH with a basis for federal income tax purposes of at least $1 million.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL INCOME TAX EFFECTS RELEVANT THERETO OR A DISCUSSION OF ANY OTHER TYPE OF TAXES. CLBH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF NON-U.S., FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

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PROPOSAL NO. 2 – ADVISORY VOTE ON MERGER-RELATED COMPENSATION

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that CLBH seek a non-binding advisory vote from its shareholders to approve certain compensation that its named executive officers will receive from CLBH and Carolina Bank in connection with the merger.

CLBH is presenting this proposal, which gives CLBH shareholders the opportunity to express their views on such merger-related compensation by voting for or against the following resolution:

“RESOLVED, that the compensation that will become payable to CLBH’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Proposal 1— Description of the Merger—Interests of Directors and Officers of CLBH in the Merger” and the related tables and narrative, is hereby approved.”

The CLBH Board of Directors unanimously recommends that shareholders approve the merger-related compensation arrangements described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on CLBH or First Bancorp. Therefore, if the merger is approved by the CLBH shareholders and completed, the merger-related compensation will still be paid to the CLBH named executive officers.

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PROPOSAL NO. 3 – ADJOURNMENT OR POSTPONEMENT OF THE MEETING

If CLBH does not receive a sufficient number of votes to constitute a quorum or approve the merger agreement, it may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to establish a quorum or approve the merger agreement. CLBH does not currently intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to the CLBH shareholders for approval, the approval requires that the number of votes cast at the special meeting, in person or by proxy, in favor of the proposal exceeds the number of votes cast against the proposal. The Board of Directors of CLBH unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies to approve the merger agreement.

OTHER MATTERS

As of the date of this document, management of CLBH knows of no other matters which may be brought before the special shareholders’ meeting other than as described in this document. However, if any matter other than the proposed merger or related matters should properly come before the special meeting, the proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meeting.

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INFORMATION ABOUT FIRST BANCORP CAPITAL STOCK

General

Financial and other information about First Bancorp is set forth on First Bancorp’s Form 10-K for the year ended December 31, 2015 (which includes certain provisions of First Bancorp’s Proxy Statement for its 2016 Annual Meeting) and the quarterly report on Form 10-Q for the quarter ended June 30, 2016 which is incorporated herein by reference.

Securities

The authorized capital stock of First Bancorp currently consists of 40,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. The outstanding shares of First Bancorp common stock are, and the shares of First Bancorp common stock to be issued by First Bancorp in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

Common Stock

As of July 31, 2016, 20,087,942 shares of common stock were issued and outstanding. First Bancorp’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “FBNC”. First Bancorp’s Board of Directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange or quotation system upon which its common shares may be listed or quoted.

Voting Rights

All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. With respect to the election of directors, holders of First Bancorp common stock may choose to elect directors by cumulative voting. If cumulative voting is in effect, each shareholder is entitled to multiply the number of votes he, she, it is entitled to cast by the number of directors for whom he, she, it is entitled to vote, and to cast the product for a single candidate or distribute the product among two or more candidates. Cumulative voting procedures will not be followed at an annual meeting unless a shareholder calls for cumulative voting as provided in First Bancorp’s articles of incorporation, by announcing at the meeting before the voting for directors starts, his, her or its intention to vote cumulatively.

Liquidation Rights

Upon liquidation, holders of First Bancorp’s common stock, together with all shares of First Bancorp’s Series C preferred stock, will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities, and after all distributions payments are made to holders of First Bancorp’s Series A preferred stock and Series B preferred stock, all of First Bancorp’s assets available for distribution, in cash or in kind. Because First Bancorp is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of its subsidiary’s creditors, except to the extent First Bancorp may be deemed a creditor with recognized claims against its subsidiary.

Dividends

Subject to the rights of holders of First Bancorp’s Series A preferred stock and Series B preferred stock to receive dividends, all shares of First Bancorp’s common stock, together with all shares of First Bancorp’s Series C preferred stock, are entitled to share equally in any dividends that First Bancorp’s Board of Directors may declare on its common stock or Series C preferred stock from sources legally available for distribution.

Other Provisions

Holders of First Bancorp common stock have no preemptive, subscription, redemption or conversion rights. First Bancorp common stock is not subject to any sinking fund, and the outstanding shares are fully paid and non-assessable.

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Anti-Takeover Provisions

Certain provisions of First Bancorp’s articles of incorporation, bylaws and the NCBCA, as well as certain banking regulatory restrictions, may make it more difficult for someone to acquire control of First Bancorp or to remove management.

Advance Notice Provisions. Under the bylaws, a shareholder may not nominate a person for election to the Board of Directors or propose that any other business be considered at any annual meeting of shareholders unless the shareholder gives timely notice of this action. To be timely, the notice must be delivered not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s shareholders’ meeting. However, if the meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then notice must be given no earlier than the 90th day prior to the meeting and not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting was first given. The notice must set forth certain information described in First Bancorp’s bylaws.

Special Shareholders’ Meetings. Under the bylaws, special meetings of shareholders may be called only by First Bancorp’s president, chief executive officer or Board of Directors. So long as First Bancorp is a public company, under North Carolina law, its shareholders are not entitled to call a special meeting. In addition, at a special meeting, its shareholders may only consider business related to the purposes of the meeting set forth in the notice of meeting.

Regulatory Ownership Restrictions. The Bank Holding Company Act of 1956, or “BHCA,” requires any “bank holding company,” as defined in the BHCA, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of First Bancorp common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve before acquiring 10% or more of First Bancorp common stock under the Change in Bank Control Act. Any holder of 25% or more of First Bancorp common stock, a holder of 33% or more of First Bancorp total equity or a holder of 5% or more of First Bancorp common stock if such holder otherwise exercises a “controlling influence” over First Bancorp, is subject to regulation as a bank holding company under the BHCA.

Preferred Stock

First Bancorp is authorized to issue 5,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as First Bancorp’s Board of Directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by First Bancorp shareholders. The issuance of any preferred stock that has conversion rights might have the effect of diluting the interests of First Bancorp’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences, which would deter a tender or exchange offer or discourage the acquisition of control of First Bancorp.

Of such authorized number of shares of preferred stock, (i) 63,500 shares of Series A preferred stock are authorized, with no shares issued and outstanding; (ii) 63,500 shares of Series B preferred stock are authorized, with no shares issued and outstanding; and (iii) 728,706 shares of Series C preferred stock are authorized, with 728,706 shares issued and outstanding.

Series C preferred stock

This section summarizes specific terms and provisions of the Series C preferred stock. The description of the Series C preferred stock contained in this section is qualified in its entirety by the actual terms of the Series C preferred stock, as are stated in the Articles of Amendment regarding the Series C preferred stock, a copy of which was attached as Exhibit 3.1 to First Bancorp’s Current Report on Form 8-K filed on December 26, 2012 and incorporated by reference into this document. See “Where You Can Find More Information”.

General

Pursuant to First Bancorp’s articles of incorporation, the Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, no par value. The Board of Directors designated 728,706 shares of preferred stock as Series C preferred stock and issued all shares of such preferred stock in the 2012 transaction to Castle Creek Capital Partners IV, LP. The Series C preferred stock is designed to be a common stock equivalent that is a non-voting security for purposes of the BHCA and the Change in Bank Control Act.

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Dividends

The Series C preferred stock will receive such dividends and other distributions as we may declare and pay to all holders of common stock, on an as-converted basis (one share of common stock for each share of Series C preferred stock, subject to adjustments); provided, that if a stock dividend is declared on the common stock, holders of Series C preferred stock will be entitled to receive a comparable dividend payable solely in shares of Series C preferred stock.

The Series C preferred stock ranks junior, with regard to dividends, to the Series B preferred stock and any other series of preferred stock that is issued by us from time to time that may be designated as senior to the Series C preferred stock. The Series C preferred stock has the same priority, with regard to dividends, as First Bancorp’s common stock.

Voting Rights; Consent Rights

Except as from time to time required by applicable law, the Series C preferred stock has no voting rights. Notwithstanding the foregoing, and in addition to any other vote required by law, the Company may not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series C preferred stock: (i) alter or change the terms of the Series C preferred stock so as to adversely affect the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C preferred stock, (ii) increase or decrease the authorized number of shares of Series C preferred stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely affecting any preference or any relative or other right provided for the benefit of the holders of the Series C preferred stock.

Mandatory Conversion

The shares of Series C preferred stock will be mandatorily converted into shares of common stock at a ratio of one share of common stock for each share of Series C preferred stock (subject to adjustments in certain events) only when the shares of the Series C preferred stock are transferred by Castle Creek to an unaffiliated third party in a “permissible transfer.” For purposes of the Series C preferred stock, a “permissible transfer” means a transfer: (i) to an affiliate of the holder or the Company; (ii) in a widespread distribution; (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company (including pursuant to a related series of such transfers); and (iv) in a transfer to a transferee that would control more than a majority of the Company’s voting securities (not including the voting securities the transferee is acquiring in the transfer). Transfers that satisfy the terms of items (ii), (iii) or (iv) above would trigger the mandatory conversion feature of the Series C preferred stock.

Liquidation Rights

In the event of First Bancorp’s liquidation, dissolution or winding-up of the affairs, whether voluntary or involuntary, after payment or provision for payment of its debts and other liabilities, the holders of the Series C preferred stock will be entitled to receive, out of the assets available for distribution to First Bancorp’s shareholders, subject to the rights of any persons to whom the Series C preferred stock is subordinate (including, but not limited to, holders of First Bancorp’s Series B preferred stock), a distribution equal to (i) any authorized and declared, but unpaid, dividends with respect to the Series C preferred stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C preferred stock would receive in respect of such share if such share had been converted into one (1) share of common stock at the time of such liquidation, dissolution or winding up (assuming shares of Series C preferred stock had been converted at such time). Any distributions described in item (ii) above shall be made pro rata with any such distributions to holders of First Bancorp’s common stock.

Redemption and Other Rights

The Series C preferred stock is not redeemable at the option of the holder or us, although the Company is not prohibited from repurchasing or otherwise acquiring shares of Series C preferred stock in voluntary transactions with the holders of these shares. The Series C preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of First Bancorp’s Series C preferred stock have no preemptive or subscription rights.

Regulatory Ownership Restrictions

Any holder of 33% or more of First Bancorp’s total equity (including the Series C preferred stock) or a holder of First Bancorp’s Series C preferred stock if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHCA.

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Trust Preferred Securities

First Bancorp is also the parent to a series of statutory business trusts organized under the laws of the State of Delaware that were created for the purpose of issuing trust preferred debt securities. First Bancorp’s outstanding debt associated with these trusts was $46.4 million at December 31, 2015 and 2014. These trusts are structured in a manner that allows them to qualify as Tier 1 capital for regulatory capital adequacy requirements.

First Bancorp Capital Trust II and III

First Bancorp Capital Trust II and First Bancorp Capital Trust III were organized in December 2003 for the purpose of issuing $20.6 million in debt securities ($10.3 million was issued from each trust). These borrowings are due on January 23, 2034 and are also structured as trust preferred capital securities in order to qualify as regulatory capital. These debt securities are callable by First Bancorp at par on any quarterly interest payment date beginning on January 23, 2009. The interest rate on these debt securities adjusts on a quarterly basis at a weighted average rate of three-month LIBOR plus 2.70%.

First Bancorp Capital Trust IV

First Bancorp Capital Trust IV was organized in April 2006 for the purpose of issuing $25.8 million in debt securities. These borrowings are due on June 15, 2036 and are also structured as trust preferred capital. These debt securities are callable by First Bancorp at par on any quarterly interest payment date beginning on June 15, 2011. The interest rate on these debt securities adjusts on a quarterly basis at a weighted average rate of three-month LIBOR plus 1.39%.

Transfer Agent and Registrar

The transfer agent and registrar for First Bancorp’s common stock and the debentures is Computershare Limited.

Removal of Directors

The bylaws of First Bancorp provide that directors may be removed, with or without cause, by an affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote on the election of directors.

INFORMATION ABOUT CAROLINA BANK HOLDINGS, INC.

Financial and other information about CLBH is set forth on CLBH’s Form 10-K for the year ended December 31, 2015 (which includes certain provisions of CLBH’s Proxy Statement for its 2016 Annual Meeting) and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 which is incorporated herein by reference.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of CLBH in the proposed merger are discussed above under the heading “Proposal No. 1 – The Merger-Interests of the Directors and Officers of CLBH in the Merger”, at page 51.

Beneficial Ownership of CLBH Common Stock

Principal Shareholders. The following table describes the beneficial ownership of CLBH’s common stock as of July 31, 2016 by each person or entity known to CLBH to be the beneficial owner of more than five percent of CLBH’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)

Endicott Opportunity Partners IV, L.P. 570 Lexington Avenue, 37th Floor New York, NY 10022	256,915	(2)	5.09

Chicago Capital Management, LLC 311 South Wacker Drive Suite 6025 Chicago, IL 60606	260,420	(3)	5.16

Context BH Capital Management, LP 401 City Avenue, Suite 800 Bala Cynwyd, Pennsylvania 19004	322,755	(4)	6.40

(1)	The calculations of the percentage of class beneficially owned is based, in each case, on 5,044,858 shares outstanding as of July 31, 2016.
(2)	Based on Schedule 13G filed with the Securities and Exchange Commission on June 5, 2015, and the information contained therein.
(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on July 15, 2016, and the information contained therein.
(4)	Based on Schedule 13G filed with the Securities and Exchange Commission on August 1, 2016, and the information contained therein.

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Directors and Executive Officers. The following table lists the individual beneficial ownership of CLBH’s common stock, as of July 31, 2016, by CLBH’s current directors and executive officers and by all current directors and executive officers of CLBH as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)

Donald H. Allred Asheboro, NC	13,399		0.27

Susan Alt High Point, NC	15,943		0.32

Kevin J. Baker Greensboro, NC	14,549		0.29

J. Alexander S. Barrett Greensboro, NC	37,414		0.74

Robert T. Braswell Greensboro, NC	94,495	(3)	1.87

Stephen K. Bright Greensboro, NC	37,746		0.75

Michael F. Bumpass Moneta, VA	8,805		0.17

Abby Donnelly Greensboro, NC	5,858		0.12

James E. Hooper Greensboro, NC	106,871		2.12

Daniel D. Hornfeck Greensboro, NC	14,014		0.28

J. Edward Kitchen Greensboro, NC	16,680		0.33

T. Allen Liles Asheboro, NC	49,533		0.98

J. Richard Spiker, II Oak Ridge, NC	2,520		0.05

Kim A. Thompson Oak Ridge, NC	2,525		0.05

Directors, Nominees and Executive Officers as a Group (14 persons)	420,352		8.33

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(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 8,452 shares; Mr. Bright – 7,000 shares; and Mr. Hornfeck – 4,733 shares.
(2)	The calculations of the percentage of class beneficially owned by each individual or group is based, in each case, on 5,044,858 shares outstanding as of July 31, 2016.
(3)	Included 13,545 shares pledged as collateral for a loan with third-party lender.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP will deliver at the effective time its opinion to First Bancorp and CLBH, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences and Opinion of Tax Counsel.” Nelson Mullins Riley & Scarborough LLP, counsel to First Bancorp, has provided an opinion as to the legality of the First Bancorp common stock to be issued in connection with the merger.

EXPERTS

The consolidated financial statements of First Bancorp and its subsidiaries as of December 31, 2015 and 2014, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Elliott Davis Decosimo, PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CLBH and its subsidiaries as of December 31, 2015 and 2014, and for the years then ended, incorporated in these materials by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Elliott Davis Decosimo, PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows First Bancorp and CLBH to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by referenced in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by First Bancorp:

•	First Bancorp’s Form 10-K for the fiscal year ended December 31, 2015 (which incorporates certain portions of First Bancorp’s Proxy Statement for the 2016 Annual Meeting);

•	First Bancorp’s Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	First Bancorp’s Form 8-K’s filed February 4, 2016, February 26, 2016, March 7, 2016, March 15, 2016, May 13, 2016, June 15, 2016, June 22, 2016, July 18, 2016, and August 9, 2016;

•	The description of First Bancorp common stock set forth in its Registration Statement filed on Form S-3 on January 29, 2013 and any amendment or report filed for the purpose of updating such description.

•	All other reports filed by First Bancorp pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2015 and prior to the date of the special meeting of the CLBH shareholders.

This document also incorporates by reference the following documents that have previously been filed with the SEC by CLBH:

•	CLBH’s Form 10-K for the fiscal year ended December 31, 2015 (which incorporates certain portions of CLBH’s Proxy Statement for the 2016 Annual Meeting);

•	CLBH’s Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	CLBH’s Form 8-K’s filed April 20, 2016, April 28, 2016, May 23, 2016 and June 23, 2016;

•	All other reports filed by CLBH pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2015 and prior to the date of the special meeting of the CLBH shareholders.

In addition, First Bancorp and CLBH are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the CLBH shareholders, provided, however, that First Bancorp and CLBH are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both First Bancorp and CLBH file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials First Bancorp or CLBH file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information”.

All information concerning First Bancorp and its subsidiaries has been furnished by First Bancorp, and all information concerning CLBH and its subsidiary has been furnished by CLBH. You should rely only on the information contained or incorporated by reference in these materials in making a decision to vote on the merger agreement. No person has been authorized to provide you with information that is different from that contained in these materials.

These materials are dated [•], 2016. You should not assume that the information contained in these materials is accurate as of any date other than such date, and neither the mailing of these materials to shareholders nor the issuance of First Bancorp common stock in the merger shall create any implication to the contrary.

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These materials do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of these materials nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Bancorp or CLBH since the date hereof, or that the information herein is correct as of any time subsequent to its date.

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Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

CAROLINA BANK HOLDINGS, INC.

and

FIRST BANCORP

June 21, 2016

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4.16	Contracts	A-30
4.17	Privacy of Customer Information	A-31
4.18	Legal Proceedings	A-31
4.19	Reports	A-31
4.20	Internal Control	A-31
4.21	Loans to Executive Officers and Directors	A-32
4.22	Approvals	A-32
4.23	Takeover Laws and Provisions	A-32
4.24	Brokers and Finders; Opinion of Financial Advisor	A-33
4.25	Board of Directors Recommendation	A-33
4.26	Statements True and Correct	A-33
4.27	Delivery of CLBH Disclosure Memorandum	A-34
4.28	No Additional Representations	A-34

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF FBNC		A-34

5.1	Organization, Standing, and Power	A-34
5.2	Authority of FBNC; No Breach By Agreement	A-35
5.3	Capital Stock	A-36
5.4	Exchange Act Filings; Financial Statements	A-36
5.5	Absence of Undisclosed Liabilities	A-37
5.6	Absence of Certain Changes or Events	A-37
5.7	Tax Matters	A-38
5.8	Compliance with Laws	A-38
5.9	Privacy of Customer Information	A-39
5.10	Legal Proceedings	A-40
5.11	Reports	A-40
5.12	Internal Control	A-40
5.13	Approvals	A-40
5.14	Brokers and Finders	A-41
5.15	Certain Actions	A-41
5.16	Available Consideration	A-41
5.17	Statements True and Correct	A-41

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-42

6.1	Affirmative Covenants	A-42
6.2	Negative Covenants of CLBH	A-43
6.3	Adverse Changes in Condition	A-46
6.4	Reports	A-46
6.5	FBNC Entity Use and Disclosure of IIPI	A-47

ARTICLE 7 ADDITIONAL AGREEMENTS		A-47

7.1	Shareholder Approval	A-47
7.2	Registration of FBNC Common Stock	A-48
7.3	Other Offers, etc.	A-49
7.4	Consents of Regulatory Authorities	A-51
7.5	Agreement as to Efforts to Consummate	A-51
7.6	Investigation and Confidentiality	A-51

7.7	Press Releases	A-52
7.8	Charter Provisions	A-53
7.9	Employee Benefits and Contracts	A-53
7.10	Section 16 Matters	A-55
7.11	Indemnification	A-56
7.12	Tax Covenants of FBNC	A-57

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		A-58

8.1	Conditions to Obligations of Each Party	A-58
8.2	Conditions to Obligations of FBNC	A-59
8.3	Conditions to Obligations of CLBH	A-61

ARTICLE 9 TERMINATION		A-62

9.1	Termination	A-62
9.2	Effect of Termination	A-63
9.3	Termination Fee	A-64
9.4	Non-Survival of Representations and Covenants	A-64

ARTICLE 10 MISCELLANEOUS		A-64

10.1	Definitions	A-64
10.2	Expenses	A-78
10.3	Brokers and Finders	A-78
10.4	Entire Agreement	A-79
10.5	Amendments	A-79
10.6	Waivers	A-79
10.7	Assignment	A-80
10.8	Notices	A-80
10.9	Governing Law	A-81
10.10	Counterparts	A-81
10.11	Captions; Articles and Sections	A-81
10.12	Interpretations	A-81
10.13	Enforcement of Agreement	A-81
10.14	Severability	A-81

LIST OF EXHIBITS

Exhibit	Description

A	Form of Support Agreement

B	Form of Bank Agreement of Merger

C	Form of Stock Option Cash-Out Agreement

D-1	Officer Agreement with Robert T. Braswell

D-2	Officer Agreement with T. Allen Liles

E	Form of Non-Compete Agreement

F	Form of Claims Letter

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 21, 2016 is by and between First Bancorp, a North Carolina corporation (“FBNC”), and Carolina Bank Holdings, Inc., a North Carolina corporation (“CLBH”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

RECITALS

WHEREAS, the respective boards of directors of each of FBNC and CLBH have determined that it is in the best interests of their respective companies and shareholders for CLBH to merge with and into FBNC, with FBNC being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of CLBH Common Stock will be converted into the right to receive the Merger Consideration from FBNC;

WHEREAS, the board of directors of CLBH has recommended that CLBH’s shareholders approve this Agreement and the transactions contemplated hereby (the “CLBH Recommendation”);

WHEREAS, as a material inducement and as additional consideration to FBNC to enter into this Agreement, each of the directors and executive officers of CLBH and the Bank have entered into a voting agreement with FBNC dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit A, pursuant to which each such person has agreed, among other things, to vote all shares of CLBH Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of CLBH, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, FBNC and CLBH desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

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Article 1
TRANSACTIONS AND TERMS OF MERGER AND REORGANIZATION

1.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, CLBH shall merge with and into FBNC in accordance with the North Carolina Business Corporation Act (the “NCBCA”), and FBNC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2           Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

1.3           Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of North Carolina. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been filed with the Secretary of State of North Carolina or at such later time as may be mutually agreed upon by FBNC and CLBH and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of CLBH approve this Agreement to the extent such approval is required by applicable Law, or (iii) expiration of the period specified within Section 9.1(g).

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1.4           Restructure of Transactions.

FBNC shall have the right to request a revision to the structure of the Merger contemplated by this Agreement by merging CLBH directly with and into a subsidiary of FBNC, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of CLBH Common Stock or CLBH Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Bank or CLBH. FBNC may request such revision by giving written notice to CLBH in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5           Bank Merger.

Concurrently with the execution and delivery of this Agreement, First Bank (“First Bank”), a wholly owned subsidiary of FBNC, and Carolina Bank (the “Bank”), a wholly owned subsidiary of CLBH, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit B, with such changes thereto as FBNC and CLBH shall mutually agree, pursuant to which the Bank will merge with and into First Bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.6           Tax Treatment of the Merger.

It is intended by the parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). All of the Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

Article 2
TERMS OF MERGER

2.1           Articles of Incorporation.

The articles of incorporation of FBNC in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

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2.2           Bylaws.

The bylaws of FBNC in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3           Directors and Officers.

The directors of FBNC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, FBNC shall take all action necessary to appoint two representatives of CLBH’s board of directors, as identified by FBNC, to the board of directors of FBNC and First Bank, to be effective as of 12:01 A.M. on the next business day following the Effective Time. The officers of FBNC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3
MANNER OF CONVERTING SHARES

3.1          Effect on CLBH Common Stock.

(a)          At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of CLBH Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of CLBH Common Stock held by either Party or any Subsidiary of either Party (in each case other than shares of CLBH Common Stock held on behalf of third parties or held by any FBNC Entity or CLBH Entity as a result of debts previously contracted (such as a foreclosure on a loan))) shall be converted into the right to receive one of the following: (i) cash in the amount of $20.00 (the “Cash Consideration”) less any applicable withholding Taxes; (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of FBNC Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”), in such proportions as the holder of such share of CLBH Common Stock, to the extent available after the proration of the total Merger Consideration to 75% Stock Consideration and 25% Cash Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), or (iii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”). The “Exchange Ratio” shall be 1.002 shares of FBNC Common Stock per share of CLBH Common Stock.

(b)          At the Effective Time, all shares of CLBH Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CLBH Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price.

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(c)          If, prior to the Effective Time, the outstanding shares of CLBH Common Stock, or CLBH Options, or the outstanding shares of FBNC Common Stock, or any rights with respect to FBNC Common Stock pursuant to stock options granted by the FBNC (the “FBNC Options”) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)          Each share of CLBH Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of CLBH Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

3.2          Election and Proration Procedures.

(a)          An election form in such form as FBNC and CLBH shall agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of CLBH Common Stock. Unless another date is agreed to by FBNC and CLBH prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Prospectus is first mailed to holders of CLBH Common Stock. FBNC shall make available Election Forms as may be reasonably requested by all persons who become holders of CLBH Common Stock after the record date for eligibility to vote at the CLBH Shareholders’ Meeting and prior to the Election Deadline (as defined herein), and CLBH shall provide to Computershare Limited or such other exchange agent selected by FBNC and reasonably acceptable to CLBH (the “Exchange Agent”) all information reasonably necessary for it to perform its obligations as specified herein.

(b)          Each Election Form shall entitle the holder of CLBH Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”).  Holders of record of CLBH Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided, that such Holder Representative certifies that each such Election Form covers all of the shares of CLBH Common Stock held by that Holder Representative for a particular beneficial owner.  The shares of CLBH Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares,” and the aggregate number thereof is referred to herein as the “Stock Election Number.” The shares of CLBH Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares,” and the aggregate number thereof is referred to as the “Cash Election Number.” Shares of CLBH Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) (a “Non-Election”) are referred to as “Non-Election Shares.”

A-5

(c)          To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 P.M., local time on such date as the Parties may mutually agree (the “Election Deadline”), which shall in no event be later than 5 calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates representing all shares of CLBH Common Stock covered by such Election Form, or the guaranteed delivery of such certificates (or customary affidavits and, if required by the FBNC, indemnification regarding the loss or destruction of such certificates), together with duly completed transmittal materials. For the holders of Non-Election Shares, subject to Section 3.2(e), FBNC shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any CLBH shareholder may at any time prior to, but not after, the Election Deadline change his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any CLBH shareholder may, at any time prior to the Election Deadline, revoke his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated prior to the Effective Time pursuant to the applicable Section of Article 9 of this Agreement. If a CLBH shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of CLBH Common Stock held by such shareholder shall be designated as Non-Election Shares.  Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)          The number of shares of CLBH Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 25% of the number of shares of CLBH Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of CLBH Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 75% of the number of shares of CLBH Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)          Within five business days after the later to occur of the Election Deadline or the Effective Time, FBNC shall cause the Exchange Agent to effect the allocation among holders of CLBH Common Stock of the Merger Consideration and to distribute such as follows:

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i.            if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number and (B) the Cash Consideration for those Stock Election Shares that were not converted into the right to receive Stock Consideration pursuant to clause (A);

ii.         if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number and (B) the Stock Consideration for those Cash Election Shares that were not converted into the right to receive Cash Consideration pursuant to clause (A); and

iii.         if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of CLBH Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of CLBH Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3          Exchange Procedures.

(a)          Promptly after the Effective Time, FBNC shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of FBNC Common Stock to which holders of CLBH Common Stock may be entitled pursuant to Section 3.7 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), FBNC shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of FBNC Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

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(b)          Unless different timing is agreed to by FBNC and CLBH, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, FBNC shall cause the Exchange Agent to mail to the former shareholders of CLBH appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of CLBH Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of CLBH Common Stock represented by one or more certificates that are not registered in the transfer records of CLBH, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing CLBH Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated, or destroyed and the posting by such person of a bond in such amount as FBNC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. FBNC shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. FBNC or the Exchange Agent will maintain a book entry list of FBNC Common Stock to which each former holder of CLBH Common Stock is entitled. Certificates evidencing FBNC Common Stock into which CLBH Common Stock has been converted will not be issued.

(c)          Unless different timing is agreed to by FBNC and CLBH, after the Effective Time, each holder of shares of CLBH Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The certificate or certificates of CLBH Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. FBNC shall not be obligated to deliver the consideration to which any former holder of CLBH Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the FBNC Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any FBNC Entity, nor any CLBH Entity, nor the Exchange Agent shall be liable to any holder of CLBH Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(d)          Each of FBNC, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CLBH Common Stock and CLBH Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by FBNC, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CLBH Common Stock, as applicable in respect of which such deduction and withholding was made by FBNC, the Surviving Corporation, or the Exchange Agent, as the case may be.

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(e)          Any portion of the Merger Consideration and cash delivered to the Exchange Agent by FBNC pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of CLBH Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBNC. Any holder of shares of CLBH Common Stock who have not theretofore complied with Section 3.3(c) shall thereafter look only to FBNC for the consideration deliverable in respect of each share of CLBH Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CLBH Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBNC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. FBNC and the Exchange Agent shall be entitled to rely upon the stock transfer books of CLBH to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, FBNC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)           Adoption of this Agreement by the shareholders of CLBH shall constitute ratification of the appointment of the Exchange Agent.

3.4          Effect on FBNC Common Stock.

At and after the Effective Time, each share of FBNC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

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3.5          CLBH Options

(a)          At the Effective Time, all rights with respect to CLBH Common Stock pursuant to stock options granted by CLBH (the “CLBH Options”), which are outstanding and not cancelled at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to FBNC Common Stock, and FBNC shall assume each CLBH Option in accordance with the terms of the applicable CLBH option plan and the stock option agreement by which it is evidenced (the “Converted Options”) and CLBH Options that are incentive stock options within the meaning of Section 422 of the Code shall become Converted Options that are incentive stock options; provided, however, that each holder of CLBH Options may agree to cancel, immediately prior to the Effective Time, any CLBH Options held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the product obtained by multiplying (1) the number of shares of CLBH Common Stock underlying such Person’s CLBH Options, by (2) the Cash Consideration less the exercise price per share under such CLBH Options, by entering into an Option Cash-Out Agreement in the form of Exhibit C prior to the Effective Time. From and after the Effective Time, (i) each CLBH Option assumed by FBNC may be exercised solely for shares of FBNC Common Stock, (ii) the number of shares of FBNC Common Stock subject to each CLBH Option shall be equal to the product of the number of shares of CLBH Common Stock subject to such CLBH Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided, that any fractional shares of FBNC Common Stock subject to the Converted Options shall be exchanged for cash (without interest) in an amount equal to such fractional part of a share of FBNC Common Stock multiplied by Final FBNC Stock Price less the exercise price of such Converted Option, and (iii) the per share exercise price under each such CLBH Option shall be adjusted by dividing the per share exercise price under each such CLBH Option by the Exchange Ratio and rounding up to the nearest whole cent.

(b)          CLBH’s board of directors and its compensation committee shall not make any grants of CLBH Options following the execution of this Agreement.

(c)          CLBH’s board of directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the CLBH Options necessary to effect the foregoing provisions of this Section 3.5.

3.6          Rights of Former CLBH Shareholders.

At the Effective Time, the stock transfer books of CLBH shall be closed as to holders of CLBH Common Stock and no transfer of CLBH Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of CLBH Common Stock (other than Certificates representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price without interest, as provided in this Article 3.

3.7          Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of CLBH Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of FBNC Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FBNC Common Stock multiplied by the Final FBNC Stock Price. No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.

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Article 4
REPRESENTATIONS AND WARRANTIES OF CLBH

CLBH represents and warrants to FBNC, except as set forth on the CLBH Disclosure Memorandum with respect to each such Section below, as follows:

4.1          Organization, Standing, and Power.

CLBH is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of CLBH and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of CLBH and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of CLBH and the Bank have been made available to FBNC for its review and, except as disclosed in Section 4.1 of the CLBH Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by the Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

4.2          Authority of CLBH; No Breach By Agreement.

(a)          CLBH has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by CLBH’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CLBH, (including approval by at least a majority of the members of CLBH’s board of directors unaffiliated with any other party to the proposed transaction), subject to the approval of this Agreement by the holders of a majority of the outstanding shares of CLBH Common Stock, which is the only CLBH shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite CLBH Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite CLBH Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of CLBH, enforceable against CLBH in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)          Neither the execution and delivery of this Agreement by CLBH, nor the consummation by CLBH and the Bank of the transactions contemplated hereby, nor compliance by CLBH and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CLBH’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any CLBH Subsidiary or any resolution adopted by the board of directors or the shareholders of any CLBH Entity, or (ii) except as disclosed in Section 4.2 of the CLBH Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any CLBH Entity under, any material Contract or any material Permit of any CLBH Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CLBH Entity or any of their respective material Assets (including any FBNC Entity or any CLBH Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FBNC Entity or any CLBH Entity being reassessed or revalued by any Regulatory Authority).

(c)          Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve, the FDIC, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the proxy statement relating to CLBH’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by CLBH and Carolina Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by CLBH of this Agreement.

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4.3          Capital Stock.

(a)          The authorized capital stock of CLBH consists of 20,000,000 shares of CLBH Common Stock, of which 5,043,108 shares are issued and outstanding as of the date of this Agreement, assuming that all of the issued and outstanding CLBH Options had been exercised, not more than an additional 14,292 shares would be issued and outstanding at the Effective Time, and 1,000,000 shares of CLBH preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. CLBH has no restricted stock outstanding. If the CLBH Options were exercised as of the date of this Agreement, 14,292 shares of CLBH Common Stock would be issued at a per share weighted average exercise price of $11.65. Section 4.3 of the CLBH Disclosure Memorandum lists all issued and outstanding CLBH Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of CLBH are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of CLBH has been issued in violation of any preemptive rights of the current or past shareholders of CLBH.

(b)          Except for the 14,292 shares of CLBH Common Stock reserved for issuance pursuant to outstanding CLBH Options, as disclosed in Section 4.3 of CLBH Disclosure Memorandum, there are no shares of capital stock or other equity securities of CLBH reserved for issuance and no outstanding Rights relating to the capital stock of CLBH.

(c)          Except as specifically set forth in this Section 4.3, there are no shares of CLBH capital stock or other equity securities of CLBH outstanding and there are no outstanding Rights with respect to any CLBH securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of CLBH.

4.4          CLBH Subsidiaries.

CLBH has no Subsidiaries except as set forth in Section 4.4 of CLBH Disclosure Memorandum, and CLBH owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another CLBH Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another CLBH Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any CLBH Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another CLBH Entity). There are no Contracts relating to the Rights of any CLBH Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by CLBH free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute books and other organizational documents for the Subsidiaries have been made available to FBNC for its review, and, except as disclosed in Section 4.4 of the CLBH Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

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4.5          Exchange Act Filings; Securities Offerings; Financial Statements.

(a)          CLBH has timely filed all Exchange Act Documents required to be filed by CLBH since January 1, 2013 (the “CLBH Exchange Act Reports”). CLBH Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CLBH Exchange Act Reports or necessary in order to make the statements in such CLBH Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by CLBH (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. CLBH’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to CLBH Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CLBH nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No CLBH Subsidiary is required to file any Exchange Act Documents.

(b)          Each of the CLBH Financial Statements (including, in each case, any related notes) that are contained in CLBH Exchange Act Reports, including any CLBH Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of CLBH and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

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(c)          CLBH’s independent registered public accountants, which have expressed their opinion with respect to the CLBH Financial Statements and its Subsidiaries whether or not included in CLBH’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to CLBH within the meaning of Regulation S-X, and (iii) with respect to CLBH, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. CLBH’s independent public accountants have audited CLBH’s year-end financial statements, and have reviewed CLBH’s interim financial statements, that are included in the CLBH Financial Statements. Section 4.5(c) of the CLBH Disclosure Memorandum lists all non-audit services performed by CLBH’s independent public accountants for CLBH or the Bank.

(d)          CLBH maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to CLBH and its Subsidiaries is made known on a timely basis to CLBH’s principal executive officer and CLBH’s principal financial officer.

4.6          Absence of Undisclosed Liabilities.

Neither CLBH nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of CLBH included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2016, or (iii) in connection with this Agreement and the transactions contemplated hereby. Neither CLBH nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among CLBH and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CLBH or any of its Subsidiaries in CLBH’s or such Subsidiary’s financial statements.

4.7          Absence of Certain Changes or Events.

Except as disclosed in CLBH Financial Statements delivered prior to the date of this Agreement, or as disclosed in Section 4.7 of the CLBH Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect, (ii) none of the CLBH Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CLBH provided in this Agreement, and (iii) since December 31, 2015, the CLBH Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

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4.8          Tax Matters.

Except as set forth in Section 4.8 of CLBH Disclosure Memorandum:

(a)          All CLBH Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns, in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the CLBH Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the CLBH Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the CLBH Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any CLBH Entity does not file a Tax Return that such CLBH Entity may be subject to Taxes by that jurisdiction.

(b)          None of the CLBH Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any CLBH Entity, any Tax Returns of any CLBH Entity, or the assets of any CLBH Entity. No officer or employee responsible for Tax matters of any CLBH Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any CLBH Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the CLBH Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c)          Each CLBH Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)          The unpaid Taxes of each CLBH Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such CLBH Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the CLBH Entities in filing their Tax Returns.

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(e)          Except as described in Section 4.8(e) of the CLBH Disclosure Memorandum, none of the CLBH Entities is a party to any Tax allocation or sharing agreement, and none of the CLBH Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CLBH) or has any Tax Liability of any Person (other than CLBH or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)           During the five-year period ending on the date hereof, none of the CLBH Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by, Section 355 of the Code.

(g)          Except as disclosed in Section 4.8(g) of CLBH Disclosure Memorandum, none of the CLBH Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404 or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the CLBH Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of CLBH that will be required under applicable tax law to be reported by FBNC, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the CLBH Entities disclosed in Section 4.8(g) of the CLBH Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that regardless of what may be reported on any Tax Returns of any CLBH Entity on or before the date of this Agreement or through the Effective Time, CLBH makes no representation regarding (i) the amount of any net operating losses or net economic losses that are available to any CLBH Entity for purposes of any state or local income Tax or similar Taxes, or (ii) any limitation on use of any CLBH Entity’s net operating losses or net economic losses that might apply either before or after the Effective Time for purposes of any state or local Tax Laws under Code Section 382, similar or analogous provisions of any state or local income Tax or similar Laws, or any other state or local Tax Laws.

(h)          Each CLBH Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)           No CLBH Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

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(j)           No property owned by any CLBH Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)          No CLBH Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)           CLBH has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)          No CLBH Entity has participated in any reportable transaction, as defined in Code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(n)          CLBH has made available to FBNC complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the CLBH Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the CLBH Entities.

(o)          No CLBH Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any CLBH Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the CLBH Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)          No CLBH Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)          No CLBH Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to CLBH or any CLBH Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with CLBH or a CLBH Entity prior to the Effective Time.

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4.9          Allowance for Loan Losses; Loan and Investment Portfolios, etc.

(a)          CLBH’s allowance for loan losses is, and has been since January 1, 2015, in material compliance with CLBH’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

(b)          As of the date hereof, all loans, discounts and leases (in which any CLBH Entity is lessor) reflected on CLBH Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and to the Knowledge of CLBH are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of CLBH been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of March 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of each CLBH Entity as of such date, have been and will be made available to FBNC. Except as specifically set forth in Section 4.9(b) of the CLBH Disclosure Memorandum, neither CLBH nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by CLBH or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any CLBH Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)          All securities held by CLBH or Bank, as reflected in the consolidated balance sheets of CLBH included in the CLBH Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the CLBH Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to the Knowledge of CLBH, none of the securities reflected in the CLBH Financial Statements as of December 31, 2015, and none of the securities since acquired by CLBH or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of CLBH or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

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(d)          All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CLBH’s own account, or for the account of the Bank, or its customers (all of which were disclosed in Section 4.9(d) of the CLBH Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of CLBH or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CLBH nor Bank, nor to the Knowledge of CLBH any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10       Assets.

(a)          Except as disclosed in Section 4.10 of the CLBH Disclosure Memorandum or as disclosed or reserved against in the CLBH Financial Statements delivered prior to the date of this Agreement, the CLBH Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own. In addition, to the Knowledge of CLBH all tangible properties used in the businesses of the CLBH Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CLBH’s past practices.

(b)          All Assets that are material to CLBH’s business, held under leases or subleases by any of the CLBH Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of CLBH each such Contract is in full force and effect.

(c)          The CLBH Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of CLBH has reasonably determined to be prudent. None of the CLBH Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any CLBH Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any CLBH Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any CLBH Entity under such policies. CLBH has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

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(d)          The Assets of the CLBH Entities include all material Assets required by CLBH Entities to operate the business of the CLBH Entities as presently conducted. All real and personal property which is material to the business of the CLBH Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of CLBH, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of CLBH, all improved real property owned or leased by the CLBH Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)          Each CLBH Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the CLBH Exchange Act Reports as being owned by a CLBH Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CLBH Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem Taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by a CLBH Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by a CLBH Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)           To the Knowledge of CLBH, the CLBH Realty and the real property with respect to which a CLBH Entity is the lessee (the “CLBH Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the CLBH Realty, the CLBH Leased Real Properties or their uses. CLBH has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the CLBH Realty or the CLBH Leased Real Properties which may materially and adversely affect the CLBH Realty or the CLBH Leased Real Properties or the current use by a CLBH Entity thereof.

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4.11       Intellectual Property.

Except as disclosed in Section 4.11 of the CLBH Disclosure Memorandum, each CLBH Entity owns or has a license to use all of the Intellectual Property used by such CLBH Entity in the course of its business, including sufficient rights in each copy possessed by each CLBH Entity. Each CLBH Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CLBH Entity in connection with such CLBH Entity’s business operations, and such CLBH Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of CLBH, no CLBH Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CLBH threatened, which challenge the rights of any CLBH Entity with respect to Intellectual Property used, sold, or licensed by such CLBH Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of CLBH, the conduct of the business of the CLBH Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the CLBH Disclosure Memorandum, no CLBH Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. CLBH does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a CLBH Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a CLBH Entity, and to the Knowledge of CLBH no such officer, director, or employee is party to any Contract with any Person other than a CLBH Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a CLBH Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a CLBH Entity. To the Knowledge of CLBH, no officer, director, or employee of any CLBH Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any CLBH Entity.

4.12       Environmental Matters.

(a)          CLBH has delivered, or caused to be delivered or made available to FBNC true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies as they exist in the possession of any CLBH Entity relating to its Participating Facilities and Operating Properties. To the Knowledge of CLBH, there are no material violations of Environmental Laws on properties that secure loans made by CLBH or Bank.

(b)          Each CLBH Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

(c)          There is no Litigation pending and CLBH has received no written notice of any threatened environmental enforcement action, investigation, or litigation before any Governmental Authority or other forum in which any CLBH Entity or any of its Operating Properties or Participation Facilities (or CLBH in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any CLBH Entity or any of its Operating Properties or Participation Facilities.

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(d)          To the Knowledge of CLBH, during and prior to the period of (i) any CLBH Entity’s ownership or operation of any of their respective current properties, (ii) any CLBH Entity’s participation in the management of any Participation Facility, or (iii) any CLBH Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of CLBH, during and prior to the period of (x) CLBH Entity’s ownership or operation of any of their respective current properties, (y) any CLBH Entity’s participation in the management of any Participation Facility, or (z) any CLBH Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.

(e)          Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each CLBH Entity with respect to their compliance, or the compliance of their Operating Property, and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13       Compliance with Laws.

(a)          CLBH is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)          Compliance with Permits, Laws and Orders.

i.            Each of the CLBH Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of CLBH, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

ii.         To the Knowledge of CLBH, none of the CLBH Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

iii.         None of the CLBH Entities has received any notification or communication from any Governmental Authority (A) asserting that CLBH or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting CLBH or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

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iv.         Except as disclosed in Section 4.13 of the CLBH Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of CLBH or any of its Subsidiaries, (B) are no written notices or correspondence received by CLBH with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to CLBH’s or any of CLBH’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of CLBH or any of its Subsidiaries.

v.           None of the CLBH Entities nor, to the Knowledge of CLBH, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

vi.         Each CLBH Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act and each CLBH Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

vii.         Each CLBH Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

4.14       Labor Relations.

(a)          No CLBH Entity is the subject of any Litigation asserting that it or any other CLBH Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other CLBH Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any CLBH Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to CLBH’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any CLBH Entity pending or to the Knowledge of CLBH, threatened and there have been no such actions or disputes in the past five years. To the Knowledge of CLBH, there has not been any attempt by any CLBH Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any CLBH Entity.

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(b)          Except as disclosed in Section 4.14(b) of the CLBH Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each CLBH Entity is terminable at will by the relevant CLBH Entity without (i) any penalty, liability, or severance obligation incurred by any CLBH Entity, (ii) and in all cases without prior consent by any Governmental Authority. No CLBH Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, and sick leave obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the CLBH Disclosure Memorandum.

(c)          All of the employees employed in the United States are either United States citizens or are, to the Knowledge of CLBH, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)          No CLBH Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any CLBH Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any CLBH Entity; and no CLBH Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any CLBH Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(e)          Section 4.14(e) of the CLBH Disclosure Memorandum contains a list of all independent contractors of each CLBH Entity (separately listed by CLBH Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any CLBH Entity under any applicable Law.

4.15       Employee Benefit Plans.

(a)          CLBH has disclosed in Section 4.15(a) of the CLBH Disclosure Memorandum, and has delivered or made available to FBNC prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any CLBH Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “CLBH Benefit Plan,” and collectively, the “CLBH Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any CLBH Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the CLBH Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “CLBH ERISA Plan.” Each CLBH ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “CLBH Pension Plan,” and is identified as such in Section 4.15(a) of the CLBH Disclosure Memorandum.

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(b)          CLBH has delivered or made available to FBNC prior to the execution of this Agreement, to the extent applicable (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each CLBH Benefit Plan and any material modifications thereto and (vi) all material correspondence from or to the IRS, DOL or PBGC regarding any CLBH Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)          Each CLBH Benefit Plan is in material compliance with the terms of such CLBH Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each CLBH ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the CLBH ERISA Plan has been adopted and CLBH is not aware of any circumstances likely to result in revocation of any such favorable determination letter. CLBH has not received any written communication from any Governmental Authority questioning or challenging the compliance of any CLBH Benefit Plan with applicable Laws. No CLBH Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)          There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any CLBH Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither CLBH, any CLBH Entity nor, to the Knowledge of CLBH, any administrator or fiduciary of any CLBH Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject CLBH any CLBH Entity or FBNC to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, CLBH Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any CLBH Benefit Plan other than routine claims for benefits.

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(e)          All CLBH Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the CLBH Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL or PBGC, and distributed to participants of the CLBH Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

(f)           To the Knowledge of Seller, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any CLBH Benefit Plan has engaged in any nonexempt “prohibited transaction” as described in Code Section 4975(c) or ERISA Section 406.

(g)          No CLBH Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a CLBH Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)          No material Liability under Title IV of ERISA has been or is expected to be incurred by any CLBH Entity or any ERISA Affiliate thereof and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any CLBH Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any CLBH Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of CLBH or of an ERISA Affiliate.

(i)           Except as disclosed in Section 4.15(i) of CLBH Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no CLBH Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the CLBH Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such CLBH Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any CLBH Benefit Plan or other plan or arrangement, and, to the Knowledge of CLBH, no circumstance exists that could give rise to such Taxes.

(j)           Except as disclosed in Section 4.15(j) of the CLBH Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any CLBH Entity under any CLBH Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CLBH Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any CLBH Entity or the Rights of any CLBH Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any CLBH Entity, or change any Rights or obligations of any CLBH Entity with respect to such insurance.

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(k)          Section 4.15(k) of the CLBH Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such CLBH Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(l)          Except as disclosed in Section 4.15(l) of CLBH Disclosure Memorandum, no CLBH Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CLBH Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the CLBH Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)         Each CLBH Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)          All individuals who render services to any CLBH Entity and who are authorized to participate in a CLBH Benefit Plan pursuant to the terms of such CLBH Benefit Plan are in fact eligible to and authorized to participate in such CLBH Benefit Plan. All CLBH Entities have, for purposes of the CLBH Benefit Plans and all other purposes, correctly classified all individuals performing services for such CLBH Entity as common law employees, independent contractors or agents, as applicable.

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(o)          Neither CLBH nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064 or 4066.

(p)          Except as disclosed in Section 4.15(p) of the CLBH Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as CLBH presently holds. Each CLBH Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)          Each CLBH ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(r)           Except as disclosed in Section 4.15(r) of the CLBH Disclosure Memorandum, with respect to each CLBH Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such CLBH Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such CLBH Pension Plan.

(s)          Each CLBH Benefit Plan may be amended or terminated by CLBH without the consent of any Person.

(t)          Except as disclosed in Section 4.14(t) of the CLBH Disclosure Memorandum, no CLBH Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

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4.16       Material Contracts.

(a)          Except as disclosed in Section 4.16(a) of the CLBH Disclosure Memorandum or otherwise reflected in the CLBH Exchange Act Reports or the CLBH Financial Statements, as of the date of this Agreement, none of the CLBH Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract providing, (ii) any Contract relating to the borrowing of money by any CLBH Entity, or the guarantee by any CLBH Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of CLBH’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of CLBH’s business), (iii) any Contract which prohibits or restricts any CLBH Entity or any personnel of a CLBH Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any CLBH Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $50,000 per annum), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by CLBH as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “CLBH Contracts”).

(b)          With respect to each CLBH Contract and except as disclosed in Section 4.16(b) of the CLBH Disclosure Memorandum: (i) the Contract is in full force and effect, (ii) no CLBH Entity is in material Default thereunder, (iii) no CLBH Entity has repudiated or waived any material provision of any such Contract, (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the CLBH Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any CLBH Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of CLBH’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of CLBH’s business) is prepayable at any time by such CLBH Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the CLBH Disclosure Memorandum.

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4.17       Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each CLBH Entity has valid rights to use and transfer to FBNC and First Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to FBNC pursuant to this Agreement.

(b)          Each CLBH Entity’s collection and use of such IIPI and the transfer of such IIPI to FBNC or First Bank complies in all material respects with CLBH’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

4.18       Legal Proceedings.

Except as disclosed in Section 4.18 of the CLBH Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of CLBH, threatened (or unasserted but considered probable of assertion) against any CLBH Entity, against any director, officer, employee, or agent of any CLBH Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the CLBH Entity or Employee Benefit Plan of any CLBH Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any CLBH Entity. No claim for indemnity has been made or, to the Knowledge of CLBH, threatened by any director, officer, employee, independent contractor, or agent to any CLBH Entity and, to the Knowledge of CLBH, no basis for any such claim exists.

4.19       Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of CLBH Disclosure Memorandum, since CLBH’s inception, each CLBH Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20       Internal Control.

CLBH’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of CLBH’s financial reporting and the preparation of CLBH financial statements for external purposes in accordance with GAAP. CLBH’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of CLBH’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of CLBH’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of CLBH’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of CLBH’s consolidated Assets that could have a material impact on CLBH’s financial statements.

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4.21       Loans to, and Transactions with, Executive Officers and Directors.

CLBH is in compliance with Section 13(k) of the Exchange Act and Federal Reserve Regulation O in all material respects. Section 4.21 of the CLBH Disclosure Memorandum sets forth a list of all Loans as of the date hereof by CLBH and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of CLBH or any of its Subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 4.21 of the CLBH Disclosure Memorandum, no director or executive officer of CLBH or the Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of CLBH or the Bank.

4.22       Approvals.

No CLBH Entity nor, to the Knowledge of CLBH, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No CLBH Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the CLBH Disclosure Memorandum, a “CLBH Regulatory Agreement”), nor are there any pending or, to the Knowledge of CLBH, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such CLBH Regulatory Agreement.

4.23       Takeover Laws and Provisions.

Each CLBH Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

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4.24       Brokers and Finders; Opinion of Financial Advisor.

Except for CLBH Financial Advisor, neither CLBH nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of CLBH Disclosure Memorandum lists the fees and expenses that that are currently owed to CLBH Financial Advisor and that will be owed to CLBH Financial Advisor as a result of transactions contemplated by this Agreement. CLBH has received the written opinion of the CLBH Financial Advisors, dated as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of CLBH Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to FBNC.

4.25       Board of Directors Recommendation.

CLBH’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of CLBH’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of CLBH Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of CLBH’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of CLBH Common Stock for approval.

4.26       Statements True and Correct.

(a)          No representation or warranty by CLBH in this Agreement and no statement contained in the CLBH Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any CLBH Entity or any Affiliate thereof to FBNC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)          None of the information supplied or to be supplied by any CLBH Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by FBNC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CLBH Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be delivered to CLBH’s shareholders in connection with CLBH’s Shareholders’ Meetings, and any other documents to be filed by any CLBH Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of CLBH be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of CLBH’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for CLBH’s Shareholders’ Meeting.

(c)          All documents that any CLBH Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27       Delivery of CLBH Disclosure Memorandum.

CLBH has delivered to FBNC a complete CLBH Disclosure Memorandum herewith.

4.28       No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither CLBH nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to FBNC, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and CLBH hereby disclaims any such representation or warranty by CLBH or any of its officers, directors, employees, agents, or representatives, or any other person.

Article 5
REPRESENTATIONS AND WARRANTIES OF FBNC

FBNC hereby represents and warrants to CLBH as follows:

5.1          Organization, Standing, and Power.

FBNC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. First Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of FBNC and First Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of FBNC and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FBNC Material Adverse Effect.

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5.2          Authority of FBNC; No Breach By Agreement.

(a)          FBNC has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBNC. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of FBNC, enforceable against FBNC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)          Neither the execution and delivery of this Agreement by FBNC, nor the consummation by FBNC and First Bank of the transactions contemplated hereby, nor compliance by FBNC and First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FBNC’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any FBNC Subsidiary or any resolution adopted by the board of directors or the shareholders of any FBNC Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any FBNC Entity under, any material Contract or any material Permit of any FBNC Entity, or, or (iii) and subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FBNC Entity or any of their respective material Assets (including any FBNC Entity or any FBNC Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any FBNC Entity or any FBNC Entity being reassessed or revalued by any Regulatory Authority).

(c)          Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by FBNC and First Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by FBNC of this Agreement.

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5.3          Capital Stock

The authorized capital stock of FBNC consists only of 40,000,000 shares of FBNC Common Stock, of which 20,059,552 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of FBNC preferred stock, of which 728,706 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of FBNC are duly and validly issued and outstanding and are fully paid and nonassessable. FBNC Common Stock is listed for trading and quotation on the Nasdaq Global Select Market. None of the outstanding shares of capital stock of FBNC has been issued in violation of any preemptive rights of the current or past shareholders of FBNC. The shares of FBNC Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid and nonassessable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Global Select Market.

5.4          Exchange Act Filings; Financial Statements.

(a)          FBNC has timely filed all Exchange Act Documents required to be filed by FBNC since January 1, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “FBNC Exchange Act Reports”). The FBNC Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FBNC Exchange Act Reports or necessary in order to make the statements in such FBNC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No FBNC Subsidiary is required to file any Exchange Act Documents.

(b)          Each of the FBNC Financial Statements (including, in each case, any related notes) contained in the FBNC Exchange Act Reports, including any FBNC Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of FBNC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

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(c)          FBNC’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of FBNC included in FBNC’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to FBNC within the meaning of Regulation S-X and, (iii) with respect to FBNC, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)          FBNC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning FBNC is made known on a timely basis to the individuals responsible for the preparation of FBNC’s Exchange Act Documents.

5.5          Absence of Undisclosed Liabilities.

Neither FBNC nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of FBNC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2016, or (iii) in connection with this Agreement and the transactions contemplated hereby. Neither FBNC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among FBNC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, FBNC or any of its Subsidiaries in FBNC’s or such Subsidiary’s financial statements.

5.6          Absence of Certain Changes or Events.

Since March 31, 2016, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FBNC Material Adverse Effect, (ii) none of the FBNC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FBNC provided in this Agreement, and (iii) since December 31, 2015, the FBNC Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

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5.7          Tax Matters.

As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of FBNC to continue, either through FBNC or through a member of FBNC’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of CLBH, or to use at least a significant portion of CLBH’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither FBNC nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to FBNC has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the FBNC Common Stock issued to the holders of CLBH Common Stock in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, FBNC does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of CLBH acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.8          Compliance with Laws.

(a)          FBNC is a bank holding company duly registered and in good standing as such with the Federal Reserve. First Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)          Compliance with Permits, Laws and Orders.

i.            Each of the FBNC Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of FBNC, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

ii.         To the Knowledge of FBNC, none of the FBNC Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

iii.         None of the FBNC Entities has received any notification or communication from any Governmental Authority (A) asserting that FBNC or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting FBNC or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

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iv.         There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FBNC or any of its Subsidiaries, (B) are no notices or correspondence received by FBNC with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to FBNC’s or any of FBNC’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of FBNC or any of its Subsidiaries.

v.           None of the FBNC Entities nor, to the Knowledge of FBNC, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

vi.         Each FBNC Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act and each FBNC Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

Each FBNC Entity’s collection and use of individually identifiable personal information relating to an IIPI complies in all material respects with the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act.

5.9          Privacy of Customer Information.

(a)          For the purposes contemplated by this Agreement, each FBNC Entity has valid rights to use and transfer to FBNC and First Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to FBNC pursuant to this Agreement.

(b)          Each FBNC Entity’s collection and use of such IIPI and the transfer of such IIPI to FBNC or First Bank complies in all material respects with FBNC’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

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5.10       Legal Proceedings.

Except as disclosed on Section 5.10 of the FBNC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FBNC, threatened (or unasserted but considered probable of assertion) against any FBNC Entity, against any director, officer, employee, or agent of any FBNC Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the FBNC Entity or Employee Benefit Plan of any FBNC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any FBNC Entity, other than ordinary routine litigation incidental to FBNC’s business. No claim for indemnity has been made or, to the Knowledge of FBNC, threatened by any director, officer, employee, independent contractor, or agent to any FBNC Entity and, to the Knowledge of FBNC, no basis for any such claim exists.

5.11       Reports.

Since January 1, 2013, FBNC has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each report, statement, and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.12       Internal Control.

FBNC’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of FBNC’s financial reporting and the preparation of FBNC financial statements for external purposes in accordance with GAAP. FBNC’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of FBNC’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of FBNC’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of FBNC’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of FBNC’s consolidated Assets that could have a material impact on FBNC’s consolidated financial statements.

5.13       Approvals.

No FBNC Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “FBNC Regulatory Agreement”), nor are there any pending or, to the Knowledge of FBNC, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such FBNC Regulatory Agreement.

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5.14       Brokers and Finders.

Except for FBNC Financial Advisor, neither FBNC nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.15       Certain Actions.

Neither FBNC nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.16       Available Consideration.

FBNC has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued FBNC Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.

5.17       Statements True and Correct.

(a)          No statement, certificate, instrument, or other writing furnished or to be furnished by FBNC or any Affiliate thereof to CLBH pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the information supplied or to be supplied by FBNC or any Affiliate thereof for inclusion in the Registration Statement to be filed by FBNC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the FBNC or any Affiliate thereof for inclusion in the Registration Statement to be delivered to CLBH’s shareholders in connection with CLBH’s Shareholders’ Meeting, and any other documents to be filed by FBNC or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed or delivered to the shareholders of CLBH be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of CLBH’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for CLBH’s Shareholders’ Meeting.

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(c)          All documents that FBNC or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1          Affirmative Covenants of CLBH and FBNC

(a)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FBNC shall have been obtained, and except as otherwise expressly contemplated herein, CLBH shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with FBNC prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which CLBH has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with FBNC prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CLBH shall have been obtained, and except as otherwise expressly contemplated herein, FBNC shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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CLBH and FBNC each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such CLBH and its Subsidiaries requested by FBNC, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2          Negative Covenants of CLBH.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of FBNC shall have been obtained, and except as otherwise expressly contemplated herein, CLBH covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)          amend the articles of incorporation, bylaws, or other governing instruments of any CLBH Entity;

(b)          incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any CLBH Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for CLBH Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any CLBH Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of the business of the Bank, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CLBH Disclosure Memorandum);

(c)          repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CLBH Entity, or declare or pay any dividend or make any other distribution in respect of CLBH’s capital stock;

(d)          except for this Agreement and except pursuant to the valid exercise of CLBH Options outstanding as of the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CLBH Common Stock, any other capital stock of any CLBH Entity, or any Right;

(e)          adjust, split, combine, or reclassify any capital stock of any CLBH Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CLBH Common Stock or issue any CLBH Options, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any CLBH Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

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(f)           except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of 12 months or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CLBH Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)           (i) except as contemplated by this Agreement or disclosed on Schedule 6.2(g), grant any bonus or increase in compensation or benefits to the employees, officers or directors of any CLBH Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any CLBH director, officer or employee (except for payments according to the Officer Agreements attached as Exhibits D-1 and D-2), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any CLBH Entity, (iv) change any fees or other compensation or other benefits to directors of any CLBH Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under the CLBH Benefit Plans or authorize cash payments in exchange for any Rights, except as otherwise contemplated by this Agreement; or accelerate or vest or commit or agree to accelerate or vest any CLBH Options or any amounts, benefits or rights payable by any CLBH Entity;

(h)          enter into or amend any employment Contract between any CLBH Entity and any Person (unless such amendment is required by Law) that CLBH Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)           adopt any new Employee Benefit Plan of any CLBH Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or CLBH Benefit Plans of any CLBH Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)           make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)          commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any CLBH Entity for money damages or restrictions upon the operations of any CLBH Entity;

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(l)          enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less and other than Contracts covered by Section 6.2(m);

(m)         except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(n)          except, with respect to any extension of credit for which commitments have already been made and also any extension of credit with an unpaid balance of less than $1,000,000 if secured and $750,000 if unsecured, in conformity with existing lending policies and practices, waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of CLBH’s deposits and other Liabilities;

(o)          except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of five years or greater;

(p)          notwithstanding anything herein to the contrary, enter into, modify or amend any loan participation agreements;

(q)          except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of CLBH or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(r)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(s)          make any capital expenditures in excess of an aggregate of $50,000 except other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(t)           establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)          knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

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(v)          implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)          knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(x)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(y)          maintain the Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods inconsistent with past practices of the Bank;

(z)          (i) other than in the ordinary course of business consistent with past practice, make any material changes in the Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, servicing, or loans or (B) the Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices: or

(aa)         take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3          Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would reasonably be likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4          Reports.

Each of FBNC and its Subsidiaries and CLBH and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. CLBH and its Subsidiaries shall also make available to FBNC monthly financial statements and quarterly call reports. The financial statements of FBNC and CLBH, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates, such reports of FBNC and CLBH filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

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6.5          FBNC Entity Use and Disclosure of IIPI

FBNC acknowledges that IIPI disclosed to FBNC Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). FBNC Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. § 6802(e)(7).

Article 7

ADDITIONAL AGREEMENTS

7.1          Shareholder Approval.

(a)          CLBH shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CLBH shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold CLBH’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CLBH’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the NCBCA and shall include such recommendation in the proxy statement delivered to shareholders of CLBH, except to the extent CLBH’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. CLBH shall solicit and use its reasonable efforts to obtain the Requisite CLBH Shareholder Approval.

(b)          Neither CLBH’s board of directors nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to FBNC, the CLBH Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of Requisite CLBH Shareholder Approval, CLBH’s board of directors may make an Adverse Recommendation Change if and only if:

(A)          CLBH’s board of directors determines in good faith, after consultation with the CLBH Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

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(B)         CLBH’s board of directors determines in good faith, after consultation with CLBH’s outside counsel, that a failure to make such Adverse Recommendation Change would be inconsistent with CLBH’s board of directors fiduciary duties to CLBH and its shareholders under applicable Law;

(C)         CLBH’s board of directors provides written notice (a “Notice of Recommendation Change”) to FBNC of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to two (2) business days following the giving of such new Notice of Recommendation Change);

(D)         after providing such Notice of Recommendation Change, CLBH shall negotiate in good faith with FBNC (if requested by FBNC) and provide FBNC reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the CLBH board of directors to proceed without an Adverse Recommendation Change (provided, however, that the FBNC shall not be required to propose any such adjustments); and

(E)         CLBH’s board of directors, following such three business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to CLBH and its shareholders under applicable Law.

7.2          Registration of FBNC Common Stock.

(a)          As promptly as reasonably practicable (and in any event, within fifty days) following the date hereof, FBNC shall prepare and file with the SEC the Registration Statement. The Registration Statement shall contain proxy materials relating to the matters to be submitted to CLBH’s shareholders at CLBH’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of FBNC Common Stock to be issued in the Merger. CLBH will furnish to FBNC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FBNC on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. FBNC shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of FBNC and CLBH will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the CLBH shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. FBNC will advise CLBH, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of FBNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to FBNC or CLBH, or any of their respective affiliates, officers or directors, should be discovered by FBNC or CLBH which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FBNC with the SEC and disseminated by the Parties to their respective shareholders.

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(b)          FBNC shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of FBNC and CLBH shall furnish all information concerning it and the holders of CLBH Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, FBNC shall notify The Nasdaq Stock Market of the additional shares of FBNC Common Stock to be issued by FBNC in exchange for the shares of CLBH Common Stock.

7.3          Other Offers, etc.

(a)          From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each CLBH Entity shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to receipt of the Requisite CLBH Shareholder Approval, this Section 7.3 shall not prohibit a CLBH Entity from furnishing nonpublic information regarding any CLBH Entity or other access to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no CLBH Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and did not result in the submission of such Acquisition Proposal), (B) CLBH’s board of directors shall have determined in good faith, after consultation with the CLBH Financial Advisor and CLBH’s outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) CLBH’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to CLBH and its shareholders, (D) CLBH receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, CLBH furnishes such nonpublic information to FBNC (to the extent such nonpublic information has not been previously furnished by CLBH to FBNC). In addition to the foregoing, CLBH shall provide FBNC with at least two days’ prior written notice of a meeting of CLBH’s board of directors at which meeting CLBH’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and CLBH shall keep FBNC reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

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(b)          In addition to the obligations of CLBH set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of CLBH become aware thereof, CLBH shall advise FBNC of any request received by CLBH for nonpublic information which CLBH reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. CLBH shall keep FBNC informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c)          Except as specifically permitted under Section 7.3(a), CLBH shall, and shall use its commercially reasonable efforts to cause its and its Subsidiary’s directors, officers, employees, and Representatives to, immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)          Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosure to CLBH’s shareholders if CLBH’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 7.3 or (iv) making any “stop, look and listen” communication to CLBH’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to CLBH’s shareholders).

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7.4          Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5          Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its Rights under this Agreement.

7.6          Investigation and Confidentiality.

(a)          Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including but not limited to conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, CLBH shall permit FBNC’s senior officers and independent auditors to meet with the senior officers of CLBH, including officers responsible for the CLBH Financial Statements and the internal controls of CLBH and CLBH’s independent public accountants, to discuss such matters as FBNC may deem reasonably necessary or appropriate for FBNC to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

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(b)          In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)          CLBH shall use its commercially reasonable efforts to exercise, and shall not waive any of, its Rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to CLBH to preserve the confidentiality of the information relating to the CLBH Entities provided to such Persons and their Affiliates and Representatives.

(d)          Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable.

(e)          Each FBNC Entity shall, in accordance with FBNC’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“FBNC’s Security Program”), safeguard IIPI disclosed to that FBNC Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any FBNC Entity allows a third party to access such IIPI, FBNC shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the FBNC’s Security Program.

(f)          FBNC shall notify CLBH promptly (but in no event more than 24 hours) of any Data Incident. All FBNC Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All FBNC Entities shall cooperate fully with CLBH and its designees in all reasonable efforts to investigate the Data Incident.

(g)          If this Agreement is terminated prior to the Effective Time, each FBNC Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the FBNC Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7          Press Releases.

Prior to the Effective Time, CLBH and FBNC shall consult with each other and agree as to the form and substance of any press release, communication with CLBH’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

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7.8          Charter Provisions.

Each CLBH Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any CLBH Entity or restrict or impair the ability of FBNC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CLBH Entity that may be directly or indirectly acquired or controlled by them.

7.9          Employee Benefits and Contracts.

(a)          All persons who are employees of the CLBH Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of FBNC or First Bank; provided, however, that in no event shall any of the employees of the CLBH Entities be officers of FBNC or First Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of FBNC or First Bank and in accordance with the bylaws of FBNC or First Bank. All of the Continuing Employees shall be employed at the will of First Bank and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.

(b)          As of the Effective Time, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of the First Bank and eligible to participate in each of FBNC’s Employee Benefit Plans with full credit for prior service with CLBH solely for purposes of eligibility and vesting.

(c)          As of the Effective Time, FBNC shall make available employer-provided benefits under FBNC Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to FBNC or First Bank employees. With respect to FBNC Employee Benefit Plans providing health coverage, FBNC shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar CLBH plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, FBNC shall use commercially reasonable efforts to cause any such successor FBNC Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding CLBH Employee Benefit Plan during that plan year prior to the transition effective date.

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(d)          Simultaneously herewith, Robert T. Braswell and T. Allen Liles (each, a “Senior Officer” and together the “Senior Officers”) shall enter into agreements in the form of Exhibits D-1 through D-2, respectively (the “Officer Agreements”).

(e)          Continuing Employees (other than those who are parties to an employment, change in control or other type of agreement that provides for severance or other compensation upon a change in control) who remain employed by FBNC or any of its Subsidiaries as of the Effective Time and whose employment is terminated by FBNC or any of its Subsidiaries (absent termination for cause as determined by the employer in its sole discretion) within 180 days after the Effective Time shall receive severance pay equal to two weeks of base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with CLBH or any of its Subsidiaries and ending with such employee’s termination date with FBNC or any of its Subsidiaries, as applicable, with a maximum payment equal to 18 weeks of base pay.  Notwithstanding the foregoing, FBNC or FBNC Bank may elect to offer retention bonuses to Continuing Employees, which retention bonuses would reduce or be in lieu of the severance payments contemplated in this paragraph. Any such severance payment paid hereunder (or bonus in lieu thereof) is conditioned upon the employee’s execution of a general release of claims in favor of FBNC and their respective management employees in a form reasonably acceptable to FBNC’s counsel that is executed within any consideration period required by applicable Law and that is not revoked within any legally-prescribed revocation period.  The severance payment will be made on the later of the day following the expiration of any revocation period or 30 days after such employee’s termination date.  Such severance payments will be in lieu of any severance pay plans that may be in effect at CLBH or any of its Subsidiaries prior to the Effective Time.  No officer or employee of CLBH or any Subsidiary of CLBH is, or shall be, entitled to receive duplicative severance payments and benefits under (i) an employment or severance agreement; (ii) a severance or change in control plan; (iii) this section; or (iv) any other plan, program or arrangement.

(f)           Simultaneously herewith, each holder of CLBH Options shall execute and deliver an Option Cash-Out Agreement dated as of the date hereof in the form of Exhibit C pursuant to which he or she agrees to cancel his or her outstanding CLBH Options as of the Effective Time in exchange for a one-time cash payment as set forth in Section 3.5(a) of the Agreement, subject to applicable withholding; provided, however, that Option Cash-Out Agreements from any holders of CLBH Options that are not directors or executive officers of CLBH may be sought following the execution of this Agreement. Simultaneously herewith, each of the directors and executive officers of CLBH or Bank that hold CLBH Options shall have entered into an Option Cash-Out Agreement.

(g)          Simultaneously herewith, each of CLBH’s directors shall have executed and delivered a non-compete agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form of Exhibit E (the “Non-Compete Agreement”).

(h)          Simultaneously herewith, each of CLBH’s executive officers and directors shall have executed and delivered a Support Agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of CLBH Common Stock in favor of this Agreement and the transactions contemplated hereby.

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(i)           Simultaneously herewith, each of the directors of CLBH and the Bank and the Senior Officers shall have entered into a Claims Letter (and which shall be effective as of the Effective Time) in the form of Exhibit F (the “Claims Letter”).

(j)           Upon not less than ten days’ notice prior to the Closing Date from FBNC to CLBH, CLBH shall cause the termination, amendment or other appropriate modification of each CLBH Benefit Plan as specified by FBNC in such notice such that no CLBH Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable CLBH Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable CLBH Benefit Plans that are described in ERISA Section 3(2) shall be 100% vested in their account balances.

(k)          Notwithstanding Section 7.9(j), (i) prior to the Closing, the board of directors of CLBH and each other applicable CLBH Entity shall adopt resolutions terminating each CLBH Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, CLBH shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, CLBH shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants.

(l)          No officer, employee, or other Person (other than the corporate Parties to this Agreement) is or shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

(m)         CLBH shall take all appropriate action to terminate any CLBH Benefit Plan which is a 401(k) plan prior to the Closing Date provided however that FBNC agrees that nothing in this Section will require CLBH to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

7.10       Section 16 Matters.

Prior to the Effective Time, CLBH and FBNC shall take all such steps as may be required to cause any acquisitions of FBNC Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FBNC to be exempt under Rule 16b-3 promulgated under the Exchange Act. CLBH agrees to promptly furnish FBNC with all requisite information necessary for FBNC to take the actions contemplated by this Section 7.10.

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7.11       Indemnification.

(a)          For a period of six years after the Effective Time, FBNC shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the CLBH Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of CLBH or, at CLBH’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by CLBH’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not FBNC is insured against any such matter.

(b)          Prior to the Effective Time, FBNC shall purchase, or shall direct CLBH to purchase, an extended reporting period endorsement under CLBH’s existing directors’ and officers’ liability insurance coverage (“CLBH D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by CLBH’s D&O Policy. The directors and officers of CLBH shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six (6) years.

(c)          Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify FBNC and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FBNC or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither FBNC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FBNC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FBNC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FBNC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FBNC and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither FBNC nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all FBNC’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither FBNC nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

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(d)          If FBNC or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FBNC or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.

(e)          The provisions of this Section 7.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.12       Tax Covenants of FBNC.

At and after the Effective Time, FBNC covenants and agrees that it:

(a)          will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)          will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of FBNC, CLBH and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)          will, either directly or through a member of FBNC’s Qualified Group, continue at least one significant historic business line of CLBH, or use at least a significant portion of the historic business assets of CLBH in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

(d)          in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to FBNC to acquire, any of the FBNC Common Stock issued in connection with the Merger; and

(e)          will not sell or otherwise dispose of any of CLBH’s assets acquired in the Merger, and will not cause or permit FBNC Bank to sell or otherwise dispose of any of the Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

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Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1          Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)          Shareholder Approval. The shareholders of CLBH shall have approved this Agreement by the Requisite CLBH Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of CLBH’s articles of incorporation and bylaws.

(b)          Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of FBNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the FBNC would not, in its reasonable judgment, have entered into this Agreement.

(c)          Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a CLBH Material Adverse Effect or a FBNC Material Adverse Effect, as applicable. CLBH shall have obtained the Consents listed in Section 8.1(b) of the CLBH Disclosure Memorandum, including Consents from the lessors of each office leased by CLBH, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of FBNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, FBNC would not, in its reasonable judgment, have entered into this Agreement.

(d)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)          Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

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(f)           Exchange Listing. FBNC shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of FBNC Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of FBNC Common Stock.

(g)          Tax Opinion. FBNC and CLBH shall have received the opinion of FBNC’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) FBNC and CLBH will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of FBNC and CLBH.

8.2          Conditions to Obligations of FBNC.

The obligations of FBNC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FBNC pursuant to Section 10.6(a):

(a)          Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of CLBH set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of CLBH set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CLBH Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of CLBH to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate. CLBH shall have delivered to FBNC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to CLBH and in Sections 8.2(a), 8.2(b), 8.2(g) and 8.2(h), have been satisfied.

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(d)          Secretary’s Certificate. CLBH shall have delivered a certificate of the secretary of CLBH and the Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of CLBH and the Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of CLBH as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the bylaws of CLBH as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions duly adopted by CLBH’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve certifying that CLBH is a registered bank holding company, (vi) a copy of the articles of incorporation of the Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation certifying that Bank is an insured depository institution.

(e)          Non-Compete Agreements; Stock Option Cash-Out Agreements; Support Agreements; Claims Letter. The Option Cash-Out Agreements in the form attached hereto as Exhibit C shall have been executed by each holder of CLBH Options and delivered to FBNC, and CLBH shall have complied in all material respects with Section 7.9(f). The Non-Compete Agreements in the form attached hereto as Exhibit E shall have been executed by the members of CLBH’s and Bank’s board of directors and delivered to FBNC. Each of the directors of CLBH and Bank and the Senior Officers shall have executed Claims Letters in the form attached hereto as Exhibit F and delivered the same to FBNC.

(f)           Exercise of Options. The directors and officers of CLBH shall not have exercised any CLBH Options held by such persons following the execution of this Agreement.

(g)          No Material Adverse Effect. There shall not have occurred any CLBH Material Adverse Effect from the March 31, 2016 balance sheet to the Effective Time with respect to CLBH.

(h)          Payments. None of the CLBH Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404 or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(i)           Reserved.

(j)           Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

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8.3          Conditions to Obligations of CLBH.

The obligations of CLBH to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CLBH pursuant to Section 10.6(b):

(a)          Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of FBNC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i),and 5.11 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of FBNC set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), 5.4, and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FBNC Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b)          Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBNC and First Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)          Officers’ Certificate. FBNC shall have delivered to CLBH a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to FBNC and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)          Secretary’s Certificate. FBNC and First Bank shall have delivered a certificate of the secretary of the FBNC and First Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the FBNC and First Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the FBNC as in effect from the date of this Agreement until the Closing Date, along with a certificate of the Secretary of State of the State of North Carolina as to the good standing of the FBNC, (iii) a copy of the bylaws of FBNC as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of FBNC’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve certifying that the FBNC is a registered bank holding company, (vi) a copy of the articles of incorporation of the First Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the First Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of First Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation certifying that First Bank is an insured depository institution.

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(e)          Payment of Merger Consideration. FBNC shall pay the Merger Consideration as provided by this Agreement.

(f)           No Material Adverse Effect. There shall not have occurred any FBNC Material Adverse Effect from the March 31, 2016 balance sheet, to the Effective Time.

Article 9
TERMINATION

9.1          Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CLBH, as applicable, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          By mutual written agreement of FBNC and CLBH; or

(b)          By FBNC or CLBH (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c)          By FBNC or CLBH in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the Requisite CLBH Shareholder Approval is not obtained at CLBH’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)          By FBNC or CLBH in the event that the Merger shall not have been consummated by March 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)          By FBNC (provided, that FBNC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the CLBH board of directors shall have made an Adverse Recommendation Change; (ii) CLBH’s board of directors shall have failed to reaffirm the CLBH Recommendation within ten business days after FBNC requests such at any time following the public announcement of an Acquisition Proposal, or (iii) CLBH shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

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(f)           By CLBH, prior to the Requisite CLBH Shareholder Approval (and provided that CLBH has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to enter into a Superior Proposal; or

(g)          By CLBH or FBNC, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

(1) the Average FBNC Stock Price shall be at least 20% less than the Starting Price; and

(2) (i) the quotient of the Average FBNC Stock Price divided by the Starting Price (such quotient being the “FBNC Ratio”) shall be less than (ii) 80% of the quotient of the Average Index Price divided by the Index Price on the Starting Date (which amount shall be the “Index Ratio”); provided, however, that if either Party refuses to consummate the Merger pursuant to this Section 9.1(g), it shall give prompt written notice thereof to the other Party; and provided, further, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period.

Example 1: if the FBNC Ratio = 0.70 and the Index Ratio = 0.85, then the quotient of the FBNC Ratio divided by the Index Ratio would be 0.70÷0.85, or 0.82. Condition (g)(1) would be satisfied, but condition (g)(2) would not be satisfied.

Example 2: if the FBNC Ratio = 0.65 and the Index Ratio = 0.90, then the quotient of the FBNC Ratio divided by the Index Ratio would be 0.65÷0.90, or 0.72. Both conditions (g)(1) and (g)(2) would be satisfied.

If FBNC declares or effects a stock dividend, reclassification, recapitalization, split up, combination, exchange of shares, similar transaction between the date of this Agreement and the Determination Date, the prices for FBNC Common Stock shall be appropriately adjusted for purposes of applying this Section 9.1(g).

9.2          Effect of Termination.

In the event of the termination and abandonment of this Agreement by either FBNC or CLBH pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, 10.3, and 10.9 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

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9.3          Termination Fee.

(a)          If FBNC terminates this Agreement pursuant to Section 9.1(e) of this Agreement or CLBH terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then CLBH shall, on the date of termination, pay to FBNC the sum of $3,500,000 (the “Termination Fee”). The Termination Fee shall be paid to FBNC in same day funds. CLBH hereby waives any right to set-off or counterclaim against such amount.

(b)          In the event that (i) an Acquisition Proposal with respect to CLBH shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of CLBH, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to CLBH after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by CLBH or FBNC pursuant to Section 9.1(d) (only if the Requisite CLBH Shareholder Approval has not theretofore been obtained), (B) by FBNC pursuant to Section 9.1(b), or (C) by CLBH or FBNC pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, CLBH consummates an Acquisition Transaction or enters into an Acquisition Agreement, then CLBH shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay FBNC a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, FBNC shall be entitled to no more than one Termination Fee. CLBH hereby waives any right to set-off or counterclaim against such amount.

(c)          The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if CLBH fails to pay promptly any fee payable by it pursuant to this Section 9.3, then CLBH shall pay to FBNC its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4          Non-Survival of Representations and Covenants.

Except for Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Section 16 Matters), 7.11 (Indemnification), 7.12 (Tax Covenants of FBNC), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1        Definitions.

(a)          Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“401(k) Plan” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

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“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to CLBH or publicly announced to CLBH’s shareholders) by any Person (other than FBNC or any of its Affiliates) for an Acquisition Transaction involving CLBH or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of CLBH as reflected on CLBH’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from CLBH by any Person or Group (other than FBNC or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of CLBH or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than FBNC or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of CLBH or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving CLBH pursuant to which the shareholders of CLBH immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the Assets of CLBH; or (iii) any liquidation or dissolution of CLBH.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Agreement” shall have the meaning as set forth in the Preamble of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

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“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average FBNC Stock Price” shall mean the average of the closing sale prices of FBNC Common Stock as reported on The Nasdaq Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the Determination Date; provided, however, that in the event FBNC Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which FBNC Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the Determination Date.

“Average Index Price” shall mean the average of the daily current market price of the Index for the 20 consecutive full trading days ending at the closing of trading on the Determination Date.

“Bank” shall have the meaning as set forth in Section 1.5.

“Bank Agreement of Merger” shall have the meaning as set forth in Section 1.5(a) of the Agreement, and the form attached hereto as Exhibit B.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

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“Change in Control Benefit” shall have the meaning as set forth in Section 4.15(k) of the Agreement.

“Claims Letter” shall have the meaning as set forth in Section 7.9(i) of the Agreement.

“CLBH” shall have the meaning as set forth in the Preamble of the Agreement.

“CLBH Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Common Stock” means the common stock, $1.00 par value per share, of CLBH.

“CLBH Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“CLBH D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.

“CLBH Disclosure Memorandum” means the written information entitled “Carolina Bank Holdings, Inc. Disclosure Memorandum” delivered with this Agreement to FBNC and attached hereto.

“CLBH Entities” means, collectively, CLBH and all CLBH Subsidiaries.

“CLBH ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“CLBH Financial Advisor” means Sandler O’Neill + Partners.

“CLBH Financial Statements” means (i) the consolidated balance sheets of CLBH for each of the two fiscal years ended December 31, 2015 and 2014, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014, and 2013 as filed by CLBH in Exchange Act Documents, and (ii) the consolidated balance sheets of CLBH (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to December 31, 2015.

“CLBH Leased Real Property” shall have the meaning as set forth in Section 4.10(f) of the Agreement.

“CLBH Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of CLBH and its Subsidiaries, taken as a whole, or (ii) the ability of CLBH to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “CLBH Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of CLBH (or any of its Subsidiaries) taken with the prior written Consent of FBNC in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent CLBH is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of CLBH. “CLBH Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the CLBH Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a CLBH Material Adverse Effect).

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“CLBH Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“CLBH Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“CLBH Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“CLBH Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.

“CLBH Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“CLBH Subsidiaries” means the Subsidiaries of CLBH.

“CLBH’s Shareholders’ Meeting” means the meeting of CLBH’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Converted Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any FBNC Entity in connection with this Agreement (including hard copies) or breach or compromise of FBNC’s Security Program that presents a viable threat to any such IIPI or any CLBH Entity’s systems.

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“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” shall mean the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CLBH approve this Agreement.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, bank owned life insurance, split-dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

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“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over the relevant entity or property, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like now in effect relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a CLBH Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement.

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

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“FBNC” shall have the meaning as set forth in the Preamble of the Agreement.

“FBNC Common Stock” means the common stock, no par value per share, of FBNC.

“FBNC Disclosure Memorandum” means the written information entitled “First Bancorp Disclosure Memorandum” delivered with this Agreement to CLBH and attached hereto.

“FBNC Entities” means, collectively, FBNC and all FBNC Subsidiaries.

“FBNC Exchange Act Reports” shall have the meaning as set forth in the Section 5.4(a) of the Agreement.

“FBNC Financial Advisor” shall mean Keefe, Bruyette & Woods. Inc.

“FBNC Financial Statements” means (i) the consolidated balance sheets of FBNC as of March 31, 2016, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended March 31, 2016 and for each of the three fiscal years ended December 31, 2015, 2014 and 2013, as filed by FBNC in Exchange Act Documents, and (ii) the consolidated balance sheets of FBNC (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to March 31, 2016.

“FBNC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of FBNC and its Subsidiaries, taken as a whole, or (ii) the ability of FBNC to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “FBNC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FBNC (or any of its Subsidiaries) taken with the prior written Consent of CLBH in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of FBNC. Notwithstanding the foregoing, “FBNC Material Adverse Effect” shall not be deemed to alter the termination right set forth in Section 9.1(g).

“FBNC Options” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“FBNC Regulatory Agreement” shall have the meanings as set forth in Section 5.13 of the Agreement.

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“FBNC’s Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond, as applicable.

“Final FBNC Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of FBNC Common Stock on The Nasdaq Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by FBNC and CLBH) during the Measurement Period.

“First Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-Up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in material compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

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“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.

“Index” shall mean The Nasdaq Bank Index.

“Index Price” on a given date shall mean the current market price of the Index for that day.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.13(b)(vii) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after reasonable inquiry of the records and employees of such Person by the chairman, president, chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

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“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 20 consecutive Trading Days ending on the fifth business day immediately prior to the date on which the Effective Time is to occur.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“NCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Non-Compete Agreement” shall have the meaning as set forth in Section 7.9(g) of the Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Off-Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

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“Operating Properties” means all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any CLBH or any of the CLBH Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities” means any facility in which CLBH or any of the CLBH Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means CLBH or FBNC, and “Parties” means both of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a FBNC or CLBH Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Qualified Group” shall have the meaning set forth in Section 5.7 of the Agreement.

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

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“Regulatory Authority” means each of the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, the North Carolina Commissioner of Banks, the FDIC, the Department of Justice, the Federal Reserve, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Event” shall have the meaning as set forth in Section 4.15(h) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite CLBH Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, as amended, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Senior Officers” shall have the meaning as set forth in Section 7.9(d) of the Agreement.

“Starting Date” shall mean June 21, 2016.

“Starting Price” shall mean $18.98 per share.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

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“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of CLBH Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of CLBH which CLBH’s board of directors (after consultation with the CLBH Financial Advisor and CLBH’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to CLBH’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by FBNC in response to such offer or otherwise)), and (ii) reasonably capable of being completed.

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Surviving Corporation” means FBNC as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind in the nature of a tax whatsoever, that are imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

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“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Termination Date” shall have the meaning as set forth in Section 7.9(k) of the Agreement.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“Trading Day” means any day on which shares of FBNC Common Stock are traded, as reported on The Nasdaq Global Select Market.

“Treasury Regulation” means a provision of the final regulations promulgated under the Code by the United States Department of the Treasury.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation, or successor governmental authority or agency, as the case may be.

10.2       Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of CLBH, shall be paid at Closing and prior to the Effective Time.

10.3       Brokers and Finders.

Except for CLBH Financial Advisor as to CLBH, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by CLBH or FBNC, each of CLBH or FBNC, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. CLBH has provided a copy of CLBH Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the CLBH Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

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10.4       Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided in Sections 7.9 and 7.11.

10.5       Amendments.

To the extent permitted by Law, and subject to Section 1.5, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CLBH Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of CLBH Common Stock.

10.6       Waivers.

(a)          Prior to or at the Effective Time, FBNC, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CLBH, to waive or extend the time for the compliance or fulfillment by CLBH of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FBNC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FBNC.

(b)          Prior to or at the Effective Time, CLBH, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FBNC, to waive or extend the time for the compliance or fulfillment by FBNC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CLBH under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CLBH.

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(c)          The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7       Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8       Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

FBNC:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attention: Richard H. Moore, Chief Executive Officer
Email: rmoore@localfirstbank.com

With copies to:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Attention: Neil E. Grayson, Esq.
Email: neil.grayson@nelsonmullins.com

CLBH:	Carolina Bank Holdings, Inc.
101 North Spring Street
Greensboro, North Carolina 27401
Attention: Robert T. Braswell, Chief Executive Officer
Email: b.braswell@carolinabank.com

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With copies to:	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Attention: Todd H. Eveson, Esq.
Email: teveson@wyrick.com

10.9       Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.

10.10     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13     Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14     Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST BANCORP

By:	/s/ Michael G. Mayer
Michael G. Mayer
President

CAROLINA BANK HOLDINGS, INC.

By:	/s/ Robert T. Braswell
Robert T. Braswell
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

FORM OF SUPPORT AGREEMENT

June __, 2016

First Bancorp

300 SW Broad Street

Southern Pines, NC 28387

Ladies and Gentlemen:

The undersigned is a director of Carolina Bank Holdings, Inc. (“CLBH”) and the beneficial holder of shares of common stock of CLBH (the “Carolina Bank Holdings, Inc. Common Stock”).

First Bancorp (“FBNC”) and CLBH are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of CLBH through the merger of CLBH with and into FBNC (the “Merger”). The execution of the Agreement by FBNC is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that FBNC will incur in connection with the transactions contemplated by the Agreement and to induce FBNC to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of CLBH, and not in his or her capacity as a director or officer of CLBH, as follows:

1.          While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of FBNC, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of CLBH’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of Carolina Bank Holdings, Inc. Common Stock, or (b) deposit any shares of Carolina Bank Holdings, Inc. Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Carolina Bank Holdings, Inc. Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2.          While this letter agreement is in effect the undersigned shall vote all of the shares of Carolina Bank Holdings, Inc. Common Stock for which the undersigned has sole voting authority, and shall use his or her reasonable efforts to cause to be voted all of the shares of Carolina Bank Holdings, Inc. Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the CLBH’s Shareholders’ Meeting; and (b) against any Acquisition Proposal (as defined in the Agreement) (other than the Merger).

3.          The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, FBNC shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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4.          The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of CLBH and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of CLBH.

5.          This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Bank Merger of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

6.          As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Carolina Bank Holdings, Inc. Common Stock set forth below.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority: _______________

Number of shares beneficially owned with shared voting authority: _______________

Accepted and agreed to as of
the date first above written:

First Bancorp

_______________________________
By: Michael G. Mayer
Its: President

[Signature Page to Support Agreement]

EXHIBIT B

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of _______ 2016, by and between First Bank, a North Carolina bank (“First Bank”), and Carolina Bank, a North Carolina bank (the “Bank”, and together with First Bank, the “Constituent Banks”).

WITNESSETH:

WHEREAS, Carolina Bank Holdings, Inc., a North Carolina corporation (“CLBH”), and First Bancorp, a North Carolina corporation (“FBNC”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”), which provides for the merger of CLBH with and into FBNC (the “FBNC Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that the Bank merge with and into First Bank, with First Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of the Bank and First Bank for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Merger.

Pursuant to and with the effects provided in the applicable provisions of Chapter 53C of the North Carolina General Statutes (the “North Carolina General Statutes”), the Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into First Bank (the “Bank Merger”). First Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “First Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.	Actions to be Taken.

The acts and things required to be done by the North Carolina General Statutes in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said North Carolina General Statutes, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

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3.	Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the North Carolina General Statutes (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the FBNC Merger.

4.	Articles of Incorporation and Bylaws of the Surviving Bank.

(a) The articles of incorporation of First Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b) Until altered, amended or repealed, as therein provided, the bylaws of First Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.	Directors.

Upon the Bank Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto. Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are duly elected and qualified in accordance with the bylaws of the Surviving Bank. If, at the Effective Time, any vacancy shall exist on the board of directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the bylaws of the Surviving Bank.

6.	Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a) At the Effective Time, each share of the Merged Bank’s common stock, $5.00 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b) At the Effective Time, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.	Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

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8.	Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.	Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the FBNC Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of FBNC, as sole shareholder of First Bank, and CLBH, as sole shareholder of the Bank.

10.	Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon any termination of the Merger Agreement.

11.	Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.	Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may, by written instrument executed by the Constituent Banks, be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective board of directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the Parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

[signatures appear on next page]

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IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.

FIRST BANK

By:
Michael G. Mayer
President

CAROLINA BANK

By:
Robert T. Braswell
President Chief Executive Officer

[Signature Page Bank Merger Agreement]

Attachment 1

Directors of the Surviving Bank

Exhibit C

STOCK OPTION Cash-Out AGREEMENT

This STOCK OPTION Cash-Out AGREEMENT (this “Agreement”) is made and entered into as of _____________ __, 2016, by and between ___________________________ (the “Optionee”) and Carolina Bank Holdings, Inc. (the “Company”), a North Carolina corporation.

Recitals

A.           The Company has granted the Optionee the option to purchase shares in the Company pursuant to the terms of one or more Stock Option Agreements granted under the 2009 Omnibus Stock Ownership and Long Term Incentive Plan (the “Stock Options” and each a “Stock Option”). All Stock Options covered by this Agreement are set forth on Exhibit A attached hereto.

B.           The Company and First Bancorp have made and entered into that certain agreement and plan of merger, dated as of June __, 2016 (the “Merger Agreement”), providing for the merger of the Company with and into First Bancorp, with First Bancorp continuing as the surviving corporation (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

C.           A condition to the obligations of First Bancorp under the Merger Agreement is that all outstanding Company stock options be cashed-out and terminated upon consummation of the Merger.

D.           The Company is offering a cash payment to the Optionee, in exchange for the Optionee’s agreement that the Stock Options be terminated, effective immediately prior to the consummation of the Merger.

E.           In connection with the transactions contemplated in the Merger Agreement, the Optionee and the Company now desire to terminate the Stock Options, effective immediately prior to the effective time of the Merger (the “Effective Time”).

Section 1   Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.1           Stock Options. The Optionee acknowledges and agrees that: (a) the Company granted the Optionee the Stock Options providing for the right to purchase a number of shares of the Company’s common stock (the “Option Shares”) at a price equal to the price per share with respect to each Stock Option as reflected on Exhibit A (the “Exercise Price”); (b) as of the date of this Agreement, the Optionee has not exercised the right to purchase the Option Shares pursuant to the Stock Options, and agrees that he or she will not, after the date of this Agreement, exercise the right to purchase any of the Option Shares; and (c) except for the Stock Options listed on Exhibit A, the Optionee has no other rights or interests in any other options or warrants with respect to any capital stock of the Company. As of the Effective Time, all stock options have vested. As of the Effective Time, each Stock Option, whether then vested or unvested, shall terminate in its entirety and shall thereafter be null and void, and the Optionee shall have no interests or rights thereunder on or after the Effective Time.

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1.2           Payment. In consideration for the cancellation of each Stock Option, the Optionee shall be entitled to a lump sum cash payment from the Company (net of all federal, state, and local income, payroll, or other taxes required to be withheld), made within twenty (20) business days after the Effective Time, in an amount equal to (x) the number of Option Shares, multiplied by (y) $20.00 minus the Exercise Price.

SECTION 2   REPRESENTATIONS AND WARRANTIES

The Optionee represents and warrants to the Company the following:

2.1           Ownership. The Optionee is the owner and holder of each Stock Option, free and clear of any pledges, liens, or security interests. No Stock Option has been transferred, assigned or otherwise disposed of by the Optionee, and the Optionee has not entered into any agreement to transfer, assign or otherwise dispose of such Stock Options.

2.2           Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Optionee and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable in accordance with its terms.

2.3           No Conflicts. The execution, delivery and performance of this Agreement by the Optionee will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under, (i) any Law or Order to which the Optionee is subject, or (ii) any Contract to which the Optionee is a party.

SECTION 3   GENERAL PROVISIONS

3.1           Release. Upon the full payment of all consideration due to the Optionee pursuant to this Agreement, the Optionee, on the Optionee’s own behalf and that of the Optionee’s heirs, executors, attorneys, administrators, successors, and assigns, irrevocably, knowingly and voluntarily releases and forever discharges the Company, and its past, current and future affiliates, assigns, successors, agents, employees, directors and officers (collectively, the “Releasees”), of and from any claim, known or unknown, foreseeable or unforeseeable, the Optionee had, now has or may have as of the date of this Agreement by reason of any matter or claim under or connected with the terms of the Stock Options or this Agreement (collectively, the “Released Claims”). The Optionee covenants not to sue any of the Releasees with respect to any of the Released Claims, and in the event that the Optionee breaches the foregoing covenant not to sue, the Optionee shall indemnify and hold harmless the Releasees from and against any and all Released Claims which are asserted against any or all of the Releasees, and such indemnification shall include payment by the Optionee of the Releasees’ reasonable attorneys’ fees, costs and other charges incurred by any and all of the Releasees in connection with any and all Released Claims which are asserted.

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3.2           Governing Law. This Agreement shall be construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions of any jurisdiction.

3.3           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Optionee and the respective successors and permitted assigns of the Company and the Optionee.

3.4           Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties.

3.5           Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

3.6           Potential Termination. Certain conditions must be satisfied prior to the consummation of the Merger. If the Merger is not consummated or if the Merger Agreement is terminated prior to the consummation of the Merger, then this Agreement shall automatically terminate and be of no effect. In such case, the Stock Options will not be canceled, but will instead remain in full force and effect pursuant to their terms (including vesting requirements without any acceleration), and the Optionee’s rights in connection with the Stock Options will remain subject to all of the provisions of the 2009 Omnibus Stock Ownership and Long Term Incentive Plan and the applicable Stock Option Agreement(s) between Company and the Optionee.

[signatures on following page]

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In Witness Whereof, this Agreement has been duly executed as of the date first written above.

Optionee	CAROLINA BANK HOLDINGS, INC.

By:
	Name:	Robert T. Braswell
Name:	Title:	Chief Executive Officer and President

(Signature Page to Stock Option Cash-Out Agreement)

EXHIBIT A

Optionee	Number of Securities Underlying Unexercised Options Exercisable	Exercise Price
[______]	[_______]	$ 11.65
Total Options	[_______]

Exhibit D-1

Execution Version

CONSULTING AND NONCOMPETE AGREEMENT

THIS CONSULTING AND NONCOMPETE AGREEMENT (this “Agreement”) dated as of June 21, 2016, is made by and among First Bancorp, a North Carolina corporation (the “Company”), First Bank, a North Carolina-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “FBNC”), and Robert T. Braswell, an individual resident of North Carolina. This Agreement shall take effect on the latter of both the consummation of the Merger (the “Effective Date”) referenced below and the effectiveness of the Severance Agreement and Release of Claims attached hereto as Exhibit A. Upon their effectiveness, this Agreement and the Severance Agreement and Release of Claims shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including (i) the Employment Agreement, dated May 20, 2008, among Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, Carolina Bank, a North Carolina-chartered bank, and Mr. Braswell (the “Prior Employment Agreement”) and (ii) the Salary Continuation Agreement, dated May 20, 2008, by and between Carolina Bank and Mr. Braswell (the “SERP”).

RECITALS

WHEREAS, on June 21, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with CLBH, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Mr. Braswell presently serves as President and Chief Executive Officer of CLBH and Carolina Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Prior Employment Agreement and Article 2.4 of the SERP;

WHEREAS, pursuant to Article 7 of the Prior Employment Agreement, the noncompete restrictions on Mr. Braswell’s post-employment activities are null and void upon a change in control of CLBH and Carolina Bank;

WHEREAS, Mr. Braswell has significant and valuable institutional knowledge of CLBH and Carolina Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the Merger, and therefore upon the consummation of the Merger, FBNC desires to retain Mr. Braswell to provide consulting services to FBNC pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein;

WHEREAS, Mr. Braswell desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits under Section 3 and Section 10 of this Agreement are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

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NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Engagement; Consultant Relationship; Duties. Effective upon consummation of the Merger, FBNC hereby engages Mr. Braswell, and he hereby agrees to render, at the request of FBNC, consulting services to FBNC in connection with the business of FBNC. In his role as a consultant, Mr. Braswell shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of FBNC from time to time; provided however that, such services rendered shall not exceed, on average, forty hours per month in order to ensure compliance with Treas. Regulation §1.409A-1(h)(1)(ii). The services shall include supporting the Bank (i) by advising FBNC management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Carolina Bank’s market, Carolina Bank personnel qualifications and utilization as well as historical effectiveness of Carolina Bank product and services offerings (ii) by assisting FBNC with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from CLBH or Carolina Bank’s past operations; and (iv) providing such other consulting services as may be reasonably requested by the executive officers of FBNC from time to time.

2.          Term and Termination. The term of this Agreement (the “Term”) shall commence immediately upon the date described above and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the second anniversary of the effective date of this Agreement; (ii) Mr. Braswell’s death; (iii) upon the Disability (as defined below) of Mr. Braswell for a period of ninety (90) consecutive days; (iii) FBNC’s termination of this Agreement at any time upon Mr. Braswell’s material breach of this Agreement by failing to adequately provide the services set forth above which remains uncured by Mr. Braswell for fifteen (15) business days after FBNC provides written notice of such material breach; and (iv) Mr. Braswell’s termination of this Agreement at any time following the first anniversary of the effective date of this Agreement by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, FBNC’s obligations to make payments to Mr. Braswell hereunder shall terminate effective immediately upon Mr. Braswell’s violation of the restrictive covenants of Sections 7, 8, or 10(a)-(c) of this Agreement, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 20 hereof.

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3.          Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Braswell under this Agreement, FBNC shall pay him the sum of $4,166 per month, or a pro rata portion of such amount for any partial month. The payment under this Section 3 shall be separate and in addition to the payments described in Section 10 below. FBNC will make these payments to Mr. Braswell every two weeks in arrears at the same time as FBNC processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Braswell acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless FBNC for any liability, claim, expense, or other cost incurred by FBNC arising out of or related to his obligations pursuant to this Section. In addition, the Company and the Bank shall apportion any payments or benefits paid to Mr. Braswell pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Mr. Braswell’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

The payments and other benefits under this Section 3 are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

4.          Expenses. During the Term of this Agreement, Mr. Braswell shall be reimbursed by FBNC for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of FBNC in effect from time to time.

5.          Independent Contractor. Mr. Braswell is an independent contractor providing services to FBNC. He is not an agent of FBNC with the authority to bind FBNC. FBNC will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Braswell for independent contracting services. Mr. Braswell shall not be entitled to participate in any employee benefits plans or programs of FBNC (exclusive of his eligibility to participate in group benefit plan(s) through COBRA). FBNC shall not carry worker’s compensation insurance to cover Mr. Braswell. FBNC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.          Ownership of Work Product. FBNC shall own all Work Product arising during the period Mr. Braswell is providing services to FBNC. For purposes hereof, “Work Product” shall mean all intellectual property rights of FBNC, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to FBNC or any Affiliates (as defined below), their business or customers and that Mr. Braswell conceives, develops, or delivers to FBNC at any time during the period he is providing services to FBNC, during or outside normal working hours, in or away from the facilities of FBNC, and whether or not requested by FBNC.

7.          Protection of Trade Secrets. Mr. Braswell agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, he agrees not to use or disclose any Trade Secrets of FBNC or any Affiliates during or after the period he is providing services to FBNC. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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8.          Protection of Other Confidential Business Information. In addition, Mr. Braswell agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, not to use or disclose any Confidential Business Information of FBNC during Mr. Braswell’s engagement pursuant to this Agreement and for a period of twenty-four (24) months thereafter. “Confidential Business Information” shall mean any internal, non-public information of FBNC (other than Trade Secrets already addressed above) concerning FBNC’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists.

9.          Return of Materials. Mr. Braswell shall surrender to FBNC, promptly upon its request and in any event upon cessation of his services to FBNC, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to FBNC, its business, or customers. Upon the request of FBNC, Mr. Braswell shall certify in writing compliance with the foregoing requirement. Mr. Braswell may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.         Restrictive Covenants. In consideration of the covenants and agreements of Mr. Braswell contained in this Section 10, for a period of twenty-four (24) months from the date hereof (the “Restricted Period”), FBNC shall pay Mr. Braswell (i) the sum of $33,333.33 per month for the first twelve (12) months of the Restricted Period; and (ii) the sum of $25,000.00 per month for the last twelve (12) months of the Restricted Period, or a pro rata portion of such amounts for any partial month; provided further that FBNC’s obligations to make such payments shall terminate upon 30 days written notice of his material violation of any of the restrictive covenants of Section 10(a)-(c) of this Agreement without negating Mr. Braswell’s obligation to comply with these restrictions. Notwithstanding the foregoing, FBNC’s obligations to make such payments shall not terminate in the event that such material violation is cured by Mr. Braswell during the 30-day notice period required by this Section 10. The payment under this Section 10 shall be separate and in addition to the payments described in Section 3 above.

(a)          No Solicitation of Customers. During the Restricted Period and in the Restricted Territory (as defined below), Mr. Braswell promises and agrees that he will:

i.	not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Carolina Bank during the two years immediately preceding the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank,

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ii.	not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of CLBH, Carolina Bank, or FBNC to alter that person or entity’s business relationship with either CLBH, Carolina Bank, or FBNC in any respect, and

iii.	not accept the business of any Customer related to the Financial Products or Services or provide Financial Products or Services to any Customer on behalf of anyone other than FBNC.

(b)          No Recruitment of Personnel. During the Restricted Period, Mr. Braswell shall not solicit or attempt to solicit and will not encourage or induce in any way any employee, joint venturer or independent contractor of FBNC to terminate an employment or contractual relationship with FBNC. During the Restricted Period, Mr. Braswell agrees that he will not hire any person employed by CLBH or Carolina Bank during the two-year period prior to the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank or any person employed by FBNC.

(c)          Non-Competition Agreement. During the Restricted Period and in the Restricted Territory, Mr. Braswell shall not (without the prior written consent of FBNC) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by CLBH or Carolina Bank to Customers during the two years immediately preceding the effective date of Mr. Braswell’s separation of employment with CLBH and Carolina Bank, or (ii) as offered by FBNC to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (c), Mr. Braswell promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 5% or more of the outstanding stock of any entity providing the Financial Products or Services described in this subparagraph (c) which is located in or conducts business in the Restricted Territory.

(d)          Geographic Scope. The restrictions on competition set forth in this Section 10 shall apply to Mr. Braswell’s activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

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(e)          Enforceability of Covenants. Mr. Braswell acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Mr. Braswell agrees that his former role of President and Chief Executive Officer of CLBH and Carolina Bank involved duties and authority relating to certain aspects of the Business and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Mr. Braswell and FBNC agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement (other than FBNC’s failure to make payments to Mr. Braswell pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Mr. Braswell acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and that FBNC will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in North Carolina without the necessity of posting any bond or security (all of which are waived by Mr. Braswell), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Mr. Braswell and FBNC hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 10(a), 10(b), and 10(c) and the definition of the term “Business,” to reflect changes in FBNC’s business affairs so that the scope of the limitations placed on his activities by Section 10 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Mr. Braswell and FBNC.

(f)          Condition Precedent. The payments and other benefits under this Section 10 are specifically conditioned upon Mr. Braswell entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Braswell’s Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

(g)          Extension of Term of Restrictions. If Mr. Braswell violates any of the restrictions set forth in Section 10 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

(h)          Remedies. Mr. Braswell acknowledges and agrees that great loss and irreparable damage would be suffered by FBNC if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 10 of this Agreement. Mr. Braswell further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of FBNC and agrees that money damages for any breach of such provisions by Mr. Braswell are impossible to measure and that Mr. Braswell will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against FBNC, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FBNC of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Mr. Braswell the right to defend against this enforcement on the basis that FBNC has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

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11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to FBNC shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.         Non-Waiver. Failure of FBNC to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.         Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Mr. Braswell’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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16.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Mr. Braswell shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Braswell agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 and Section 10 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Braswell’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, FBNC does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Braswell’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, FBNC shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

18.         Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)          “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of CLBH or Carolina Bank, with, for or to whom CLBH or Carolina Bank has provided Financial Products or Services during the last two years of Mr. Braswell’s employment with CLBH and Carolina Bank; or any individual, joint venturer, entity of any sort, or business partner whom CLBH or Carolina Bank has identified as a prospective customer of Financial Products or Services within the last two years of Mr. Braswell’s employment with CLBH and Carolina Bank.

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(e)          “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)          “Restricted Territory” shall mean (i) all of Alamance, Chatham, Forsyth, Guilford, and Randolph Counties in North Carolina and any other county in which Carolina Bank had an office upon the effective date of Mr. Braswell’s separation of employment from Carolina Bank; (ii) a radius of 30 miles from the main office of Carolina Bank, or (iii) a radius of 30 miles from any branch or loan production office of Carolina Bank.

(g)          “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by CLBH, Carolina Bank, or FBNC or any affiliate on the effective date of Mr. Braswell’s separation of employment from Carolina Bank, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Mr. Braswell was involved during his employment with the CLBH and Carolina Bank.

19.         Entire Agreement. This Agreement and the Severance Agreement and Release of Claims constitute the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement and the SERP.

20.         Survival. The obligations of the parties pursuant to Sections 6 through 9 and 12, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and Mr. Braswell has signed and sealed this Agreement, effective as of the date described above.

FIRST BANCORP
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

FIRST BANK
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

/s/ Robert T. Braswell
Robert T. Braswell

[Signature Page to Consulting and Noncompete Agreement – Braswell]

EXHIBIT A

Form of Severance Agreement and Release of Claims

[See Attached]

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between Robert T. Braswell (“Employee”) and First Bancorp (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Employee was employed by CLBH and Carolina Bank, a wholly-owned subsidiary of CLBH, until _____________ __, 201__ when his employment was terminated (the “Termination Date”) pursuant to Section 3.3 of that certain Employment Agreement, dated May 20, 2008, by and between the Employee, CLBH and Carolina Bank (the “Employment Agreement”);

WHEREAS, in addition to the Employment Agreement, the Employee and Carolina Bank entered in a Salary Continuation Agreement, dated May 20, 2008 (the “SERP”);

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Employment Agreement and Article 2.4 of the SERP; and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.	Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term “Employer” includes First Bancorp, its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

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2.	Severance Pay.

a.	Severance Pay. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement and the SERP, Employer shall pay the following amounts to Employee on the [sixtieth (60th)] day following his Termination Date provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Termination Date:

i.	a lump sum cash amount of [Nine Hundred One Thousand Five Hundred Fifty-Four] and 00/100 Dollars ($[901,554]), less applicable deductions and withholdings. Employee acknowledges that this amount payable pursuant to Section 5.1(a) of the Employment Agreement has been reduced to avoid excise tax liability under Section 4999 of the Internal Revenue Code and Employee agrees to such reduction.

ii.	a lump sum cash amount of [Two Million One Hundred Twenty-One Thousand Five Hundred Thirty-Seven] and 00/100 Dollars ($[2,121,537]), less applicable deductions and withholdings, which represents the Executive Supplemental Retirement Plan payment owed to Employee under his Salary Continuation Agreement.

iii.	pursuant to Section 4.2(b) of the Employment Agreement, a lump sum cash amount of [Eleven Thousand Seven Hundred Ninety-Three] and 00/100 Dollars $[11,793], less applicable deductions and withholdings, which represents the present value of the projected cost to maintain that particular medical and dental insurance coverage had the Employee’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Employee attains age 65.

iv.	the Employer shall transfer to the Employee title to the automobile owned by Employer and utilized by Employee at the time of his termination.

v.	a lump sum cash amount of [Three Thousand One Hundred Thirty-Five] and 00/100 dollars ($[3,135]) less applicable deductions and withholdings, which represents the amount for one year of membership dues to the Employee’s country club.

b.	Effect of Severance Pay. Employee agrees that the above severance payments do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

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3.	Legal Obligations.

Employer has no prior legal obligations to make the payments described in Section 2(a)(iv-v), which are expressly conditioned upon the promises of Employee herein. Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payments to Employee pursuant to this Agreement.

4.	No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

5.	Release and Covenant Not To Sue.

In exchange for Employer’s agreement to provide the above-referenced severance payments, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of his employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

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6.	No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.	No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

8.	Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

9.	[Reserved].

10.	Property.

Employee shall immediately return all property of Employer which is in Employee’s possession. This includes, but is not limited to, any computer provided for Employee’s personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

11.	Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

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12.	Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.	Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

14.	Entire Agreement; Modification.

This Agreement and that certain Consulting and Noncompete Agreement dated June __, 2016 constitute the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

15.	Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

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16.	Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 17), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

17.	Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

First Bancorp

300 SW Broad Street

Southern Pines, NC 283871

Attn: Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 17 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

________________________
Date	Robert T. Braswell

________________________
Date	Witness Signature

For Employer:	FIRST BANCORP

________________________	By:
Date	Name: Michael G. Mayer
Title: President

[Signature Page to Severance Agreement and Release of Claims]

Exhibit D-2

Execution Version

CONSULTING AND NONCOMPETE AGREEMENT

THIS CONSULTING AND NONCOMPETE AGREEMENT (this “Agreement”) dated as of June 21, 2016, is made by and among First Bancorp, a North Carolina corporation (the “Company”), First Bank, a North Carolina-chartered bank, which is a wholly owned subsidiary of the Company (the “Bank” and collectively, with the Company, “FBNC”), and T. Allen Liles, an individual resident of North Carolina. This Agreement shall take effect on the latter of both the consummation of the Merger (the “Effective Date”) referenced below and the effectiveness of the Severance Agreement and Release of Claims attached hereto as Exhibit A. Upon their effectiveness, this Agreement and the Severance Agreement and Release of Claims shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including (i) the Employment Agreement, dated June 2, 2008, among Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, Carolina Bank, a North Carolina-chartered bank, and Mr. Liles (the “Prior Employment Agreement”) and (ii) the Salary Continuation Agreement, dated June 2, 2008, by and between Carolina Bank and Mr. Liles (the “SERP”).

RECITALS

WHEREAS, on June 21, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with CLBH, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Mr. Liles presently serves as Executive Vice President and Chief Financial Officer of CLBH and Carolina Bank and will continue to do so on behalf of both entities until the Effective Date of the Merger;

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Prior Employment Agreement and Article 2.4 of the SERP;

WHEREAS, pursuant to Article 7 of the Prior Employment Agreement, the noncompete restrictions on Mr. Liles’ post-employment activities are null and void upon a change in control of CLBH and Carolina Bank;

WHEREAS, Mr. Liles has significant and valuable institutional knowledge of CLBH and Carolina Bank’s customers and employees and his continued assistance and support will be important to the success of the surviving entity following the Merger, and therefore upon the consummation of the Merger, FBNC desires to retain Mr. Liles to provide consulting services to FBNC pursuant to the terms and conditions set forth herein and to obtain his agreement to comply with certain restrictive covenants also set forth herein;

WHEREAS, Mr. Liles desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and

WHEREAS, the payments and other benefits under Section 3 and Section 10 of this Agreement are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

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NOW THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Engagement; Consultant Relationship; Duties. Effective upon consummation of the Merger, FBNC hereby engages Mr. Liles, and he hereby agrees to render, at the request of FBNC, consulting services to FBNC in connection with the business of FBNC. In his role as a consultant, Mr. Liles shall make himself reasonably available to answer questions and provide such consulting services as may be reasonably requested by the executive officers or board of directors of FBNC from time to time; provided however that, such services rendered shall not exceed, on average, forty hours per month in order to ensure compliance with Treas. Regulation §1.409A-1(h)(1)(ii). The services shall include supporting the Bank (i) by advising FBNC management as to matters of his institutional knowledge such as prior philosophy, the competitive factors of Carolina Bank’s market, Carolina Bank personnel qualifications and utilization as well as historical effectiveness of Carolina Bank product and services offerings (ii) by assisting FBNC with identifying, evaluating and bringing in new loan and deposit business; (iii) by assisting with unresolved issues from CLBH or Carolina Bank’s past operations; and (iv) providing such other consulting services as may be reasonably requested by the executive officers of FBNC from time to time.

2.          Term and Termination. The period from the Effective Date until the first to occur of (x) the termination of this Agreement, pursuant to the terms hereof, or (y) satisfaction of the parties obligations hereunder, is hereinafter referred to as the “Term” or “the term of this Agreement” or “the term hereof.” The period of the consulting services rendered under this Agreement shall commence immediately upon the date described above and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the first anniversary of the effective date of this Agreement; (ii) Mr. Liles’ death; (iii) upon the Disability (as defined below) of Mr. Liles for a period of ninety (90) consecutive days; (iii) FBNC’s termination of this Agreement at any time upon Mr. Liles’ material breach of this Agreement by failing to adequately provide the services set forth above which remains uncured by Mr. Liles for fifteen (15) business days after FBNC provides written notice of such material breach; and (iv) Mr. Liles’ termination of this Agreement at any time following the first anniversary of the effective date of this Agreement by providing two weeks’ prior written notice. Notwithstanding anything in this Agreement to the contrary, FBNC’s obligations to make payments to Mr. Liles under Section 3 hereof shall terminate effective immediately upon Mr. Liles’ violation of the restrictive covenants of Sections 7, 8, or 10(a)-(c) of this Agreement, or his indictment for a crime involving dishonesty, moral turpitude, fraud or any felony. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 20 hereof.

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3.          Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Liles under this Agreement, FBNC shall pay him the sum of $7,500.00 per month, or a pro rata portion of such amount for any partial month. The payment under this Section 3 shall be separate and in addition to the payments described in Section 10 below. FBNC will make these payments to Mr. Liles every two weeks in arrears at the same time as FBNC processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Liles acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless FBNC for any liability, claim, expense, or other cost incurred by FBNC arising out of or related to his obligations pursuant to this Section. In addition, the Company and the Bank shall apportion any payments or benefits paid to Mr. Liles pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by him for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Mr. Liles’ receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation.

The payments and other benefits under this Section 3 are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

4.          Expenses. During the Term of this Agreement, Mr. Liles shall be reimbursed by FBNC for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of FBNC in effect from time to time.

5.          Independent Contractor. Mr. Liles is an independent contractor providing services to FBNC. He is not an agent of FBNC with the authority to bind FBNC. FBNC will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Liles for independent contracting services. Mr. Liles shall not be entitled to participate in any employee benefits plans or programs of FBNC (exclusive of his eligibility to participate in group benefit plan(s) through COBRA). FBNC shall not carry worker’s compensation insurance to cover Mr. Liles. FBNC shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.          Ownership of Work Product. FBNC shall own all Work Product arising during the period Mr. Liles is providing services to FBNC. For purposes hereof, “Work Product” shall mean all intellectual property rights of FBNC, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to FBNC or any Affiliates (as defined below), their business or customers and that Mr. Liles conceives, develops, or delivers to FBNC at any time during the period he is providing services to FBNC, during or outside normal working hours, in or away from the facilities of FBNC, and whether or not requested by FBNC.

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7.          Protection of Trade Secrets. Mr. Liles agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, he agrees not to use or disclose any Trade Secrets of FBNC or any Affiliates during or after the period he is providing services to FBNC. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8.          Protection of Other Confidential Business Information. In addition, Mr. Liles agrees to maintain in strict confidence and, except as necessary to perform his duties for FBNC, not to use or disclose any Confidential Business Information of FBNC during Mr. Liles’ engagement pursuant to this Agreement and for a period of twenty-four (24) months thereafter. “Confidential Business Information” shall mean any internal, non-public information of FBNC (other than Trade Secrets already addressed above) concerning FBNC’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists.

9.          Return of Materials. Mr. Liles shall surrender to FBNC, promptly upon its request and in any event upon cessation of his services to FBNC, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to FBNC, its business, or customers. Upon the request of FBNC, Mr. Liles shall certify in writing compliance with the foregoing requirement. Mr. Liles may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10.         Restrictive Covenants. In consideration of the covenants and agreements of Mr. Liles contained in this Section 10, for a period of twenty-four (24) months from the date hereof (the “Restricted Period”), FBNC shall pay Mr. Liles (i) the sum of $20,833.33 per month for the first twelve (12) months of the Restricted Period; and (ii) the sum of $12,500.00 per month for the last twelve (12) months of the Restricted Period, or a pro rata portion of such amounts for any partial month; provided further that FBNC’s obligations to make such payments shall terminate upon 30 days written notice of his material violation of any of the restrictive covenants of Section 10(a)-(c) of this Agreement without negating Mr. Liles’ obligation to comply with these restrictions. Notwithstanding the foregoing, FBNC’s obligations to make such payments shall not terminate in the event that such material violation is cured by Mr. Liles during the 30-day notice period required by this Section 10. The payment under this Section 10 shall be separate and in addition to the payments described in Section 3 above.

(a)          No Solicitation of Customers. During the Restricted Period and in the Restricted Territory (as defined below), Mr. Liles promises and agrees that he will:

i.	not directly or indirectly solicit, or attempt to solicit any Customer (as defined below) to accept or purchase Financial Products or Services (as defined below) of the same nature, kind or variety as provided to the Customer by Carolina Bank during the two years immediately preceding the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank,

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ii.	not directly or indirectly influence, or attempt to influence any Customer, joint venturer or other business partner of CLBH, Carolina Bank, or FBNC to alter that person or entity’s business relationship with either CLBH, Carolina Bank, or FBNC in any respect, and

iii.	not accept the business of any Customer related to the Financial Products or Services or provide Financial Products or Services to any Customer on behalf of anyone other than FBNC.

(b)          No Recruitment of Personnel. During the Restricted Period, Mr. Liles shall not solicit or attempt to solicit and will not encourage or induce in any way, any employee, joint venturer or independent contractor of FBNC to terminate an employment or contractual relationship with FBNC. During the Restricted Period, Mr. Liles agrees that he will not hire any person employed by CLBH or Carolina Bank during the two-year period prior to the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank or any person employed by FBNC.

(c)          Non-Competition Agreement. During the Restricted Period and in the Restricted Territory, Mr. Liles shall not (without the prior written consent of FBNC) engage, undertake or participate in the business of providing, selling, marketing or distributing Financial Products or Services of a similar nature, kind or variety (i) as offered by CLBH or Carolina Bank to Customers during the two years immediately preceding the effective date of Mr. Liles’ separation of employment with CLBH and Carolina Bank, or (ii) as offered by FBNC to any of its Customers during the Restricted Period. Subject to the above provisions and conditions of this subparagraph (c), Mr. Liles promises that during the Restricted Period he will not become employed by or serve as a director, partner, consultant, contractor, agent, or owner of 5% or more of the outstanding stock of any entity providing the Financial Products or Services described in this subparagraph (c) which is located in or conducts business in the Restricted Territory.

(d)          Geographic Scope. The restrictions on competition set forth in this Section 10 shall apply to Mr. Liles’ activities within the Restricted Territory. However, the restrictions are intended to apply only with respect to his personal activities within the Restricted Territory and shall not deemed to apply if he is employed by an entity that has branch offices within the Restricted Territory but he does not personally work in or have any business contacts with persons in the Restricted Territory.

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(e)          Enforceability of Covenants. Mr. Liles acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Mr. Liles agrees that his former role of Executive Vice President and Chief Financial Officer of CLBH and Carolina Bank involved duties and authority relating to certain aspects of the Business and certain areas of the Restricted Territory. He further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade, or business, or from becoming gainfully employed. Mr. Liles and FBNC agree that his obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement (other than FBNC’s failure to make payments to Mr. Liles pursuant to the terms of this Agreement) shall not constitute a defense to the enforceability of this covenant. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Mr. Liles acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and that FBNC will be entitled to exercise all rights including, without limitation, seeking to obtain one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in North Carolina without the necessity of posting any bond or security (all of which are waived by Mr. Liles), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages. Mr. Liles and FBNC hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 10(a), 10(b), and 10(c) and the definition of the term “Business,” to reflect changes in FBNC’s business affairs so that the scope of the limitations placed on his activities by Section 10 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by Mr. Liles and FBNC.

(f)          Condition Precedent. The payments and other benefits under this Section 10 are specifically conditioned upon Mr. Liles entering into the Severance Agreement and Release of Claims attached hereto as Exhibit A and shall be paid at the times described herein provided that Mr. Liles’ Severance Agreement and Release of Claims is effective at such time (signed, returned and the revocation period has expired).

(g)          Extension of Term of Restrictions. If Mr. Liles violates any of the restrictions set forth in Section 10 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which he shall have been determined to be or shall have admitted to being in violation of such restriction.

(h)          Remedies. Mr. Liles acknowledges and agrees that great loss and irreparable damage would be suffered by FBNC if he should breach or violate any of the terms or provisions of the covenants and agreements set forth in Section 10 of this Agreement. Mr. Liles further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of FBNC and agrees that money damages for any breach of such provisions by Mr. Liles are impossible to measure and that Mr. Liles will, to the extent permitted by law, waive in any proceeding initiated to enforce such sections any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action or cause of action against FBNC, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by FBNC of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny Mr. Liles the right to defend against this enforcement on the basis that FBNC has no right to its enforcement under the terms of this Agreement. The remedies of a party provided in this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled under this Agreement or applicable law, and the exercise of a remedy shall not be deemed an election excluding any other remedy (any such claim by the other party being hereby waived).

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11.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to FBNC shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

12.         Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

13.         Non-Waiver. Failure of FBNC to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

14.         Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

15.         Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company or the Bank is a party, or any assignee of all or substantially all of the Company’s or the Bank’s business and properties. Mr. Liles’ rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

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16.         Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to Mr. Liles shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or the Bank. Mr. Liles agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company or the Bank.

17.         Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 and Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 and Section 10 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Liles’ federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, FBNC does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Liles’ gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, FBNC shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

18.         Certain Definitions.

(a)          “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)          “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank or any of its Affiliates as of the date of termination.

(c)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)          “Customer” shall mean any individual, joint venturer, entity of any sort, or other business partner of CLBH or Carolina Bank, with, for or to whom CLBH or Carolina Bank has provided Financial Products or Services during the last two years of Mr. Liles’ employment with CLBH and Carolina Bank; or any individual, joint venturer, entity of any sort, or business partner whom CLBH or Carolina Bank has identified as a prospective customer of Financial Products or Services within the last two years of Mr. Liles’ employment with CLBH and Carolina Bank.

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(e)          “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

(f)          “Restricted Territory” shall mean (i) all of Alamance, Chatham, Forsyth, Guilford, and Randolph Counties in North Carolina and any other county in which Carolina Bank had an office upon the effective date of Mr. Liles’ separation of employment from Carolina Bank; (ii) a radius of 30 miles from the main office of Carolina Bank, or (iii) a radius of 30 miles from any branch or loan production office of Carolina Bank.

(g)          “Financial Products or Services” shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by CLBH, Carolina Bank, or FBNC or any affiliate on the effective date of Mr. Liles’ separation of employment from Carolina Bank, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which Mr. Liles was involved during his employment with the CLBH and Carolina Bank.

19.         Entire Agreement. This Agreement and the Severance Agreement and Release of Claims constitute the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement and the SERP.

20.         Survival. The obligations of the parties pursuant to Sections 6 through 9 and 12, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company and the Bank each have caused this Agreement to be executed and its seal to be affixed hereunto by its respective officers thereunto duly authorized and Mr. Liles has signed and sealed this Agreement, effective as of the date described above.

FIRST BANCORP
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

FIRST BANK
ATTEST:
By:	/s/ Cathy A. Dudley	By:	/s/ Michael G. Mayer
Name:	Cathy A. Dudley	Name: Michael G. Mayer
Title: President

/s/ T. Allen Liles
T. Allen Liles

[Signature Page to Consulting and Noncompete Agreement – Liles]

EXHIBIT A

Form of Severance Agreement and Release of Claims

[See Attached]

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by and between T. Allen Liles (“Employee”) and First Bancorp (the “Company”), as well as any affiliated or related entities, subsidiaries, or divisions, and the shareholders, directors, officers, employees, and agents thereof (collectively referred to as “Employer”).

THE PARTIES acknowledge the following:

WHEREAS, on June __, 2016, the Company entered into an Agreement and Plan of Merger and Reorganization with Carolina Bank Holdings, Inc. (“CLBH”), a North Carolina corporation, pursuant to which CLBH will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, Employee was employed by CLBH and Carolina Bank, a wholly-owned subsidiary of CLBH, until _____________ __, 201__ when his employment was terminated (the “Termination Date”) pursuant to Section 3.3 of that certain Employment Agreement, dated June 2, 2008, by and between the Employee, CLBH and Carolina Bank (the “Employment Agreement”);

WHEREAS, in addition to the Employment Agreement, the Employee and Carolina Bank entered in a Salary Continuation Agreement, dated June 2, 2008 (the “SERP”);

WHEREAS, the Merger constitutes a change in control for purposes of Article 5 of the Employment Agreement and Article 2.4 of the SERP; and

WHEREAS, Employee desires to receive severance pay and benefits provided pursuant to this Agreement, and Employer is willing to provide this pay and benefits to Employee on the condition that Employee enters into this Agreement.

THEREFORE, in consideration of the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.	Definitions.

Unless the context plainly requires otherwise, the term “Employee” includes the Employee executing this Agreement, as well as the Employee’s agents, attorneys, spouse, heirs, dependents, executors, administrator, guarantees, successors and assigns. The term “Employer” includes First Bancorp its managers, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, employee benefit plans, successors, assigns, affiliates, and subsidiaries, and each of their respective owners, shareholders, directors, officers, partners, agents, attorneys, parent entities, employees, successors, assigns, affiliates and subsidiaries.

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2.	Severance Pay.

a.	Severance Pay. In consideration of Employee’s agreements and promises set forth below, and in full and complete satisfaction of the Employer’s obligations under the Employment Agreement and the SERP, Employer shall pay the following amounts to Employee on the [sixtieth (60th)] day following his Termination Date provided (x) Employee has executed and not revoked this Agreement, and (y) Employee remained employed through the Termination Date:

i.	a lump sum cash amount of [Three Hundred Fifty-Nine Thousand Two Hundred Eighty-Six] 00/100 Dollars ($[359,286]), less applicable deductions and withholdings. Employee acknowledges that this amount payable pursuant to Section 5.1(a) of the Employment Agreement has been reduced to avoid excise tax liability under Section 4999 of the Internal Revenue Code and Employee agrees to such reduction.

ii.	a lump sum cash amount of [One Million Three Hundred Twenty-Five Thousand Nine Hundred Sixty-One] and 00/100 Dollars ($[1,325,961]), less applicable deductions and withholdings, which represents the Executive Supplemental Retirement Plan payment owed to Employee under his Salary Continuation Agreement.

iii.	pursuant to Section 4.2(b) of the Employment Agreement, a lump sum cash amount of [Fifteen Thousand Two Hundred Thirty-Two] and 00/100 Dollars $[15,232], less applicable deductions and withholdings, which represents the present value of the projected cost to maintain that particular medical and dental insurance coverage had the Employee’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Employee attains age 65.

b.	Effect of Severance Pay. Employee agrees that the above severance payments do not constitute compensation for purposes of calculating the amount of any benefits Employee may be entitled to under the terms of any pension or other benefit plan of Employer, or for the purpose of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any employee pension or benefit plan.

3.	Legal Obligations.

Except as otherwise provided herein, Employee shall be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the severance payments to Employee pursuant to this Agreement.

4.	No Admission of Liability.

By entering into this Agreement, Employer does not admit any wrongdoing or that it has breached any obligation with respect to Employee’s employment.

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5.	Release and Covenant Not To Sue.

In exchange for Employer’s agreement to provide the above-referenced severance payments, Employee releases and discharges Employer from any and all claims, demands, and liabilities that Employee has ever had or now may have against Employer or Employer’s officers, directors, or employees, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer or the termination of the employment relationship. Further, Employee promises not to file or consent to the filing of any lawsuit, complaint, or action against Employer, or Employer’s officers, directors, or employees arising out of or in any way related to his employment with Employer or the termination of his employment with Employer.

This release and covenant not to sue includes, but is not limited to, a release of any and all rights or claims Employee may have under any federal, state, or local laws, ordinances, or regulations including, but not limited to: any claims of age discrimination under the Age Discrimination in Employment Act of 1967; claims under Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act (ERISA); the Consolidated Budget Reconciliation Act (COBRA); the Equal Pay Act of 1963; the Pregnancy Discrimination Act; any and all state laws addressing the rights of employees and the payment of wages; and all amendments to these Acts. This release also includes a release of any claims for wrongful termination, breach of express or implied contract, intentional or negligent infliction of emotional distress, libel, slander, as well as any other claims, whether in tort, contract or equity, under state or federal statutory or common law. Employee further agrees that in the event that any person or entity should file a lawsuit, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under such claims and will exercise every good faith effort to have such claims dismissed.

By entering into this Agreement, Employee does not waive any rights or claims that might arise as a result of any conduct that occurs after the date this Agreement is signed by the parties, nor shall this Agreement be interpreted to provide that Employee has entered into any covenant or promise that would be invalid under applicable federal or state law.

6.	No Prior Assignment.

Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that Employee has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Employer.

7.	No Employment Relationship.

The relationship of employer-employee terminated effective as of the date of Employee’s Termination Date and the relationship created by this Agreement is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Agreement.

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8.	Non-disparagement.

Employee shall not (except as required by law) communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employer, including a lowered opinion of any services provided by Employer. Except as required by law, Employer shall instruct its named executive officers and board of directors not to communicate to anyone, whether verbally, in writing, or in any other manner, any statement that is intended to cause or that reasonably would be expected to cause a person to whom it is communicated to have a lowered opinion of Employee.

9.	[Reserved].

10.	Property.

Employee shall immediately return all property of Employer which is in Employee’s possession. This includes, but is not limited to, any computer provided for Employee’s personal use, all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information.

11.	Performance.

Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement shall automatically terminate and Employer shall have no further obligation to Employee.

12.	Successors and Assigns.

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

13.	Governing Law and Forum Selection.

This Agreement and all rights hereunder shall be governed by the laws of the State of North Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in North Carolina or federal court for the Eastern District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

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14.	Entire Agreement; Modification.

This Agreement and that certain Consulting and Noncompete Agreement dated June __, 2016 constitute the entire understanding of the parties, and no representation, promise, or inducement not included herein shall be binding upon the parties. Employee affirms that the only consideration for the signing of this Agreement is the terms set forth above and that no other promises or assurances of any kind have been made to Employee by Employfer or any other entity or person as an inducement for Employee to sign this Agreement. This Agreement may not be changed orally but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

15.	Validity.

The provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any section of this Agreement, or any portion or provision thereof, shall not affect the validity or enforceability of the other portions or provisions. Any such provision deemed to be unenforceable shall be stricken and the remaining provisions shall be appropriately limited and given effect to the extent they may be enforceable.

16.	Older Workers Benefit Protection Act.

Employee acknowledges that it is the mutual intent of the parties that the full release contained in this Agreement fully complies with the Older Workers Benefit Protection Act. Accordingly, this Agreement requires, and Employee acknowledges and agrees that: (a) the consideration provided to Employee under this Agreement exceeds the nature and scope of any consideration to which Employee would otherwise have been legally entitled to receive absent Employee’s execution of this Agreement; (b) execution of this Agreement and the full release herein, which specifically includes a waiver of any claims under the Age Discrimination in Employment Act of 1967, is Employee’s knowing and voluntary act; (c) Employee is hereby advised to consult with an attorney prior to executing this Agreement; (d) Employee has forty-five (45) calendar days within which to consider this Agreement and Employee’s signature on this Agreement prior to the expiration of this forty-five (45) day period (should Employee choose not to take the full period offered) constitutes an irrevocable waiver of said period or its remainder; (e) in the event Employee signs this Agreement, Employee has another seven (7) calendar days to revoke it by delivering a written notice of revocation to the individual addressee identified in the Notice provision below (Section 17), and this Agreement does not become effective until the expiration of this seven-day period; (f) Employee has read and fully understands the terms of this Agreement; and (g) nothing contained in this Agreement purports to release any of Employee’s rights or claims under the Age Discrimination in Employment Act that may arise from acts occurring after the date of the execution of this Agreement.

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17.	Notice.

All communications or notices required or permitted by this Agreement shall be made by Employee to Employer in writing and shall be delivered and addressed as follows:

First Bancorp

300 SW Broad Street

Southern Pines, NC 283871

Attn: Human Resources

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT THE EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OR SOMEONE YOU TRUST PRIOR TO SIGNING THIS AGREEMENT. YOU PROMISE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THE SAME KNOWINGLY AND VOLUNTARILY.

YOU HAVE BEEN PROVIDED AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS INCLUDING, BUT NOT LIMITED TO, THOSE ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED. ANY SUCH REVOCATION MUST BE IN WRITING AND RECEIVED BY THE EMPLOYER, IN ACCORDANCE WITH THE NOTICE PROVISIONS SET FORTH IN SECTION 17 HEREIN, PRIOR TO THE END OF THE REVOCATION PERIOD.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.

As To Employee:

________________________
Date	T. Allen Liles

________________________
Date	Witness Signature

For Employer:	FIRST BANCORP

________________________	By:
Date	Name: Michael G. Mayer
Title: President

[Signature Page to Severance and Release Agreement]

Exhibit E

FORM OF

DIRECTOR NON-COMPETE AGREEMENT

THIS DIRECTOR NON-COMPETE AGREEMENT (the “Agreement”) is entered into as of June __, 2016, between First Bancorp (“FBNC”), a corporation organized under the laws of the State of North Carolina, which is the holding company of First Bank (“First Bank”), with its principal offices at 300 SW Broad Street, Southern Pines, North Carolina 28387, and the undersigned director (“Director”) of Carolina Bank Holdings, Inc. (“Carolina Bank Holdings”), a corporation organized under the laws of the State of North Carolina and the holding company for Carolina Bank (“Carolina Bank” and, together with the Carolina Bank Holdings, “CLBH”), with its principal office at 101 North Spring Street, Greensboro, North Carolina 27401, and shall become effective on the Effective Time of the Merger provided in the Merger Agreement (as defined below), between FBNC and Carolina Bank Holdings.

WHEREAS, the Boards of Directors of FBNC and Carolina Bank Holdings have determined that the acquisition of Carolina Bank Holdings by FBNC (the “Merger”) pursuant to that Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) is in the best interests of the shareholders of FBNC and Carolina Bank Holdings and is consistent with, and in furtherance of, their respective business strategies;

WHEREAS, the parties hereto acknowledge that Director, as a director of Carolina Bank Holdings and Carolina Bank, occupies a unique position of trust and confidence with respect to CLBH and is receiving Merger Consideration pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the parties further acknowledge that, by virtue of this position, Director has acquired significant knowledge relating to the business of Carolina Bank Holdings and Carolina Bank;

WHEREAS, the Board of Directors of FBNC has determined that it is in the best interests of FBNC and its shareholders to protect the business and goodwill associated with the business of Carolina Bank Holdings and Carolina Bank by strengthening restrictions on Director’s ability to enter into certain competitive business activities following the completion of the Merger;

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Carolina Bank Holdings, as a condition and inducement to the willingness of FBNC to enter into the Merger Agreement and complete the Merger, Director will enter into and perform this Agreement; and

WHEREAS, Director has agreed to accept such limitations on his ability to compete with the FBNC or First Bank following the Merger as an inducement for FBNC to execute the Merger Agreement.

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NOW, THEREFORE, IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Certain Definitions.

(a)          “Affiliated Company” means any company or entity controlled by, controlling or under common control with FBNC or Carolina Bank Holdings, including, respectively, First Bank and Carolina Bank.

(b)          “Confidential Information” means all information regarding Carolina Bank Holdings, FBNC, and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed (whether as employees or independent contractors) by Carolina Bank Holdings, FBNC or their respective Affiliated Companies, that is not generally disclosed publicly to persons not employed by Carolina Bank Holdings, FBNC or their respective Affiliated Companies (except to their regulatory authorities and pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons), and that is the subject of reasonable efforts to keep it confidential, and/or where such information is subject to limitations on disclosure or use by applicable Laws. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Carolina Bank Holdings, FBNC or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Carolina Bank Holdings, FBNC or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any other federal, state or local law. “Confidential Information” shall not include information that (a) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Carolina Bank Holdings or FBNC or their respective Affiliated Companies or any duty owed to any of them; (b) was rightfully in the possession of a Person prior to receipt of such Confidential Information from Director; or (c) is independently developed by a person or entity without reference to or use of Confidential Information.

(c)          Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

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2.           Nondisclosure of Confidential Information.

(a)          Nondisclosure of Confidential Information. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, without the prior express written consent of FBNC’s Chief Executive Officer, which consent may be withheld in the sole reasonable discretion of FBNC’s Chief Executive Officer; provided that Director shall keep the Confidential Information of customers for an indefinite period of time. If required to disclose Confidential Information by law, Director shall use reasonable efforts to protect and preserve the confidentiality of such information consistent with his legal obligations. Director also acknowledges and agrees that trading in FBNC or Carolina Bank Holdings securities using Confidential Information or non-public information may violate federal and state securities laws and agrees to comply with such securities laws and FBNC’s policies regarding insider trading in effect from time to time.

(b)          Enforceability of Covenants. Director and FBNC agree that Director’s obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of Carolina Bank Holdings and FBNC to perform their obligations under any provision of this Agreement or other agreements with Director shall not constitute a defense to, or waiver of the enforceability of, these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to Carolina Bank Holdings, FBNC, or any Affiliated Company under federal, state or local law.

3.               Nonrecruitment and Nonsolicitation Covenants.

(a)          Nonrecruitment of Employees. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or recruit for employment or encourage to leave employment with FBNC or any of FBNC’s Affiliated Companies, any employee of FBNC or of any FBNC’s Affiliated Companies with whom Director worked during Director’s service as a director of Carolina Bank Holdings or any Carolina Bank Holdings Affiliated Company and who performed services for Carolina Bank Holdings, FBNC, or any of their Affiliated Companies’ customers and who has not thereafter ceased to be employed by Carolina Bank Holdings, FBNC or any of their Affiliated Companies for a period of not less than one year.

(b)          Nonsolicitation of Customers. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, directly or indirectly, on behalf of himself or any other Person, solicit or attempt to solicit for the purpose of providing any Business Activities (as defined in Section 3(c)) any customer of the Carolina Bank Holdings, FBNC or any of their Affiliated Companies with whom Director had material contact on behalf of Carolina Bank Holdings or Carolina Bank in the course of Director’s service as a director of Carolina Bank Holdings or Carolina Bank.

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(c)          Noncompetition. Director hereby agrees that for a period of two years following the Effective Time of the Merger, Director shall not, without the prior written consent of FBNC’s Chief Executive Officer, which consent may be withheld at the sole reasonable discretion of FBNC’s Chief Executive Officer, engage or participate in, or prepare or apply to commence, any Business Activities with, for or on behalf of any new financial institution as a director, consultant, officer, employee, agent or shareholder, or on behalf of any other Person that competes in the Restricted Area with FBNC or any Affiliated Company with respect to Business Activities. For purposes of this Section 3, “Business Activities” shall be any of the business activities conducted by FBNC, Carolina Bank Holdings or any of their Affiliated Companies as of the effective time of the Merger, which the parties agree include the offering of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, mortgage loans, and home equity lines of credit. Director agrees that the marketplace in which First Bank would conduct its Business Activities as of the effective time of the Merger includes the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County. For purposes of this Section 3(c), the “Restricted Area” shall be defined as the following North Carolina counties: Guilford County, Randolph County, Alamance County, Orange County, Lee County, Forsyth County and Chatham County. Director agrees that the Restricted Area is narrowly tailored to protect First Bank’s interest in customer relationships and goodwill, all of which are being acquired based on Director’s acknowledgement of the marketplace. Nothing in this Section 3(c) shall prohibit Director from acquiring or holding, for investment purposes only, less than 5% of the outstanding securities of any corporation which may compete directly or indirectly with Carolina Bank Holdings, FBNC or any of their Affiliated Companies or preclude Director from continuing any Business Activities conducted as of the date hereof.

(d)          Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of FBNC and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Carolina Bank Holdings and Carolina Bank that are derived from the acquisition of Carolina Bank Holdings by FBNC. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Carolina Bank Holdings and Carolina Bank involves information relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and FBNC agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of FBNC to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and FBNC agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to FBNC and its Affiliated Companies and that FBNC will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, in any federal or state court of competent jurisdiction in the State of North Carolina without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

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4.           Successors.

(a)          This Agreement is personal to Director and is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b)          This Agreement may be assigned by, and shall be binding upon and inure to the benefit of, FBNC and any of its Affiliated Companies and their successors and assigns.

5.           Miscellaneous.

(a)          Waiver. Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)          Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

(d)          Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To FBNC:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attention: Chief Executive Officer

To Director:	See signature page of this Agreement

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Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e)          Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f)          Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between FBNC and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement between the parties with respect to the subject matter hereof.

(g)          Counterparts, etc. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

E-6

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

First BanCorp

By:
Name:	Michael G. Mayer
Title:	President

DIRECTOR

Name:

Address:

[Signature Page to Director Non-Competition Agreement]

Exhibit F

CLAIMS LETTER

June __, 2016

First Bancorp

300 SW Broad Street

Southern Pines, NC 28387

RE:	Agreement and Plan of Merger between First Bancorp (“FBNC”) and Carolina Bank Holdings, Inc. (“CLBH”).

Ladies and Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Sections 7.9(i) and 8.2(e) of that certain Agreement and Plan of Merger, dated as of June __, 2016 (as the same may be amended or supplemented, the “Merger Agreement”), by and among FBNC and CLBH. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against CLBH or FBNC or any of their respective Subsidiaries or Affiliates in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of CLBH, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, including payment as a result of my ownership of CLBH Common Stock [and the sum of the amount of $[______] as full payment due under my Director Retirement Agreement], the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1.           Claims. The undersigned does not have, and is not aware of, any claims he or she might have against CLBH or FBNC or any of their respective Subsidiaries or Affiliates, except for (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to employment or other benefits that are contemplated by Section 7.9 of the Merger Agreement or which have been disclosed on the CLBH Disclosure Memorandum delivered in connection with the execution of the Merger Agreement, (ii) contract rights, under written loan commitments and agreements between the undersigned and CLBH, specifically limited to possible future advances in accordance with the terms of such commitments or agreements, (iii) certificates of deposit, and (iv) any other rights that the undersigned has or may have under the Merger Agreement.

F-1

2.           Releases. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges CLBH, FBNC and all other FBNC Entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for (i) compensation for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice or other contract rights relating to severance and employment which have been disclosed to FBNC in connection with the execution of the Merger Agreement, (ii) contract rights, underwritten loan commitments and written agreements between the undersigned and CLBH, (iii) certificates of deposit and (iv) any other rights the undersigned has or may have under the Merger Agreement (collectively, subject only to the foregoing exceptions, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to FBNC, as successor to CLBH, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or the CLBH or any CLBH Entity (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3.           Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Governmental Authority, arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.

4.           Miscellaneous.

(a)          This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of North Carolina without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b)          This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, in the Merger Agreement.

F-2

(c)          This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective successors and assigns.

(d)          In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e)          This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the FBNC, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

(f)          The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(g)          This Claims Letter is effective when signed by the undersigned and delivered to FBNC, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

F-3

Sincerely,

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of June __, 2016.

FIRST BANCORP

By:
Michael G. Mayer
President

[Signature Page to Claims Letter]

Appendix B

June 21, 2016

Board of Directors

Carolina Bank Holdings, Inc.

101 North Spring Street

Greensboro, NC 27401

Ladies and Gentlemen:

Carolina Bank Holdings, Inc. (“CLBH”) and First Bancorp (“FBNC”) are proposing to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) pursuant to which CLBH will merge with and into FBNC (the “Merger”) with FBNC surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, par value $1.00 per share, of CLBH issued and outstanding immediately prior to the Effective Time (“CLBH Common Stock”), except for certain shares of CLBH Common Stock as specified in the Agreement, shall be converted at the election of the holder thereof, in accordance with the procedures set forth in the Agreement, into the right to receive, without interest, either (i) cash in the amount of $20.00 (the “Cash Consideration”), (ii) 1.002 shares of FBNC Common Stock (the “Stock Consideration”), or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”). The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 25% of CLBH Common Stock being converted into the right to receive the Cash Consideration and 75% of CLBH Common Stock being converted into the right to receive the Stock Consideration. The Stock Consideration, Cash Consideration and Mixed Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CLBH Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 20, 2016; (ii) certain publicly available financial statements and other historical financial information of CLBH that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FBNC that we deemed relevant; (iv) internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH; (v) publicly available mean analyst earnings per share estimates for FBNC for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of FBNC and its representatives; (vi) the pro forma financial impact of the Merger on FBNC based on certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of FBNC and its representatives; (vii) the publicly reported historical price and trading activity for CLBH and FBNC common stock, including a comparison of certain stock market information for CLBH and FBNC common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for CLBH and FBNC with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CLBH the business, financial condition, results of operations and prospects of CLBH and held similar discussions with certain members of senior management of FBNC and its representatives regarding the business, financial condition, results of operations and prospects of FBNC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by CLBH or FBNC, or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of CLBH and FBNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CLBH or FBNC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of CLBH or FBNC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CLBH or FBNC, or the combined entity after the Merger and we have not reviewed any individual credit files relating to CLBH or FBNC. We have assumed, with your consent, that the respective allowances for loan losses for both CLBH and FBNC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for CLBH for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of CLBH. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for FBNC for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term earnings per share and dividend growth rate for the years thereafter, as provided by the senior management of FBNC and its representatives. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset and cost savings, as provided by the senior management of FBNC and its representatives. With respect to those projections, estimates and judgments, the respective managements of CLBH and FBNC confirmed to us that such information reflected (or, in the case of publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements of the future financial performance of CLBH and FBNC, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in CLBH’s or FBNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CLBH and FBNC will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CLBH, FBNC or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that CLBH has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of CLBH Common Stock or FBNC Common Stock at any time or what the value of FBNC Common Stock will be once it is actually received by the holders of CLBH Common Stock.

We have acted as CLBH’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. CLBH has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CLBH or FBNC and their respective affiliates. We may also actively trade the equity and debt securities of CLBH and FBNC or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of CLBH in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of CLBH as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of CLBH Common Stock and does not address the underlying business decision of CLBH to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for CLBH or the effect of any other transaction in which CLBH might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any CLBH or FBNC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of CLBH Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

First Bancorp’s articles of incorporation, as amended, provide that no director of First Bancorp shall be personally liable to First Bancorp or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the NCBCA.

First Bancorp’s bylaws require it to indemnify its directors, officers, employees, and agents against (a) reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of First Bancorp seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding.

In addition, First Bancorp’s bylaws require it to pay the expenses of any director or officer, including attorneys’ fees and expenses, incurred in defending action, suit or proceeding described above in advance of the final disposition of such action, suit or proceeding; provided that the director or officer notifies First Bancorp that he will seek indemnification hereunder as a result of such action, suit or proceeding, and provided further that such director or officer provides to First Bancorp an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by First Bancorp against such expense.

In addition to First Bancorp’s articles of incorporation and bylaws, Section 55-8-52 of the NCBCA requires that “unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” However, under Section 55-8-33, North Carolina law expressly imposes personal liability on directors who authorize the payment of distributions to shareholders (including share repurchases) in violation of the statutory standards governing distributions

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to First Bancorp’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, First Bancorp has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

First Bancorp’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger and Reorganization, dated as of June 21, 2016 by and between First Bancorp and CLBH (attached as Appendix A to the document that is a part of this Registration Statement).

5.1	Opinion and Consent of Nelson Mullins Riley & Scarborough LLP

8.1	Opinion and Consent of Nelson Mullins Riley & Scarborough LLP as to the federal income tax consequences of the merger to First Bancorp and CLBH.

23.1	Consent of Elliott Davis Decosimo, PLLC**

23.2	Consent of Elliott Davis Decosimo, PLLC**

24.1	Power of Attorney (included on the Signature Page to the Registration Statement).

99.1	Form of Proxy.*

99.2	Form of Election.*

99.3	Consent of Sandler O’Neill & Partners, L.P.**

*	To be filed by amendment.

**	Previously filed.

(b)	Financial Statement Schedules: No financial statements schedules are required to be filed as part of this Registration Statement.

(c)	Report, Opinion or Appraisal: The opinion of Sandler O’Neill & Partners, L.P. is included as Appendix B to the materials filed as a part of this Registration Statement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Bancorp has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southern Pines, State of North Carolina, on September 29, 2016.

FIRST BANCORP

By:	/s/ Richard H. Moore
Richard H. Moore Chief Executive Officer and Treasurer

POWER OF ATTORNEY AND SIGNATURES

Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard H. Moore and Michael G. Mayer, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 2016.

Executive Officers

/s/ Richard H. Moore	/s/ Eric P. Credle
Richard H. Moore	Eric P. Credle
Chief Executive Officer and Treasurer	Executive Vice President
Chief Financial Officer
(Principal Accounting Officer)

Board of Directors

*	*
Mary Clara Capel	O. Temple Sloan, III
Chairman of the Board	Director
Director

*	*
Daniel T. Blue, Jr.	Frederick L. Taylor II
Director	Director

*	*
James C. Crawford, III	Virginia C. Thomasson
Director	Director

/s/ Richard H. Moore	*
Richard H. Moore	Dennis A. Wicker
Director	Director

*
Thomas F. Phillips
Director

*By:	/s/ Richard H. Moore
Richard H. Moore
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1	Agreement and Plan of Merger and Reorganization, dated as of June 21, 2016 by and between First Bancorp and CLBH (attached as Appendix A to the document that is a part of this Registration Statement).

5.1	Opinion and Consent of Nelson Mullins Riley & Scarborough LLP

8.1	Opinion and Consent of Nelson Mullins Riley & Scarborough LLP as to the federal income tax consequences of the merger to First Bancorp and CLBH.

23.1	Consent of Elliott Davis Decosimo, PLLC**

23.2	Consent of Elliott Davis Decosimo, PLLC**

24.1	Power of Attorney (included on the Signature Page to the Registration Statement).

99.1	Form of Proxy.*

99.2	Form of Election.*

99.3	Consent of Sandler O’Neill & Partners, L.P.**

*	To be filed by amendment.

**	Previously filed.